   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1997


                                                      REGISTRATION NO. 333-35117
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         IRI INTERNATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                 3533                      75-2044681
 (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                            ------------------------

                           1000 LOUISIANA, SUITE 5900
                              HOUSTON, TEXAS 77002
                                 (713) 651-8002
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            MUNAWAR H. HIDAYATALLAH
                          EXECUTIVE VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                           1000 LOUISIANA, SUITE 5900
                              HOUSTON, TEXAS 77002
                                 (713) 651-8002
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

 WILLIAM F. HENZE II, ESQ.     JOSHUA DAVIDSON, ESQ.
JONES, DAY, REAVIS & POGUE     BAKER & BOTTS, L.L.P.
   599 LEXINGTON AVENUE            910 LOUISIANA
 NEW YORK, NEW YORK 10022       HOUSTON, TEXAS 77002
      (212) 326-3939               (713) 229-1234

                            ------------------------


                        CALCULATION OF REGISTRATION FEE



===================================================================================================
                                                           PROPOSED MAXIMUM
                   TITLE OF EACH CLASS                    AGGREGATE OFFERING        AMOUNT OF
             OF SECURITIES TO BE REGISTERED                    PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...................      $13,800,000          $4,181.82
===================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). To date, the Registrant has registered Common Stock with a proposed maximum aggregate offering price of $289,800,000 and paid a registration fee of $87,818.18. This Registration Statement is registering an additional $13,800,000 of Common Stock for a total proposed maximum offering price of $303,600,000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and the other to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical in all respects except for the front and back cover pages.

     The form of the U.S. Prospectus is included herein. The forms of the alternate pages for the International Prospectus follow the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 Subject to Completion, dated November 12, 1997

PROSPECTUS
                               12,000,000 SHARES
                         IRI INTERNATIONAL CORPORATION
                                  COMMON STOCK
                          ---------------------------
[IRI INTERNATIONAL CORPORATION LOGO]


     Of the 12,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of IRI International Corporation (the "Company") offered hereby, 9,000,000 shares are being issued and sold by the Company, and 3,000,000 shares are being offered for the account of certain stockholders of the Company (the "Selling Stockholders"). Of the shares being offered hereby, 9,600,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"), and 2,400,000 shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offering"). The initial public offering price and underwriting discounts and commissions will be identical for both offerings. See "Underwriting." The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.


     Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price for the Common Stock will be between $16.00 and $18.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved, subject to notice of issuance, for listing on the New York Stock Exchange (the "NYSE") under the symbol "IIR."
                          ---------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                          ---------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                                     UNDERWRITING                             PROCEEDS TO
                                  PRICE TO          DISCOUNTS AND         PROCEEDS TO           SELLING
                                   PUBLIC          COMMISSIONS (1)        COMPANY (2)         STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------
Per Share..................           $                   $                    $                   $
-------------------------------------------------------------------------------------------------------------
Total (3)..................           $                   $                    $                   $
=============================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company estimated at
    $          .

(3) Each of the Company and the Selling Stockholders have granted the U.S. Underwriters a 30-day option to purchase up to 720,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. Each of the Company and the Selling Stockholders have granted the International Managers a similar option to purchase up to 180,000 additional shares of Common Stock to cover over-allotments, if any. If such options (the "Underwriters' Over-Allotment Options") are exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be
    $          , $          , $          and $          , respectively. See
    "Underwriting."
                          ---------------------------

     The shares of Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York on or about                , 1997.
                          ---------------------------
LEHMAN BROTHERS
            HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                          INCORPORATED
                         PRUDENTIAL SECURITIES INCORPORATED

                                     CREDIT LYONNAIS SECURITIES (USA) INC.
               , 1997

           [PHOTOGRAPH OF COMPANY'S PRODUCT TRADENAMES\TRADEMARKS.]

 [SCHEMATIC DRAWING OF A DRILLING RIG, COMPONENTS AND FISHING TOOL PRODUCTS.]

                      [PHOTOGRAPHS OF COMPANY PRODUCTS.]



     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the "Company" refer to IRI International Corporation together with its subsidiaries and its predecessors, including its Bowen Tools Division ("Bowen"), its IRI Division ("IRI") and its wholly-owned subsidiary, Cardwell International, Ltd. ("Cardwell"). Except as otherwise specified herein, the information in this Prospectus (i) gives effect to the merger (the "Merger") of IRI International Corporation into its parent, Energy Services International Ltd., prior to the consummation of the Offering and the corresponding increase in the number of outstanding shares of common stock of the Company from 163,600 to 30,000,000 and (ii) assumes that the Underwriters' Over-Allotment Options will not be exercised. This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     The Company is one of the world's largest manufacturers of land-based drilling and well-servicing rigs and rig component parts for use in the global oil and gas industry and is principally engaged in the design, manufacture, service, sale and rental of onshore and offshore oilfield equipment for the domestic and international markets. Through its IRI and Cardwell operations, the Company designs and produces rigs to meet the special requirements of its global clientele for service in remote areas and harsh climatic conditions. Through its Bowen Tools Division, the Company is a leading manufacturer of downhole fishing and drilling tools and offers a complete line of oilfield power equipment, including top drives, power swivels, wireline pressure control equipment and coiled tubing systems, which complement the Company's drilling and well-servicing rigs. The Company also manufactures and maintains a significant inventory of replacement parts for rigs produced by the Company and by others, enabling it to meet the needs of its customers on a timely basis. As a result of its diverse product lines and the availability, on a sale or rental basis, of the products of the Bowen Tools Division, the Company is able to satisfy a wide range of its customers' special requirements. Through its Specialty Steel Division, the Company produces premium alloy steel for commercial and military use and for use in manufacturing oilfield equipment products.

     The Company markets its oilfield equipment primarily through its own sales force and through designated agents and distributors in every major oil and gas producing region in the world. The Company supplements its marketing efforts by maintaining 27 domestic sales, parts and service centers in areas of significant drilling and production operations and 7 international parts and service centers. The Company's network of service centers in the United States provides its customers with refurbishment or repair services as well as ready access to replacement parts for equipment in the field. The Company's worldwide sales and marketing activities are closely coordinated with and supported by a staff of more than 70 engineers and design technicians, resulting in a competitive advantage for the Company to provide its customers with products meeting customized design specifications for drilling and well-servicing rigs and associated equipment.


     The Company has combined the global recognition of its strong brand names, the extensive background and experience of its management team in international markets and its commitment to technological excellence and high quality products to achieve significant growth in a favorable industry climate. As of June 30, 1997, the Company's backlog was $76.7 million. See "Business -- Drilling and Well-Servicing Rigs -- Backlog." In the fiscal year ended March 31, 1996, the nine month period ended December 31, 1996 and the nine month period ended September 30, 1997, the Company's revenues were $52.5 million, $62.3 million and $112.1 million, respectively. Operating income for the same periods was $7.6 million, $9.1 million and $9.4 million, respectively. Giving pro forma effect to the Acquisitions (as defined below) as if they had been completed as of January 1, 1996, revenues for the year ended December 31, 1996 and the nine month period ended September 30, 1997 would have been $188.4 million and $134.5 million, respectively. Pro forma operating income for the same periods would have been $17.6 million and $10.4 million, respectively.


     The Company, together with its predecessors, traces its history in the oilfield equipment industry for nearly 100 years. The Company was formed in 1985 through the combination of Ingersoll-Rand Oilfield

Products Company and the Ideco Division of Dresser Industries, Inc. and was acquired by an affiliate of the Company's current stockholders in 1994. The Company acquired the business and operations of Bowen (the "Bowen Acquisition") on March 31, 1997 and Cardwell (the "Cardwell Acquisition") on April 17, 1997 (together, the "Acquisitions"). See "-- Recent Developments."

                               BUSINESS STRATEGY

     The Company's business strategy is to continue its significant expansion and growth as a leader in the design, manufacture, service, sale and rental of oilfield equipment products by:

     Leveraging Strong Brand Names and Leading Market Shares.   The Company
manufactures its drilling rigs and well-servicing rigs and component parts under internationally recognized brand names which include IDECO(R), FRANKS(R), CARDWELL(TM), and IRI(TM). The Company manufactures fishing and drilling tools, top drives, power swivels and coiled tubing systems under the BOWEN(R) brand name. The Company believes the leading share of well-servicing rigs currently operating domestically were manufactured by it, together with its predecessors. In addition, the Company estimates that rigs manufactured by it, together with its predecessors, comprise a significant portion of the worldwide fleet of well-servicing rigs manufactured in North America. BOWEN(R) fishing tools, considered the industry standard since they were first introduced by S.R. Bowen in 1930, are estimated by the Company to maintain the leading share of the worldwide market for such products. Under the BOWEN(R) brand name, the Company is among the market leaders in power swivels, drilling tools and wireline equipment. The Company believes it will benefit significantly from increased demand for oilfield equipment and products as customers seek to obtain new equipment or replace existing equipment with similarly branded products.

     Building on Manufacturing, Engineering and Design Capabilities.   The
Company manufactures a substantial portion of the equipment and components for its rigs, as contrasted with most of its competitors, which primarily assemble components manufactured by third parties. The Company's integrated design, engineering and manufacturing process is central to the production of its high quality products and enables the Company to provide its customers with products meeting customized design specifications. The Company employs more than 70 people on its engineering and design staff and maintains a research and development program to develop creative solutions for its customers. Recent innovations include light-weight mobile drilling rigs, disc brake systems for drawworks, portable top drives, coiled tubing drilling structures and the V/S 110/130 power swivel. The Company believes its manufacturing, engineering and design capabilities give it a strategic competitive advantage.

     Capitalizing on Strategic Acquisitions.   The Company expects to evaluate
and, where feasible, make strategic acquisitions that (i) strengthen the Company's market shares for existing products, (ii) diversify the Company's product lines in key business segments or (iii) increase the Company's geographic diversity. The Company believes that strategic acquisitions should also enhance profitability by leveraging the Company's existing products, engineering and design capabilities, sales force or network of parts and service centers. The Company believes the recent Bowen Acquisition and Cardwell Acquisition were consistent with these criteria, and the Company will seek to capitalize on similar opportunities when available.

     Emphasizing Recurring Revenue Businesses.   The Company intends to focus on
its recurring revenue businesses to mitigate the effects of potential fluctuations in the worldwide demand for rigs. The Company's replacement parts business takes advantage of the increased demand for parts required by the aging worldwide rig fleet, which was generally constructed prior to 1982. The Company is well positioned to provide replacement parts as a result of the large number of operating rigs manufactured under the Company's brand names and the preference of equipment owners to obtain replacement parts fabricated by the original manufacturer. The Company's rental tool business takes advantage of the increased number of customers who prefer to rent or lease equipment on a temporary basis.

     Increasing Efficiency and Cost Containment. The Company is in the process of implementing MRP II, a fully integrated business planning and control system supported by Baan and Symix software packages designed to increase productivity and enhance the Company's ability to coordinate design engineering, raw material orders and deliveries and manufacturing schedules. The Company expects the new system to increase its ability to process large orders simultaneously and reduce working capital requirements by shortening cycle times. The MRP II system should enable the Company to improve its profit margins and respond more effectively to the current strong demand for oilfield equipment products and services.

                              RECENT DEVELOPMENTS

     On March 31, 1997, the Company acquired substantially all of the assets and business of Bowen from Air Liquide America Corporation ("Air Liquide") and established its Bowen Tools Division. Management believes that the acquisition of Bowen significantly facilitates its acquisition strategy by diversifying into key product lines that are complementary to the Company's existing product lines. The Bowen Acquisition brings to the Company an additional brand name long recognized in the oilfield equipment industry as being associated with innovative products. BOWEN(R) tools have significant, and in the case of fishing tools and power-swivels, dominant, market shares. The Company's Bowen Tools Division will continue to market its products under the BOWEN(R) brand name.

     On April 17, 1997, the Company acquired all of the outstanding capital stock of Cardwell. Cardwell designs and manufactures a full line of land-based drilling and well-servicing rigs and related components. Management believes that the acquisition of Cardwell furthers its acquisition strategy by strengthening its overall market share in the land-based drilling and well-servicing rig market. Land-based well-servicing rigs manufactured under the Company's brand names together with those manufactured by Cardwell accounted for a majority of the number of 1996 sales of such products worldwide. In addition to the IDECO(R), FRANKS(R) and IRI(TM) brand names, the Company will continue to market land-based drilling and well-servicing rigs under the CARDWELL(TM) brand name.

     The Acquisitions were financed with the proceeds of a $65.0 million Term Loan (as defined below), of which $64.0 million remained outstanding as of September 30, 1997, and $31.0 million principal amount of the Company's Senior Notes (as defined below), all of which remained outstanding as of September 30, 1997. See "Use of Proceeds."

                                  THE OFFERING

Common Stock Offered by:
     The Company.............................   9,000,000 shares
     The Selling Stockholders................   3,000,000 shares
  Total Shares...............................   12,000,000 shares
Common Stock to be Outstanding after the
  Offering...................................   39,000,000 shares(1)
Use of Proceeds..............................   The net proceeds of the Offering received by
                                                the Company will be used to repay in full the
                                                indebtedness incurred in connection with the
                                                Acquisitions and for general corporate
                                                purposes. See "Use of Proceeds."
New York Stock Exchange Symbol...............   "IIR"

---------------

(1) Excludes Common Stock issuable upon exercise of options to purchase Common Stock granted under the Incentive Plan (as defined below). See
    "Management - Stock Options."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain material factors that should be considered in connection with an investment in the Common Stock offered hereby.

            SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


    The following tables set forth certain summary historical and pro forma condensed consolidated financial data of the Company. The summary historical financial data presented below for the period from April 1, 1994 through September 19, 1994, the period from September 20, 1994 through March 31, 1995, the year ended March 31, 1996 and the nine month period ended December 31, 1996 are derived from the audited financial statements of the Company included elsewhere in this Prospectus. The summary historical financial data presented below for the nine months ended December 31, 1995 are derived from unaudited financial statements of the Company. The summary historical financial data presented below for the nine month periods ended September 30, 1996 and 1997 are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial data for such periods.



    The summary unaudited pro forma consolidated statements of operations are derived from the unaudited Pro Forma Condensed Consolidated Statements of Operations included elsewhere in this Prospectus. The unaudited pro forma consolidated statements of operations give effect to (i) the Acquisitions and
(ii) the completion of this Offering and the application of the net proceeds to the Company therefrom as if these transactions occurred on January 1, 1996. The unaudited as adjusted balance sheet data give effect to the completion of this Offering and the application of the net proceeds to the Company therefrom as described under "Use of Proceeds" as if these transactions occurred on September 30, 1997. The pro forma information set forth below is not necessarily indicative of results that actually would have been achieved as of the dates and for the periods set forth below or that may be achieved in the future. The summary financial data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Selected Financial Data, the Financial Statements of the Company and related notes thereto and the unaudited Pro Forma Condensed Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.



                                                                           THE COMPANY
                                 ------------------------------------------------------------------------------------------------
                   PREDECESSOR                                                                     HISTORICAL
                  -------------                    HISTORICAL                                  ------------------
                                 ----------------------------------------------   PRO FORMA                           PRO FORMA
                   PERIOD FROM    PERIOD FROM                   NINE MONTHS      ------------     NINE MONTHS       -------------
                  APRIL 1, 1994  SEPTEMBER 20,                     ENDED             YEAR            ENDED           NINE MONTHS
                     THROUGH     1994 THROUGH   YEAR ENDED      DECEMBER 31,        ENDED        SEPTEMBER 30,          ENDED
                  SEPTEMBER 19,    MARCH 31,     MARCH 31,   ------------------  DECEMBER 31,  ------------------   SEPTEMBER 30,
                      1994           1995          1996        1995      1996        1996       1996       1997         1997
                  -------------  -------------  -----------  --------  --------  ------------  -------   --------   -------------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
 Revenues........    $16,473        $20,206       $52,506    $39,141   $62,298     $188,391    $58,217   $112,130     $ 134,540
 Cost of goods
   sold(1).......     16,216         14,058        36,877     28,815    44,968      126,500     42,397     86,816        99,937
 Administrative
   and selling
   expense.......      2,102          2,305         7,990      5,400     8,220       44,303      8,096     15,871        24,163
                     -------        -------       -------    -------   -------     --------    -------   --------      --------
 Operating income
   (loss)........     (1,845)         3,843         7,639      4,926     9,110       17,588      7,724      9,443        10,440
 Interest
   expense.......     (2,675)           (25)          (47)        --      (615)      (1,308)      (412)    (6,540)         (174)
 Other income
   (expense) -- net...        106          8          371        210       (20)         (72)       161        387           574
 Income taxes....         --           (263)           --         --       (98)      (1,896)        --       (339)       (2,803)
                     -------        -------       -------    -------   -------     --------    -------   --------      --------
 Net income
   (loss)........    $(4,414)       $ 3,563       $ 7,963    $ 5,136   $ 8,377     $ 14,312    $ 7,473   $  2,951     $   7,906
                     =======        =======       =======    =======   =======     ========    =======   ========      ========
 Common stock
outstanding(2)...     30,000         30,000        30,000     30,000    30,000       39,000     30,000     30,000        39,000
                     =======        =======       =======    =======   =======     ========    =======   ========      ========
 Income (loss)
   per common
   share(2)......    $ (0.15)       $  0.12       $  0.27    $  0.17   $  0.28     $   0.37    $  0.25   $   0.10(3)   $    0.20
                     =======        =======       =======    =======   =======     ========    =======   ========      ========


---------------

(1) Amortization of negative goodwill decreased cost of goods sold in all periods except the period from April 1, 1994 through September 19, 1994 (predecessor period). See Notes to Pro Forma Condensed Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

(2) Pursuant to the Merger, the Company increased its issued and outstanding shares of Common Stock to 30,000,000 and effected the cancellation of all issued and outstanding shares of its preferred stock (including all accrued and unpaid dividends thereon). See "Certain Relationships and Related Transactions -- Corporate Consolidation."


(3) Earnings per common share would be $0.24 for the nine months ended September 30, 1997 giving effect on a pro forma basis to the completion of the Offering and the application of the net proceeds therefrom as if these transactions occurred on January 1, 1997.



                                                                                                           SEPTEMBER 30, 1997
                                                                                                       --------------------------
                                                                                                       HISTORICAL     AS ADJUSTED
                                                                                                       ----------     -----------
                                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital...................................................................................     $ 96,477       $ 130,566
 Total assets......................................................................................      183,474         211,511
 Long-term debt and obligations under capital lease, less current installments.....................      108,035             535
 Shareholders' equity..............................................................................       27,854         165,891

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risks and investment considerations should be carefully considered before purchasing shares of Common Stock offered hereby. Each of the following factors may have a material adverse effect on the Company's operations, financial results, financial condition, liquidity, market valuation or market liquidity in future periods. In addition, this Prospectus contains forward-looking statements reflecting the Company's current views with respect to future events and financial performance. Actual results could differ materially from those expressed in such forward-looking statements due to a number of factors described in this Prospectus, including those set forth below.

DEPENDENCE ON OIL AND GAS INDUSTRY

     The Company's business is substantially dependent upon the condition of the oil and gas industry and worldwide levels of exploration, development and production activity, including the number of oil and gas wells being drilled, the depth and drilling conditions of such wells, the number of well completions and the level of workover activity. Exploration, development and production activity is largely dependent on the prevailing view of future oil and natural gas prices, which have been characterized by significant volatility over the last 20 years. Oil and natural gas prices are influenced by numerous factors affecting the supply and demand for oil and gas, including the level of drilling activity, worldwide economic activity, interest rates and the cost of capital, environmental regulation, tax policies, political requirements of national governments, coordination by the Organization of Petroleum Exporting Countries ("OPEC") and the cost of producing oil and gas. Demand for the Company's products in certain emerging market countries may depend somewhat less on the prevailing view of future oil and natural gas prices as such countries may generally place greater emphasis on their need for internal development, energy self-sufficiency or hard currency earnings. Since 1986, domestic spot oil prices (West Texas Intermediate) have ranged from a month-end low of approximately $11.63 per barrel in July 1986 to a month-end high of approximately $40 per barrel in October 1990; domestic spot gas prices (Henry Hub) have ranged from a month-end low of approximately $1.19 per Mcf of gas in July 1991 to a month-end high of approximately $4.41 per Mcf in February 1996. These price changes have caused numerous shifts in the strategies of oil and gas companies and drilling contractors and their expenditure levels and patterns, particularly with respect to decisions to purchase major capital equipment of the type manufactured by the Company. Any significant reduction in oil and natural gas prices would likely cause a reduction in exploration, development and production activity which, in turn, would likely result in a drop in demand for products manufactured and sold by the Company. No assurance can be given as to the future price levels of oil and gas or the volatility thereof or that the future price of oil and gas will be sufficient to support the level of exploration and production-related activities necessary for the Company to grow or maintain its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

COMPETITION

     The Company's revenues and earnings are affected by a competitive oilfield equipment industry, the introduction of new or improved products by competitors, increases in the supply of, or improvements in the deliverability of, competing products and significant price competition. The Company competes with a number of entities, some of which may possess greater financial and other resources than the Company. See "Business."

INTEGRATION OF RECENT ACQUISITIONS

     The Company recently consummated the Bowen Acquisition and the Cardwell Acquisition and expects to evaluate and, where feasible, make additional strategic acquisitions in the future. The Company expects to successfully integrate the operations and assets of Bowen and Cardwell with those of IRI; however, there is no guarantee that the Company will not encounter integration difficulties or that it will extract expected cost savings and margin enhancements.

RISKS OF INTERNATIONAL SALES

     For the twelve months ended December 31, 1996, 68% of the Company's combined historical total revenues (including Bowen and Cardwell revenues for the periods prior to the Acquisitions) were earned from international sales of its products, and as of June 30, 1997, approximately 74% of the Company's backlog consisted of orders from customers outside of North America. International sales may be subject to risks of instability of certain foreign economies, currency fluctuations, risks of expropriation and changes in law affecting international trade and investment. In sales to international markets, the Company attempts to mitigate certain financial risks by requiring, where commercially feasible, cash advances, irrevocable letters of credit or similar credit support arrangements. See "Business -- Drilling and Well-Servicing
Rigs -- Backlog."

SIGNIFICANT CONTRACTS

     A significant portion of the Company's revenues has historically been derived from a limited number of rig manufacturing contracts. For the twelve month period ended December 31, 1996, 37% of the Company's combined historical total revenues (including Bowen and Cardwell revenues for the periods prior to the Acquisitions) were derived from five contracts with five customers. The cancellation of any significant rig manufacturing contract or failure to replace such contracts as they are completed could adversely affect future revenues. In addition, the existence of a limited number of large contracts increases the effect associated with potential cost overruns.

POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS

     Certain products of the Company are used in potentially hazardous drilling, completion and production applications that can cause personal injury or loss of life, damage to property, equipment or the environment and suspension of operations. In addition, claims for loss of oil and gas production and damages to formations can occur in the workover business. The Company maintains insurance coverage against such risks in such amounts as it believes to be in accordance with normal industry practice. See "Business -- Risks and Insurance." Such insurance does not, however, provide coverage for all liabilities (including liabilities for certain events involving pollution), and there can be no assurance that such insurance will be adequate to cover all losses or liabilities that may be incurred by the Company in its operations. Moreover, no assurance can be given that in the future the Company will be able to maintain insurance at levels it deems adequate and at rates it considers reasonable or that any particular types of coverage will be available. Litigation arising from a major accident or occurrence at a location where the Company's equipment is used may, in the future, result in the Company's being named as a defendant in product liability or other lawsuits asserting potentially large claims. The Company is a party to various legal and administrative proceedings which have arisen for ongoing and discontinued operations. See "Business -- Legal Proceedings." No assurance can be given with respect to the outcome of these or any other pending legal and administrative proceedings or the effect such outcomes may have on the Company.

IMPACT OF GOVERNMENTAL REGULATIONS

     Many aspects of the Company's operations are affected by political developments and are subject to both domestic and foreign governmental regulation, including regulations relating to oilfield operations, worker safety and the protection of the environment. The technical requirements of these laws and regulations, particularly those related to the environment, are becoming increasingly expensive, complex and stringent. In addition, the Company depends on the demand for its services from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally, such as those curtailing exploration for or production of oil and gas for economic or other policy reasons. The Company cannot determine the extent to which its future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations. See "Business -- Environmental Matters."

RELIANCE ON MANAGEMENT

     The Company is dependent on the services of several key management personnel. The loss of the services of certain of these individuals could have a material adverse effect on the Company. Except as described under "Management -- Employment Agreements, Severance Agreements and Change-in-Control Agreements," the Company has not entered into employment agreements with any of its key executives. The Company does not maintain key-man life insurance on any member of management. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDER

     Following the Offering, Hushang Ansary, the Chairman of the Board and the Chief Executive Officer of the Company, will directly own or have direct voting control of approximately 47.9% of the outstanding shares of Common Stock (excluding approximately 7.6% of the outstanding shares of Common Stock owned by each of his two children and assuming exercise of all vested options held by Directors, officers and certain employees of the Company). See "Security Ownership of Certain Beneficial Owners and Management." As a result of such ownership, Mr. Ansary may be able to control the vote on matters submitted to stockholders, including the election of members of the Company's Board of Directors. The interests of Mr. Ansary may not always reflect the interests of other stockholders.

NO ANTICIPATED DIVIDENDS

     The Company does not anticipate paying any dividends on the Common Stock in the foreseeable future following the consummation of the Offering, and in addition, the payment of dividends is limited by the terms of the Senior Facility (as defined below). The Company intends to retain earnings to provide funds for the continued growth and development of the Company's business. See "Dividend Policy."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. The Common Stock has been approved, subject to notice of issuance, for listing on the NYSE. However, there can be no assurance that an active public market for the Common Stock will develop upon completion of the Offering or, if developed, that such market will be sustained. The initial public offering price of the Common Stock will be determined through negotiations among the Company, the Selling Stockholders and the Underwriters and may bear no relationship to the market prices of the Common Stock after the Offering. For information relating to the factors to be considered in determining the initial public offering price, see "Underwriting." Prices for the Common Stock after the Offering may be influenced by a number of factors, including the liquidity of the market for the Common Stock, the Company's results of operations, actual or anticipated announcements of technical innovations or new products and services by the Company or its competitors, general conditions in the oilfield services industry and the oil and gas industry and general economic and other conditions. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, following the Offering could adversely affect the prevailing market price of the Common Stock. Subject to Rule 144 restrictions, 27,000,000 shares of Common Stock will be eligible to be sold in the public market within 180 days after the Offering. See "Shares Eligible for Future Sale." Additionally, the Company has granted to its Directors, officers and certain of its employees options to purchase 1,955,000 shares of Common Stock, of which options to purchase 628,333 vest on the effective date of the Offering. See "Management -- Stock Options."

DILUTION


     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. At an assumed initial public offering price of $17.00 per share (the mid-point of the filing range), the dilution to new investors would be $12.61 per share. See "Dilution."

                                  THE COMPANY

     The Company is one of the world's largest manufacturers of land-based drilling and well-servicing rigs and rig component parts for use in the global oil and gas industry and is principally engaged in the design, manufacture, service, sale and rental of onshore and offshore oilfield equipment for the domestic and international markets. Through its IRI and Cardwell operations, the Company designs and produces rigs to meet the special requirements of its global clientele for service in remote areas and harsh climatic conditions. Through its Bowen Tools Division, the Company is a leading manufacturer of downhole fishing and drilling tools and offers a complete line of oilfield power equipment, including top drives, power swivels, wireline pressure control equipment and coiled tubing systems, which complement the Company's drilling and well-servicing rigs. The Company also manufactures and maintains a significant inventory of replacement parts for rigs produced by the Company and by others, enabling it to meet the needs of its customers on a timely basis. As a result of its diverse product lines and the availability, on a sale or rental basis, of the products of the Bowen Tools Division, the Company is able to satisfy a wide range of its customers' special requirements. Through its Specialty Steel Division, the Company produces premium alloy steel for commercial and military use and for use in manufacturing oilfield equipment products.

     The Company markets its oilfield equipment primarily through its own sales force and through designated agents and distributors in every major oil and gas producing region in the world. The Company supplements its marketing efforts by maintaining 27 domestic sales, parts and service centers in areas of significant drilling and production operations and 7 international parts and service centers. The Company's network of service centers in the United States provides its customers with refurbishment or repair services as well as ready access to replacement parts for equipment in the field. The Company's worldwide sales and marketing activities are closely coordinated with and supported by a staff of more than 70 engineers and design technicians, resulting in a competitive advantage for the Company to provide its customers with products meeting customized design specifications for drilling and well-servicing rigs and associated equipment.


     The Company has combined the global recognition of its strong brand names, the extensive background and experience of its management team in international markets and its commitment to technological excellence and high quality products to achieve significant growth in a favorable industry climate. As of June 30, 1997, the Company's backlog was $76.7 million. See "Business -- Drilling and Well-Servicing Rigs -- Backlog." In the fiscal year ended March 31, 1996, the nine month period ended December 31, 1996 and the nine month period ended September 30, 1997, the Company's revenues were $52.5 million, $62.3 million and $112.1 million, respectively. Operating income for the same periods was $7.6 million, $9.1 million and $9.4 million, respectively. Giving pro forma effect to the Acquisitions as if they had been completed as of January 1, 1996, revenues for the year ended December 31, 1996 and the nine month period ended September 30, 1997 would have been $188.4 million and $134.5 million, respectively. Pro forma operating income for the same periods would have been $17.6 million and $10.4 million, respectively.


     The Company's executive offices are located at 1000 Louisiana, Suite 5900, Houston, Texas 77002, and its telephone number at that address is (713) 651-8002.

                                USE OF PROCEEDS


     Net proceeds to the Company from the Offering, calculated at an assumed initial public offering price of $17.00 per share, are expected to be approximately $141.6 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company will use a portion of the net proceeds of the Offering to repay indebtedness outstanding under the Company's credit facilities, which consist of the Senior Notes, the Term Loan and the Revolving Credit Facility (each as defined below and collectively, the "Credit Facilities") as follows:



      (i) $31.0 million to redeem the Senior Notes in full;


      (ii) $64.0 million to repay in full the principal amount outstanding under the Term Loan; and

     (iii) $15.0 million to repay all amounts anticipated to be outstanding under the Revolving Credit Facility.


     The remaining proceeds to the Company of approximately $31.0 million will be used for general corporate purposes, which may include, under certain circumstances, the making of strategic acquisitions. See "Business -- Business Strategy." Pending the application of the net proceeds of the Offering, such net proceeds will be invested in short-term, investment grade, interest bearing instruments. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders offered hereby.


     The Credit Facilities consist of (i) a senior secured credit facility (the "Senior Facility") and (ii) the Company's outstanding $31.0 million aggregate principal amount Senior Subordinated Increasing Rate Notes (the "Senior Notes"). In March 1997, pursuant to the Senior Facility, certain financial institutions, as lenders, Credit Lyonnais New York Branch, as a lender and as administrative agent, and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., as a lender and as advisor, arranger and syndication agent (collectively, the "Lenders"), provided to the Company a $65.0 million five-year term loan (the "Term Loan") and a $25.0 million three-year revolving credit facility with a $20.0 million sublimit for the issuance of letters of credit (the "Revolving Credit Facility"). As of September 30, 1997, the outstanding indebtedness under the Term Loan and the Revolving Credit Facility was $64.0 million and $15.0 million, respectively. Absent a default or an event of default (as defined in the Senior Facility), outstanding borrowings under the Term Loan accrue interest at a rate per annum equal to one, two, three or six month LIBOR plus 3 1/4% and outstanding borrowings under the Revolving Credit Facility accrue interest at a rate per annum equal to one, two, three or six month LIBOR plus 2 3/4%. As of September 30, 1997, the interest rate applicable to outstanding borrowings under the Term Loan was 8.94% and the weighted average interest rate applicable to outstanding borrowings under the Revolving Credit Facility was 8.68%. For a description of the Senior Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In March 1997, the Company issued the Senior Notes pursuant to a Senior Subordinated Increasing Rate Note Purchase Agreement (the "Senior Notes Agreement") to certain investors, as interim lenders, including Strategic Resource Partners, an affiliate of Lehman Brothers Inc. As of September 30, 1997, the principal amount of the outstanding Senior Notes was $31.0 million. As of September 30, 1997, the interest rate applicable to the outstanding principal amounts of the Senior Notes was 12.28%.

                                DIVIDEND POLICY

     The Company does not anticipate paying any dividends on the Common Stock for the foreseeable future following the consummation of the Offering. The Company intends to retain earnings to provide funds for the continued growth and development of the Company's business. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors. In addition, the payment of dividends is limited by the terms of the Revolving Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth (i) the historical capitalization of the Company at September 30, 1997 and (ii) the adjusted capitalization of the Company at September 30, 1997 after giving effect to the Offering, certain changes in its capital structure effected by the Company in contemplation of the Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The net proceeds to the Company from the Offering (after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company) are estimated to be approximately $141.6 million, assuming an initial public offering price of $17.00 per share. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial information and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                          SEPTEMBER 30, 1997
                                                                      --------------------------
                                                                      HISTORICAL     AS ADJUSTED
                                                                      ----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
Short-term debt:
  Current installments of long-term debt and current obligations
     under capital lease...........................................   $    2,695      $     195
                                                                       ---------      ---------
Long-term debt and obligations under capital lease (less current installments):
  Obligations under capital lease..................................          500            500
  Term Loan........................................................       61,500             --
  Revolving Credit Facility........................................       15,000             --
  Senior Notes.....................................................       31,000             --
  Other............................................................           35             35
                                                                       ---------      ---------
  Total long-term debt.............................................      108,035            535
                                                                       ---------      ---------
Shareholders' equity:
  Preferred Stock, $1.00 par value, 8,000,000 shares authorized, 0
     issued and outstanding (historical and as adjusted)(1)........           --             --
  Common Stock, $.01 par value, 100,000,000 shares authorized,
     30,000,000 issued and outstanding (historical); 100,000,000 shares authorized, 39,000,000 shares issued and outstanding
     (as adjusted)(1)..............................................          300            390
Additional paid-in capital.........................................        4,700        145,283
Retained earnings(2)...............................................       22,854         20,218
                                                                       ---------      ---------
     Total shareholders' equity....................................       27,854        165,891
                                                                       ---------      ---------
          Total capitalization.....................................   $  138,584      $ 166,621
                                                                       =========      =========


---------------

(1) Pursuant to the Merger, the Company increased its issued and outstanding shares of Common Stock to 30,000,000, effected the cancellation of all issued and outstanding shares of its preferred stock (including all accrued and unpaid dividends thereon) and of its treasury stock. See "Certain Relationships and Related Transactions -- Corporate Consolidation."


(2) As adjusted reflects a charge of $2.6 million for write-off of deferred debt issuance costs associated with the Credit Facilities to be repaid with the net proceeds of the Offering.

                                    DILUTION


     "Dilution" means the difference between the initial public offering price per share of Common Stock and the pro forma tangible book value per share of Common Stock after giving effect to the Offering. Pro forma net tangible book value per share represents the amount of tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. The pro forma net tangible book value of the Company prior to the Offering at September 30, 1997 was $29.5 million, or $0.98 per share of Common Stock. Without taking into account any other changes in pro forma net tangible book value after September 30, 1997, other than to give effect to the sale of 9,000,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $17.00 per share (after deduction of the underwriting discounts and commissions and other estimated offering expenses and the application of the estimated net proceeds therefrom as specified in "Use of Proceeds"), the pro forma net tangible book value of the Company at September 30, 1997 would have been $171.1 million, or $4.39 per share. This represents an immediate increase in pro forma net tangible book value of $3.41 per share of Common Stock to existing stockholders and an immediate dilution of approximately $12.61 per share to new investors purchasing shares in the Offering. The following table illustrates the per share dilution to new investors:



    Assumed initial public offering price per share.....................            $17.00
    Pro forma net tangible book value per share as of September 30,
      1997..............................................................   0.98
    Increase per share attributable to new investors....................   3.41
                                                                           ----
                                                                              -
    Pro forma net tangible book value per share after the Offering......              4.39
                                                                                     -----
    Dilution per share to new investors.................................            $12.61
                                                                                     =====



     The following table sets forth on a pro forma basis at September 30, 1997 the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders (including the Selling Stockholders) and new investors purchasing shares of Common Stock in the Offering, assuming an initial public offering price of $17.00 per share.


                                    SHARES PURCHASED(1)          TOTAL CONSIDERATION
                                  ------------------------     -----------------------     AVERAGE PRICE
                                    NUMBER      PERCENT(2)        AMOUNT       PERCENT       PER SHARE
                                  ----------    ----------     ------------    -------     -------------
Existing stockholders..........   30,000,000         77%       $  5,000,000        3%         $  0.17
New investors..................    9,000,000         23%        153,000,000       97%         $ 17.00
                                  ----------        ---        ------------    -------
       Total...................   39,000,000        100%       $158,000,000      100%
                                   =========    =========       ===========    ======

---------------

(1) Does not include 1,955,000 shares of Common Stock issuable pursuant to options granted to Directors, officers and certain employees of the Company. See "Management -- Stock Options" and "Management -- Compensation Plans and Arrangements."

(2) Sales by the Selling Stockholders in the Offering will reduce the number of shares of Common Stock held by existing stockholders to 27,000,000 or 69% of the shares of Common Stock outstanding after the Offering. New investors will hold 31% of the shares of Common Stock outstanding after the Offering.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following tables set forth (i) the unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 after giving effect to the Offering, as if it had occurred on September 30, 1997, and (ii) the unaudited pro forma condensed consolidated statements of income for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997 after giving effect to the Bowen Acquisition, the Cardwell Acquisition and the Offering, as if these transactions had occurred on January 1, 1996. The unaudited pro forma condensed consolidated balance sheet is based on the unaudited balance sheet of the Company as of September 30, 1997, included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated statements of income are based on the historical Statements of Income of the Company and unaudited financial information related to the Acquisitions.


     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions occurred on the dates set forth above. In addition, the pro forma financial statements are not necessarily indicative of the results of future operations of the Company and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                             (DOLLARS IN THOUSANDS)


                                                          IRI            PRO FORMA
                                                       HISTORICAL       ADJUSTMENTS         PRO FORMA
                                                      CONSOLIDATED    FOR THE OFFERING     CONSOLIDATED
                                                      ------------    ----------------     ------------
ASSETS:
Current assets:
  Cash and cash equivalents..........................   $  5,584         $  141,589(a)       $ 37,173
                                                                           (110,000)(b)
  Accounts receivable................................     21,866                 --            21,866
  Inventories........................................     96,307                 --            96,307
  Other current assets...............................      8,455                 --             8,455
                                                      ------------    ----------------     ------------
          Total current assets.......................    132,212             31,589           163,801
Property, plant and equipment, net...................     41,949                 --            41,949
Excess of cost over fair value of net tangible assets
  of businesses acquired, net........................      5,545                 --             5,545
Other assets.........................................      3,768             (2,636)(b)           216
                                                                               (916)(a)
                                                      ------------    ----------------     ------------
          Total assets...............................   $183,474         $   28,037          $211,511
                                                      ==========       ============        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued liabilities...........   $ 22,812         $       --          $ 22,812
  Customer advances and security deposits............      8,364                 --             8,364
  Other liabilities..................................      1,864                 --             1,864
  Current installment of long-term debt and capital
     lease...........................................      2,695             (2,500)(b)           195
                                                      ------------    ----------------     ------------
          Total current liabilities..................     35,735             (2,500)           33,235
Negative goodwill, net...............................     10,734                 --            10,734
Long-term debt and capital lease, less current
  installments.......................................    108,035           (107,500)(b)           535
Accrued postretirement benefits......................      1,116                 --             1,116
                                                      ------------    ----------------     ------------
          Total liabilities..........................    155,620           (110,000)           45,620
                                                      ------------    ----------------     ------------
Shareholders' equity:
  Preferred stock....................................         --                 --                --
  Common stock.......................................        300                 90(a)            390
  Additional paid-in capital.........................      4,700            140,583(a)        145,283
  Retained earnings..................................     22,854             (2,636)(b)        20,218
                                                      ------------    ----------------     ------------
          Total shareholders' equity.................     27,854            138,037           165,891
                                                      ------------    ----------------     ------------
          Total liabilities and shareholders'
            equity...................................   $183,474         $   28,037          $211,511
                                                      ==========       ============        ==========

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     PRO FORMA FOR
                                                                   THE ACQUISITIONS                     PRO FORMA
                             IRI        CARDWELL      BOWEN      ---------------------                   FOR THE      PRO FORMA
                          HISTORICAL   HISTORICAL   HISTORICAL   CARDWELL       BOWEN       SUBTOTAL    OFFERING     CONSOLIDATED
                          ----------   ----------   ----------   --------      -------      --------    ---------    ------------
Revenues................   $ 75,663     $ 45,871     $ 66,857    $    --       $    --      $188,391     $    --       $188,391
Cost of goods sold(1)...     53,030       35,885       36,636       (498) (c)      228(d)    126,500          --        126,500
                                                                   1,219 (d)
                          ----------   ----------   ----------   --------      -------      --------    ---------    ------------
    Gross profit........     22,633        9,986       30,221       (721)         (228)       61,891                     61,891
Administrative and
  selling expense.......     10,810        8,026       25,362         48 (d)        57(d)     44,303          --         44,303
                          ----------   ----------   ----------   --------      -------      --------    ---------    ------------
  Operating income......     11,823        1,960        4,859       (769)         (285)       17,588          --         17,588
                          ----------   ----------   ----------   --------      -------      --------    ---------    ------------
Other income (expense):
  Interest expense......       (662)        (646)          --     (1,302) (e)   (8,823)(e)   (11,433)     10,125(f)      (1,308)
  Interest income.......        251          116           --         --            --           367          --            367
  Other, net............       (110)         123         (452)        --            --          (439)         --           (439)
                          ----------   ----------   ----------   --------      -------      --------    ---------    ------------
                               (521)        (407)        (452)    (1,302)       (8,823)      (11,505)     10,125         (1,380)
                          ----------   ----------   ----------   --------      -------      --------    ---------    ------------
Income before taxes.....     11,302        1,553        4,407     (2,071)       (9,108)        6,083      10,125         16,208
Income taxes............        (98)        (407)      (1,603)       301 (g)     1,462(g)       (345)     (1,551)(g)     (1,896)
                          ----------   ----------   ----------   --------      -------      --------    ---------    ------------
    Net income..........   $ 11,204     $  1,146     $  2,804    $(1,770)      $(7,646)     $  5,738     $ 8,574       $ 14,312
                          =========    =========    =========    ========      =======      ========    ==========   ===========
Net income per common
  share.................   $   0.37                                                         $   0.19                   $   0.37
                          =========                                                         ========                 ===========
Weighted average shares
  outstanding...........     30,000                                                           30,000       9,000(h)      39,000
                          =========                                                         ========    ==========   ===========


---------------

(1) Amortization of negative goodwill decreased cost of goods sold. See Notes to Pro Forma Condensed Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- General."

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                       PRO FORMA FOR
                                                                     THE ACQUISITIONS                  PRO FORMA
                         IRI          CARDWELL          BOWEN       -------------------                 FOR THE      PRO FORMA
                    HISTORICAL(2)   HISTORICAL(3)   HISTORICAL(3)   CARDWELL     BOWEN      SUBTOTAL   OFFERING     CONSOLIDATED
                    -------------   -------------   -------------   --------    -------     --------   ---------    ------------
Revenues............   $ 112,130       $ 5,818         $16,592       $   --     $    --     $134,540    $    --       $134,540
Cost of goods
  sold(1)...........      86,816         4,736           8,141         (125)(c)      64(d)    99,937         --         99,937
                                                                        305(d)
                       --------         ------         -------        -----     -------     --------    -------        -------
  Gross profit......      25,314         1,082           8,451         (180)        (64)      34,603         --         34,603
Administrative and
  selling expense...      15,871         1,016           7,257           12(d)        7(d)    24,163         --         24,163
                       --------         ------         -------        -----     -------     --------    -------        -------
  Operating income
    (loss)..........       9,443            66           1,194         (365)        (71)      10,440         --         10,440
                       --------         ------         -------        -----     -------     --------    -------        -------
Other income
  (expense):
  Interest
    expense.........      (6,540)         (132)             --         (365)(e)  (2,240)(e)   (9,277)     9,103(f)        (174)
  Interest income...         128            41              --           --          --          169         --            169
  Other, net........         259            22             124           --          --          405         --            405
                       --------         ------         -------        -----     -------     --------    -------        -------
                         (6,153)           (69)           (124)        (365)     (2,240)      (8,703)     9,103            400
Income (loss) before
  taxes.............       3,290            (3)          1,318         (557)     (2,311)       1,731      9,103         10,840
Income taxes........        (339)           --            (493)          --         323(g)      (509)    (2,294)(g)     (2,803)
                       --------         ------         -------        -----     -------     --------    -------        -------
  Net income
    (loss)..........   $   2,951       $    (3)        $   825       $ (557)    $(1,988)    $  1,228    $ 6,809       $  7,906
                       ========         ======         =======        =====     =======     ========    =======        =======
Net income (loss)
  per common
  share.............   $    0.10                                                            $   0.04                  $   0.20
                       ========                                                             ========                   =======
Weighted average
  shares
  outstanding.......      30,000                                                              30,000      9,000(h)      39,000
                       ========                                                             ========    =======        =======


--------------------------------------------------------------------------------

(1) Amortization of negative goodwill decreased cost of goods sold. See Notes to Pro Forma Condensed Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- General."

(2) Includes Cardwell and Bowen operations from their acquisition dates of April 17, 1997 and March 31, 1997, respectively.

(3) Represents Cardwell and Bowen pre-acquisition operations from January 1, 1997 to their respective acquisition dates discussed in Note (2) above.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
GENERAL

     The following sets forth the assumptions used in preparing the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based on estimates made by the Company's management using information currently available. For purposes of preparing these unaudited pro forma condensed consolidated financial statements, the allocations of the purchase prices of the Cardwell Acquisition and the Bowen Acquisition were based on preliminary purchase price allocations and are subject to change pending the completion of detailed evaluation and appraisal of the assets acquired and liabilities assumed.

     The pro forma condensed statement of income for the year ended December 31, 1996 does not include $1.6 million of additional cost of sales related to the purchase price allocation to inventory which is expected to be sold in the year following the Bowen Acquisition. The pro forma condensed consolidated statement of operations for the year ended December 31, 1996 does not reflect amortization of debt acquisition costs ($3.2 million) associated with the Company's indebtedness assumed to be retired with net Offering proceeds as described in
(b). The $1.6 million non-recurring item will be charged to cost of sales as the inventory is sold during the year following the Bowen Acquisition. The non-recurring $3.2 million charge will be recorded as an extraordinary item -- debt restructuring charge after retirement of the debt upon consummation of the Offering.

PRO FORMA ADJUSTMENTS
                                 BALANCE SHEET


     (a) To record the sale by the Company of 9,000,000 shares of Common Stock at an assumed initial public offering price of $17.00 per share in this Offering after deducting estimated underwriting discounts and commissions of $10,327,500 and offering expenses of $2,000,000, including $916,000 incurred as of September 30, 1997.


     (b) To record the reduction of indebtedness and write-off of related deferred debt issuance costs of the Company through the application of a portion of the net proceeds to the Company from the Offering.

                            STATEMENTS OF OPERATIONS

     (c) To reverse payments under license agreements for the use of trademark, patterns and prints purchased by the Company as part of the Cardwell Acquisition.

     (d) To record additional depreciation and amortization expense as a result of the purchase price allocations of the net assets acquired in the Acquisitions as follows:


                                                                                     YEAR          NINE MONTHS
                                                                                    ENDED             ENDED
                                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                              ESTIMATED LIFE         1996             1997
                                                              --------------     ------------     -------------
        Additional depreciation of Bowen Acquisition
          property, plant, and equipment....................  10 years            $  285,000        $  71,000
        Additional depreciation of Cardwell Acquisition
          property, plant and equipment.....................  7 to 30 years           48,000           12,000
        Amortization of excess of cost over fair value of
          Cardwell net tangible assets acquired.............  5 years                403,000          101,000
        Amortization of excess of cost over fair value of
          Cardwell affiliate tangible assets acquired.......  5 years                816,000          204,000
                                                                                 ------------     -------------
                                                                                  $1,552,000        $ 388,000
                                                                                 ============     ============



     (e) To record additional interest expense and related amortization of debt issuance costs associated with Company indebtedness incurred related to the Acquisitions. Amortization of debt issuance costs is based on the interest method. Interest expense was estimated based on the average 90-Day LIBOR as of September 30, 1997 plus the applicable percentage as specified in the debt agreements.


     (f) To record reduction in interest expense and amortization of debt issuance costs for repayment of Company indebtedness related to the Acquisitions.

     (g) To record the income tax related to the effects of the pro forma adjustments.

     (h) To adjust weighted average shares outstanding to reflect issuance of 9,000,000 shares of Common Stock in conjunction with the Offering.

                            SELECTED FINANCIAL DATA


     The following table sets forth selected historical financial information for the Company. The information presented for the period from September 20, 1994 through March 31, 1995, for the year ended March 31, 1996 and the nine month period ended December 31, 1996 is derived from the audited financial statements of the Company. The information presented for the period from April 1, 1994 through September 19, 1994 is derived from the audited financial statements of the Company while owned by Dresser Industries, Inc. and Ingersoll-Rand Corporation (the "Predecessor"). The information presented as of and for the years ended March 31, 1993 and 1994 is derived from the unaudited financial statements of the Company while owned by the Predecessor. The information for the nine month period ended December 31, 1995 is derived from the unaudited financial statements of the Company. The information presented as of September 30, 1997 and for the nine month periods ended September 30, 1996 and 1997 is derived from the unaudited financial statements of the Company, which include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.



                                    PREDECESSOR                                           THE COMPANY
                         ----------------------------------   -------------------------------------------------------------------
                                               PERIOD FROM     PERIOD FROM                    NINE MONTHS         NINE MONTHS
                            YEARS ENDED       APRIL 1, 1994   SEPTEMBER 20,                      ENDED               ENDED
                             MARCH 31,           THROUGH      1994 THROUGH    YEAR ENDED     DECEMBER 31,        SEPTEMBER 30,
                         ------------------   SEPTEMBER 19,     MARCH 31,     MARCH 31,    -----------------   ------------------
                           1993      1994         1994            1995           1996       1995      1996      1996       1997
                         --------   -------   -------------   -------------   ----------   -------   -------   -------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenue..............  $ 45,547   $95,312      $16,473         $20,206       $ 52,506    $39,141   $62,298   $58,217   $112,130
  Cost of goods
    sold(1)............    46,747    87,073       16,216          14,058         36,877     28,815    44,968    42,397     86,816
                         --------   -------      -------         -------        -------    -------   -------   -------   --------
  Gross profit
    (loss).............    (1,200)    8,239          257           6,148         15,629     10,326    17,330    15,820     25,314
  Selling and
    administrative
    expense............     5,430     5,027        2,102           2,305          7,990      5,400     8,220     8,096     15,871
                         --------   -------      -------         -------        -------    -------   -------   -------   --------
  Operating income
    (loss).............    (6,630)    3,212       (1,845)          3,843          7,639      4,926     9,110     7,724      9,443
  Interest expense.....    (7,981)   (7,015)      (2,675)            (25)           (47)        --      (615)     (412)    (6,540)
  Other income
 (expense) -- net(2)...   (17,257)     (617)         106               8            371        210       (20)      161        387
  Income taxes.........        --        --           --            (263)            --         --       (98)       --       (339)
                         --------   -------      -------         -------        -------    -------   -------   -------   --------
  Net income (loss)....  $(31,868)  $(4,420)     $(4,414)        $ 3,563       $  7,963    $ 5,136   $ 8,377   $ 7,473   $  2,951
                         ========   =======      =======         =======        =======    =======   =======   =======   ========
  Weighted average
    shares
    outstanding........    30,000    30,000       30,000          30,000         30,000     30,000    30,000    30,000     30,000
                         ========   =======      =======         =======        =======    =======   =======   =======   ========
  Income (loss) per
    common share.......  $  (1.06)  $ (0.15)     $ (0.15)        $  0.12       $   0.27    $  0.17   $  0.28   $  0.25   $   0.10(3)
                         ========   =======      =======         =======        =======    =======   =======   =======   ========



                                                      PREDECESSOR                               THE COMPANY
                                                 ---------------------     ------------------------------------------------------
                                                                   MARCH 31,
                                                 ---------------------------------------------     DECEMBER 31,     SEPTEMBER 30,
                                                   1993         1994        1995        1996           1996             1997
                                                 --------     --------     -------     -------     ------------     -------------
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital..............................  $(45,343)    $(47,776)    $33,767     $35,461       $ 38,658         $  96,477
  Total assets.................................    97,655       71,200      40,130      46,631         58,671           183,474
  Long-term debt and obligation under capital
    lease, less current installments...........        --           --          --          --            522           108,035
  Shareholders' equity (deficit)...............   (56,063)     (60,483)      8,563      16,526         24,903            27,854


---------------

(1) Amortization of negative goodwill decreased cost of goods sold in all periods except the period from April 1, 1994 through September 19, 1994 (predecessor period). See Notes to Pro Forma Condensed Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

(2) Other expense for the year ended March 31, 1993 includes a charge of approximately $17.5 million related to the adoption of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions."


(3) Earnings per common share would be $0.24 for the nine months ended September 30, 1997 giving effect on a pro forma basis to the completion of the Offering and the application of the net proceeds therefrom as if these transactions occurred on January 1, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus.

GENERAL

  Introduction

     The Company is one of the world's largest manufacturers of land-based drilling and well-servicing rigs and rig component parts for use in the domestic and international markets. The Company's revenues are substantially dependent upon the condition of the oil and gas industry and worldwide levels of exploration, development and production activity, including the number of oil and gas wells being drilled, the depth and drilling conditions of such wells, the number of well completions and the level of workover activity. Exploration, development and production activity is largely dependent on the prevailing view of future oil and natural gas prices which have been characterized by significant volatility over the last 20 years. Oil and natural gas prices are influenced by numerous factors affecting the supply of and demand for oil and gas, including the level of drilling activity, worldwide economic activity, interest rates and the cost of capital, environmental regulation, tax policies, political requirements of national governments, coordination by OPEC and the cost of producing oil and gas. Demand for the Company's products in certain emerging market countries may depend somewhat less on the prevailing view of future oil and natural gas prices as such countries may generally place greater emphasis on their need for internal development, energy self-sufficiency or hard currency earnings.

     The Company has achieved significant growth in recent years through the efforts of its experienced management team and its focus on expanding the Company's international sales and marketing activities, while also taking advantage of the favorable industry climate. The Company's revenues were $36.7 million, $52.5 million and $62.3 million, respectively, in the fiscal year ended March 31, 1995 (which included the results of operations of the Company's predecessor from April 1, 1994 through September 19, 1994), for the fiscal year ended March 31, 1996 and for the nine month period ended December 31, 1996. Operating income for the same periods was $2.0 million, $7.6 million and $9.1 million, respectively. As discussed below, the Company Acquisition (as defined below) was recorded using the purchase method of accounting, making operating income for the fiscal year ended March 31, 1995 not comparable to operating income for later periods.

     An important component of the Company's growth strategy has been, and will continue to be, to evaluate and, where feasible, make strategic acquisitions that (i) strengthen the Company's market share for existing products, (ii) diversify the Company's product lines in key business segments or (iii) increase the Company's geographic diversity. In furtherance of these strategies, the Company recently acquired the businesses and operations of Bowen and Cardwell. See "-- Acquisitions and Capital Expenditures."

     The Company currently expects that 1997 results will continue to benefit from the efforts of its experienced management team, the implementation of the Company's business plan and the favorable industry climate. Results, however, will be dependent on market conditions, in particular the level of worldwide oil and gas exploration and production activity. Accordingly, there can be no assurance as to future results and profitability.

  Foreign Exchange Transactions


     Sales denominated in currencies other than U.S. dollars are made only by the Bowen Tools Division. The Company attempts to limit its exposure to foreign currency fluctuations by limiting the amount of sales denominated in currencies other than U.S. dollars and by, with the exception of the Company's Canadian subsidiary, maintaining its cash and cash equivalents in U.S. dollar denominated accounts and investments (except to the extent needed for local operating expenses). For the nine month period ended September 30, 1997 and the year ended December 31, 1996, Bowen's Canadian sales (expressed in U.S. dollars) were $2.9 million and $4.2 million, respectively, and all other non-U.S. dollar denominated sales (expressed in U.S. dollars) were $4.4 million and $9.1 million, respectively. The Company has not engaged in and does not currently intend to engage in any significant hedging or currency trading transactions designed to compensate for adverse currency fluctuations among foreign currencies.

  Negative Goodwill

     On September 20, 1994, all of the outstanding stock of the Company was acquired by an affiliate of the Selling Stockholders for $5.0 million in cash (the "Company Acquisition"). The Company Acquisition was recorded using the purchase method of accounting and the purchase price allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of the Company Acquisition. The excess of the fair value of net assets acquired over the consideration paid was applied against nonmonetary assets (property, plant and equipment), reducing the balances of these assets at the date of the Company Acquisition to zero, and the remaining excess of the fair value of net assets acquired over consideration paid was recorded as negative goodwill. The purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair values at the date of the acquisition as follows (in thousands):

                Inventories.......................................  $ 33,287
                Other current assets..............................     7,743
                Current liabilities...............................    (7,372)
                Accrued retirement benefits.......................    (1,821)
                Negative goodwill.................................   (26,837)
                                                                    --------
                                                                    $  5,000
                                                                    ========


     Negative goodwill is being amortized using the straight-line method over five years ending September 19, 1999. The comparability of the results of operations between the years ended March 31, 1995 (which included the results of operations of the Company's predecessor from April 1, 1994 to September 19,
1994) and March 31, 1996 is affected by, in addition to the amortization of negative goodwill (which reduces the post-Company Acquisition cost of sales), the exclusion of depreciation expense related to fixed assets written down to zero on the Company Acquisition date, both of which have a positive effect on earnings. See Note 1 to the Consolidated Financial Statements. Amortization of negative goodwill decreased cost of goods sold by $4.0 million in each of the nine month periods ended September 30, 1997 and September 30, 1996, $4.0 million in each of the nine month periods ended December 31, 1996 and December 31, 1995, $5.4 million in the year ended March 31, 1996 and $2.7 million for the period from September 20, 1994 through March 31, 1995.


RESULTS OF OPERATIONS

     In June 1997 the Company changed its fiscal year from a March 31 year-end to a December 31 year-end, effective with the period ended December 31, 1996, in order to harmonize the fiscal years of IRI, Cardwell and Bowen. The following discussion of the results of operations of the Company's business units does not reflect allocation of corporate overhead expense, unallocated administrative expense or amortization of goodwill and negative goodwill. See Note 13 to the Company's Financial Statements for a presentation of segment information.

     Sales of new rigs manufactured by the Company can produce large fluctuations in revenues depending on the size and the timing of the construction of orders. Individual orders of rig packages range from $1 million to $25 million and cycle times for the design, engineering and manufacturing or rig packages range from six to nine months. These fluctuations may affect the Company's quarterly revenues and operating income.


     The lack of material tax provisions for the historical periods discussed below results primarily from (i) the amortization of negative goodwill which does not give rise to taxable income and (ii) the availability of net operating loss carryforwards. As discussed above, negative goodwill is being amortized over five years ending September 19, 1999. See "-- General -- Negative Goodwill." See Note 8 to the Company's Consolidated Financial Statements for a discussion of the Company's net operating loss carryforwards.


  RESULTS OF SEGMENT OPERATIONS

     The following discussion of the results of operations of the Company's oilfield equipment, downhole tools and specialty steel segments does not reflect the allocation of corporate and unallocated administrative expenses, amortization of negative goodwill and amortization of goodwill on an individual segment basis.

Certain information that reconciles the discussion of the results of operations of the individual segments to the Company's Consolidated Financial Statements is as follows:


                                    PREDECESSOR                                  THE COMPANY
                                   -------------  --------------------------------------------------------------------------
                                    PERIOD FROM    PERIOD FROM                      NINE MONTHS             NINE MONTHS
                                   APRIL 1, 1994  SEPTEMBER 20,                        ENDED                   ENDED
                                      THROUGH     1994 THROUGH   YEAR ENDED        DECEMBER 31,            SEPTEMBER 30,
                                   SEPTEMBER 19,    MARCH 31,    MARCH 31,      -------------------     --------------------
                                       1994           1995          1996         1995        1996        1996         1997
                                   -------------  -------------  ----------     -------     -------     -------     --------
                                                                                                            (UNAUDITED)
Revenues
    Oilfield equipment.............    $12,545       $14,399      $ 40,176      $30,668     $52,029     $47,682     $ 60,312
    Downhole tools.................         --            --            --           --          --          --       42,015
    Specialty steel................      3,928         5,807        12,330        8,473      10,269      10,535        9,803
                                      -------        -------       -------      -------     -------     -------     --------
        Total......................    $16,473       $20,206      $ 52,506      $39,141     $62,298     $58,217     $112,130
                                      =======        =======       =======      =======     =======     =======     ========
Segment operating income (loss)
    Oilfield equipment.............    $  (671)      $ 1,269      $  4,141      $ 1,607     $ 7,399     $ 5,734     $  5,834
    Downhole tools.................         --            --            --           --          --                    6,022
    Specialty steel................        232         1,240         2,608        2,003       2,879       3,032        2,880
                                      -------        -------       -------      -------     -------     -------     --------
        Total......................       (439)        2,509         6,749        3,610      10,278       8,766       14,736
    Corporate overhead and
      unallocated administrative
      expenses.....................     (1,406)       (1,350)       (4,477)      (2,710)     (5,194)     (5,068)      (8,766)
    Amortization of negative
      goodwill.....................         --         2,684         5,367        4,026       4,026       4,026        4,026
    Amortization of goodwill.......         --            --            --           --          --          --         (553)
                                      -------        -------       -------      -------     -------     -------     --------
    Operating income (loss)........    $(1,845)      $ 3,843      $  7,639      $ 4,926     $ 9,110     $ 7,724     $  9,443
                                      =======        =======       =======      =======     =======     =======     ========



  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996


  Oilfield Equipment


     Revenues and operating income for the oilfield equipment unit were $60.3 million and $5.8 million, respectively, for the nine month period ended September 30, 1997, as compared to $47.7 million and $5.7 million, respectively, for the nine month period ended September 30, 1996. For the nine month period ended September 30, 1997, revenues and operating income reflect contributions thereto by Cardwell of $13.8 million and $0.1 million. The increase in revenues resulted from the Cardwell Acquisition and increased sales of rig packages by the IRI Division. Increased operating income resulted from the IRI Division's increased sales in the period. Gross margin for the nine month period ended September 30, 1997 was 14.0%, as compared to 18.1% for the nine month period ended September 30, 1996. This decrease resulted principally from the inclusion of Cardwell's operations (gross margin of 11.6%) in the results for the nine month period ended September 30, 1997. Cardwell's comparatively lower gross margin resulted from lower margin rig manufacturing contracts entered into prior to the date of the Cardwell Acquisition, the pricing terms of which reflected Cardwell's lower fixed overhead cost structure. The Company has implemented a uniform pricing policy that the Company believes will result in higher overall gross margins.


  Downhole Tools


     The Company acquired the Bowen Tools Division on March 31, 1997 and prior to such date the Company had no downhole tools unit. Revenues and operating income for the downhole tools unit were $42.0 million and $6.0 million, respectively, for the six months ended September 30, 1997, as compared to $34.7 million and $3.9 million, respectively, for the six month period ended September 30, 1996. Increased revenues and operating income at the downhole tools unit was primarily attributable to increased exploration, production and drilling activity worldwide. Gross margin for the six month period ended September 30, 1997 was 24.8%, as compared to 20.5% for the six month period ended September 30, 1996. The increase in gross margin was primarily due to improved pricing, increased volume and more efficient capacity utilization.


  Specialty Steel


     Revenues and operating income for the specialty steel unit were $9.8 million and $2.9 million, respectively, for the nine month period ended September 30, 1997, as compared to $10.5 million and $3.0 million, respectively, for the nine month period ended September 30, 1996. The decrease in revenues was primarily the result of reduced demand from a major customer. Gross margin for the nine month period ended September 30, 1997 was 30.6%, as compared to 30.0% for the nine month period ended September 30, 1996. The decrease in operating income resulted primarily from the reduction in sales.


  Corporate Administrative and Interest Expenses


     Corporate administrative expenses were $8.8 million for the nine month period ended September 30, 1997, as compared to $5.1 million for the nine month period ended September 30, 1996. The increase was due primarily to the inclusion of Bowen and Cardwell's administrative expenses of $1.8 million and $0.7 million, respectively, for the 1997 period.



     Interest expense increased from $0.4 million for the nine month period ended September 30, 1996 to $6.5 million for the nine month period ended September 30, 1997. The increase in interest expense is a result of (i) borrowings on March 31, 1997 under the Term Loan and the issuance of the Senior Notes on such date to fund the Acquisitions and (ii) borrowings under the Revolving Credit Facility during the period to fund working capital requirements of Cardwell.


  NINE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1995

  Oilfield Equipment

     Revenues and operating income for the oilfield equipment unit were $52.0 million and $7.4 million, respectively, for the nine month period ended December 31, 1996, as compared to $30.7 million and $1.6 million, respectively, for the nine month period ended December 31, 1995. The increases in revenues and operating income were primarily attributable to an increase in sales of the Company's oilfield equipment products to exploration and production companies and contract drillers. The elevated levels of sales of the Company's products reflected the increased oil and gas exploration and production activity worldwide. Gross margin for the nine month period ended December 31, 1996 was 19.7% compared to 13.7% for the nine month period ended December 31, 1995, as a result of price increases, greater fixed overhead absorption and more efficient capacity utilization due to increased manufacturing volume.

  Specialty Steel

     Revenues and operating income for the specialty steel unit were $10.3 million and $2.9 million respectively, for the nine month period ended December 31, 1996, as compared to $8.5 million and $2.0 million, respectively, for the nine month period ended December 31, 1995. The increases in revenues and operating income were primarily the result of increased sales to steel service centers and a major customer. Gross margin for the nine month period ended December 31, 1996 was 29.9%, as compared to 24.8% for the nine month period ended December 31, 1995, as a result of more efficient capacity utilization.

  Corporate Administrative and Interest Expenses

     Corporate administrative expenses were $5.2 million, representing 8.3% of revenues, for the nine month period ended December 31, 1996 and $2.7 million, representing 6.9% of revenues, for the nine month period ended December 31, 1995. The higher levels of expense were a consequence of establishing a corporate headquarters in Houston, Texas, and expanding the Company's management team and related support personnel.

     Interest expense was $0.6 million for the nine month period ended December 31, 1996, compared to $0.2 million of interest income for the nine month period ended December 31, 1995, due to borrowings by the Company under a former credit facility established in April 1996. The funds borrowed were used by the Company to fund increased working capital needs necessitated by the increases in the orders for its oilfield equipment products during the nine month period ended December 31, 1996.

  YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

     The Company Acquisition was recorded using the purchase method of accounting and the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition. See "-- General" and Note 1 to the Consolidated Financial Statements.

  Oilfield Equipment

     Revenues and operating income for the oilfield equipment unit were $40.2 and $4.1 million, respectively, in the fiscal year ended March 31, 1996, compared to $27.0 million and $0.6 million, respectively, in the fiscal year ended March 31, 1995 (which included the results of operations of the Company's predecessor from April 1, 1994 to September 19, 1994). This increase was due primarily to an increase in sales of the Company's oilfield equipment products to exploration and production companies and contract drillers, resulting from the increase in oil and gas production activities worldwide and management's focus on expanding the Company's international marketing activities and sales and reductions in overhead and labor costs subsequent to September 19, 1994.

  Specialty Steel

     Revenues and operating income for the specialty steel unit were $12.3 million and $2.6 million, respectively, in the fiscal year ended March 31, 1996, compared to $9.7 million and $1.5 million, respectively, in the fiscal year ended March 31, 1995 (which included the results of operations of the Company's predecessor from April 1, 1994 to September 19, 1994). This increase was primarily due to increased sales to a major customer as well as increased military and commercial sales and reductions in overhead and labor costs subsequent to September 19, 1994.

ACCOUNTING POLICIES

     In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The methodology required by SFAS No. 121 is not materially different from the Company's past practice, and its adoption on April 1, 1996 did not have a material impact on the Company's financial position.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. This Statement is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company believes the adoption of this Statement will not have a material effect on its financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. The Company believes the adoption of this Statement will not have a material effect on its financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effect of adoption of this Statement on its financial statements.

LIQUIDITY AND CAPITAL RESOURCES


     At September 30, 1997, the Company had cash and cash equivalents of $5.6 million, compared to $8.6 million at December 31, 1996. At September 30, 1997, the Company's working capital was $96.5 million, compared to $38.7 million at December 31, 1996. The increased working capital at September 30, 1997 was attributable to the addition of Bowen and Cardwell's working capital which was acquired using long-term debt. At September 30, 1997, the Company's debt to total capitalization ratio was approximately 79.9%.


     On March 31, 1997, the Company established the Credit Facilities and borrowed approximately $98 million thereunder, primarily to fund the Acquisitions. The Credit Facilities replaced a $15 million revolving credit facility established in April 1996. At September 30, 1997, approximately $1.4 million was available for additional borrowings under the Credit Facilities, and the weighted average interest rate under the Credit Facilities was 9.8%.

     The Credit Facilities consist of the Senior Facility, which includes the Term Loan and the Revolving Credit Facility, and the Senior Notes. With proceeds of the Offering, the Company will redeem fully the Senior Notes, repay in full the outstanding balance of the Term Loan and reduce the outstanding balance of the Revolving Credit Facility to zero. See "Use of Proceeds."

     Management believes that cash flows from operations in conjunction with borrowings under the Revolving Credit Facility and credit facilities that may be arranged in the future, if necessary, will be sufficient to meet the Company's short-term (i.e., less than one year) and long-term liquidity needs. Though there can be no assurance in this regard, management believes that any credit facilities arranged in the near future would be on commercially reasonable terms.

  The Revolving Credit Facility

     The Revolving Credit Facility matures on March 31, 2000, and prior thereto amounts repaid may be reborrowed.

     The Company's obligations under the Revolving Credit Facility are secured by first priority security interests in substantially all of the assets of the Company, including all personal property and material real property, the pledge by the Company of all of the outstanding capital stock of Cardwell and the pledge by the Company or Cardwell, as the case may be, of 66% of the outstanding capital stock of each of the Company's direct and indirect foreign subsidiaries. Such obligations are also guaranteed by Cardwell.

     The Revolving Credit Facility contains certain representations and warranties and covenants customary for facilities of this type, including: (i) financial maintenance tests consisting of a fixed charge coverage ratio, an interest coverage ratio, a leverage ratio and a minimum EBITDA test; (ii) conduct of business, preservation of corporate existence, compliance with laws, maintenance of properties and insurance, maintenance of interest rate protection and reporting requirements; and (iii) limitations (subject to certain baskets and exceptions) on indebtedness, liens, guarantees, mergers and acquisitions, asset sales, cash dividends, stock repurchases and redemptions, capital expenditures, leases, investments, loans and advances, optional prepayments of indebtedness, material amendments to the Company's organizational documents, transactions with affiliates, changes in the Company's fiscal year, negative pledge clauses, changes in lines of business and creation of foreign subsidiaries.

     The Revolving Credit Facility contains events of default customary for facilities of this type, including: (i) the nonpayment of principal, interest or other amounts due under the Revolving Credit Facility when due; (ii) breaches of representations and warranties by the Company; (iii) the failure of the Company to observe certain covenants contained in the Revolving Credit Facility, subject to applicable cure periods; (iv) the nonpayment of principal or interest on certain other indebtedness of the Company having an outstanding principal amount of $1.0 million or more; (v) the occurrence of certain events of insolvency or bankruptcy involving the Company; (vi) the occurrence of certain events under ERISA; (vii) a judgment for the payment of money in the amount of $1.0 million or more being rendered against the Company and not being discharged, stayed or bonded pending appeal for a period of 60 days; (viii) the failure of any of the security documents securing the Revolving Credit Facility to be in full force and effect or to create enforceable security interests; and (ix) certain changes in control of the Company.

ACQUISITIONS AND CAPITAL EXPENDITURES

     On March 31, 1997, the Company acquired substantially all of the assets and business of Bowen from Air Liquide America Corporation for a purchase price of approximately $73.1 million, and established its Bowen Tools Division. On April 17, 1997, the Company acquired all of the outstanding capital stock of Cardwell, a privately owned company, as well as certain assets held by affiliates of Cardwell, for approximately $12.0 million in cash and partial payment ($3.0 million) of a note payable to one of Cardwell's bank lenders. In addition, the Company incurred approximately $2.4 million ($1.8 million for Bowen and $0.6 million for Cardwell) of transaction costs in connection with the Acquisitions. The Acquisitions were financed with the proceeds of the Credit Facilities.

     The Acquisitions have been recorded using the purchase method of accounting, and the results of operations of the acquired companies are included in the statement of operations of the Company from the date of the respective closings.


     In addition to funds used to finance the Acquisitions, capital expenditures by the Company, Bowen and Cardwell during the nine months ended September 30, 1997 totaled $7.9 million. During the nine month period ended December 31, 1996, capital expenditures by the Company, Bowen and Cardwell were $6.4 million and included those relating to information technology hardware and software, the re-opening of the Company's Beaumont, Texas plant, which had been closed since 1985, and the purchase of machinery and equipment at its Pampa, Texas facility.



     For the nine months ended September 30, 1997, the Company used cash flow in operations of $14.2 million primarily to increase inventory levels to support anticipated increases in sales. The Company believes that cash generated from operations, amounts available under the Revolving Credit Facility and proceeds from this Offering will be sufficient to fund operations, working capital needs, capital expenditure requirements and financing obligations.



     Ongoing routine capital expenditures for the last quarter of 1997 are budgeted at $3.5 million and include approximately $0.6 million for the MRP II system, $1.2 million for purchases of equipment and fixed assets and $1.7 million for the manufacture of equipment and tools for use in the Bowen Tools Division's rental operations. For 1998, the Company has budgeted capital expenditures of $14.7 million, including $5.5 million for the purchase of equipment and fixed assets and $9.2 million for equipment and tools manufactured at the Bowen Tools Division for use in its rental operations. Capital expenditures are expected to be funded with available cash, cash flow from operations and borrowings under the Revolving Credit Facility.

                                    BUSINESS

     The Company is one of the world's largest manufacturers of land-based drilling and well-servicing rigs and rig component parts for use in the global oil and gas industry and is principally engaged in the design, manufacture, service, sale and rental of onshore and offshore oilfield equipment for the domestic and international markets. Through its IRI and Cardwell operations, the Company designs and produces rigs to meet the special requirements of its global clientele for service in remote areas and harsh climatic conditions. Through its Bowen Tools Division, the Company is a leading manufacturer of downhole fishing and drilling tools and offers a complete line of oilfield power equipment, including top drives, power swivels, wireline pressure control equipment and coiled tubing systems, which complement the Company's drilling and well-servicing rigs. The Company also manufactures and maintains a significant inventory of replacement parts for rigs produced by the Company and by others, enabling it to meet the needs of its customers on a timely basis. As a result of its diverse product lines and the availability, on a sale or rental basis, of the products of the Bowen Tools Division, the Company is able to satisfy a wide range of its customers' special requirements. Through its Specialty Steel Division, the Company produces premium alloy steel for commercial and military use and for use in manufacturing oilfield equipment products.

     The Company markets its oilfield equipment primarily through its own sales force and through designated agents and distributors in every major oil and gas producing region in the world. The Company supplements its marketing efforts by maintaining 27 domestic sales, parts and service centers in areas of significant drilling and production operations and 7 international parts and service centers. The Company's network of service centers in the United States provides its customers with refurbishment or repair services as well as ready access to replacement parts for equipment in the field. The Company's worldwide sales and marketing activities are closely coordinated with and supported by a staff of more than 70 engineers and design technicians, resulting in a competitive advantage for the Company to provide its customers with products meeting customized design specifications for drilling and well-servicing rigs and associated equipment.


     The Company has combined the global recognition of its strong brand names, the extensive background and experience of its management team in international markets and its commitment to technological excellence and high quality products to achieve significant growth in a favorable industry climate. As of June 30, 1997, the Company's backlog was $76.7 million. See "-- Drilling and Well-Servicing Rigs -- Backlog." In the fiscal year ended March 31, 1996, the nine month period ended December 31, 1996 and the nine month period ended September 30, 1997, the Company's revenues were $52.5 million, $62.3 million and $112.1 million, respectively. Operating income for the same periods was $7.6 million, $9.1 million and $9.4 million, respectively. Giving pro forma effect to the Acquisitions as if they had been completed as of January 1, 1996, revenues for the year ended December 31, 1996 and the nine month period ended September 30, 1997 would have been $188.4 million and $134.5 million, respectively. Pro forma operating income for the same periods would have been $17.6 million and $10.4 million, respectively.


     The Company, together with its predecessors, traces its history in the oilfield equipment industry for nearly 100 years. The Company was founded in 1985 through the combination of Ingersoll-Rand Oilfield Products Company and the Ideco Division of Dresser Industries, Inc. and was acquired by an affiliate of the Company's current stockholders in 1994.

BUSINESS STRATEGY

     The Company's business strategy is to continue its significant expansion and growth as a leader in the design, manufacture, service, sale and rental of oilfield equipment products by:

     Leveraging Strong Brand Names and Leading Market Shares. The Company manufactures its drilling rigs and well-servicing rigs and component parts under internationally recognized brand names which include IDECO(R), FRANKS(R), CARDWELL(TM) and IRI(TM). The Company manufactures fishing and drilling tools, top drives, power swivels and coiled tubing systems under the BOWEN(R) brand name. The Company believes the leading share of the well-servicing rigs currently operating domestically were manufactured by it, together with its predecessors. In addition, the Company estimates that rigs manufactured by it, together with its predecessors, comprise a significant portion of the worldwide fleet of well-servicing rigs manufactured in

North America. BOWEN(R) fishing tools, considered the industry standard since they were first introduced by S.R. Bowen in 1930, maintain the leading share of the worldwide market for such products. Under the BOWEN(R) brand name, the Company is among the market leaders in power swivels, drilling tools and wireline equipment. The Company believes it will benefit significantly from increased demand for oilfield equipment and products as customers seek to obtain new equipment or replace existing equipment with similarly branded products.

     Building on Manufacturing, Engineering and Design Capabilities. The Company manufactures a substantial portion of the equipment and components for its rigs, as contrasted with most of its competitors, which primarily assemble components manufactured by third parties. The Company's integrated design, engineering and manufacturing process is central to the production of its high quality products and enables the Company to provide its customers with products meeting customized design specifications. The Company employs more than 70 people on its engineering and design staff and maintains a research and development program to develop creative solutions for its customers. Recent innovations include light-weight mobile drilling rigs, disc brake systems for drawworks, portable top drives, coiled tubing drilling structures and the V/S 110/130 power swivel. The Company believes its manufacturing, engineering and design capabilities give it a strategic competitive advantage.

     Capitalizing on Strategic Acquisitions. The Company expects to evaluate and, where feasible, make strategic acquisitions that (i) strengthen the Company's market shares for existing products, (ii) diversify the Company's product lines in key business segments or (iii) increase the Company's geographic diversity. The Company believes that strategic acquisitions should also enhance profitability by leveraging the Company's existing products, engineering and design capabilities, sales force or network of parts and service centers. The Company believes the recent Bowen Acquisition and Cardwell Acquisition were consistent with these criteria, and the Company will seek to capitalize on similar opportunities when available.

     Emphasizing Recurring Revenue Businesses. The Company intends to focus on its recurring revenue businesses to mitigate the effects of potential fluctuations in the worldwide demand for rigs. The Company's replacement parts business takes advantage of the increased demand for parts required by the aging worldwide rig fleet, which was generally constructed prior to 1982. The Company is well positioned to provide replacement parts as a result of the large number of operating rigs manufactured under the Company's brand names and the preference of equipment owners to obtain replacement parts fabricated by the original manufacturer. The Company's rental tool business takes advantage of the increased number of customers who prefer to rent or lease equipment on a temporary basis.

     Increasing Efficiency and Cost Containment. The Company is in the process of implementing MRP II, a fully integrated business planning and control system supported by Baan and Symix software packages designed to increase productivity and enhance the Company's ability to coordinate design engineering, raw material orders and deliveries and manufacturing schedules. The Company expects the new system to increase the Company's ability to process large orders simultaneously and reduce working capital requirements by shortening cycle times. The MRP II system should enable the Company to improve its profit margin and respond more effectively to the current strong demand for oilfield equipment products and services.

DRILLING AND WELL-SERVICING RIGS


     The Company designs, constructs and sells a complete line of drilling and well-servicing rigs which utilize component parts manufactured by the Company under the IDECO(R), FRANKS(R), CARDWELL(TM) and IRI(TM) brand names. The sale of drilling and well-servicing rigs accounted for $36.7 million of the Company's revenues for the nine month period ended September 30, 1997.


     A drilling rig is used to bore an oil production hole and to install pipe in order for the continuous extraction of oil to begin. A well-servicing rig performs services on producing wells in need of service in order to sustain or accelerate production, including removing the existing wellhead equipment, installing or pulling up the down-hole pump, installing or pulling up the existing pipe and reversing this process by installing new pipe and replacing the down-hole pump and wellhead. A well-servicing rig also handles certain completion operations that must take place before the oil extraction process can begin.

     The Company specializes in manufacturing highly mobile rigs that are designed to meet the specified requirements of its customers, many of whom demand products suitable for harsh and remote environments, including arctic, desert and jungle locations. In addition, the Company manufactures offshore platform well-servicing rigs in modular, easily transported units that allow for a significant reduction in the time and expense historically associated with offshore workover operations.

     A typical well-servicing rig package consists of a mast, guy wires for stability, drawworks (or large winch) and multiple motors mounted on a truck chassis. A drilling rig package is equipped with modules including engines, an AC/DC converter, rotary table with substructure, mast to support the drill string, racking for pipe, tools, air compressors and a mud pump system. The hoisting system, which consists of a mast or derrick, drawworks, crown block, traveling block and deadline anchor, is used to raise and lower the drill pipe. Power transmission from electric motors or diesel engines to the drawworks, rotary table and mud pumps is through a drive group. The mud system, which consists of separators, degassers, hoppers, valves and pumps, is used to circulate and clean drilling mud which carries the cuttings from the drill bit to the surface. The function of a rig, either drilling or well-servicing, dictates the size of the rig chassis, drawworks and mast, and also determines the type of equipment necessary for operation.

     In addition to the production of complete drilling and well-servicing rigs, the Company designs, manufactures and sells component products used in the original construction, modernization or repair of land and offshore rigs under its IDECO(R), FRANKS(R), CARDWELL(TM) and IRI(TM) brand names, including masts, derricks, substructures and other components used in hoisting, power transmission, pumping and mud systems.

  Products

     The Company manufactures a total of 48 standard models of land-based drilling and well-servicing rigs under the IDECO(R), FRANKS(R), CARDWELL(TM) and IRI(TM) brand names. In addition to the standard models, the Company manufactures customized drilling and well-servicing rigs to customer specifications to accommodate, among other things, extreme weather conditions, moving systems or hook load capacities. The Company's drilling and well-servicing rigs and component parts fall within the following categories and classifications:

     Land-Based Skid-Mounted Drilling Rigs. Large, high-horsepower and skid-mounted, these rigs are used primarily for exploration drilling. With the addition of a moving system, these rigs can be used for multi-well production pad drilling. The Company manufactures 14 models of skid-mounted rigs under the IDECO(R) and CARDWELL(TM) brand names ranging from 500 to 3,000 horsepower for operations at well depths up to 35,000 feet. These rigs are furnished complete with power, drawworks, mast, mud pumps and mud circulation systems.

     Offshore Drilling and Well-Servicing Rigs. The Company manufactures 34 models of offshore drilling and well-servicing rigs under the IDECO(R) and CARDWELL(TM) brand names. The Company's offshore well-servicing rigs are specifically engineered and manufactured in module units to be deployable on an existing offshore production platform using the platform's own pedestal crane. This innovative design has enhanced the economics of offshore workovers by eliminating the need for a heavy-lift barge crane, thereby reducing the expense and eliminating one of the scheduling difficulties historically associated with offshore platform rig deployment.

     Self-Propelled Drilling and Well-Servicing Rigs. These land-based rigs can be driven from location to location. Each unit utilizes its diesel engines for both road transportation and rig machinery operation. Highly mobile, this type of rig is used for well-servicing and shallow drilling and makes up the largest portion of the land-based rig fleet currently in operation. The Company believes that the FRANKS(R) well-servicing rig is the most popular mobile rig in the domestic market and that the Company's IDECO(R), FRANKS(R) and CARDWELL(TM) brands have the leading share of the domestic market. The Company offers 30 models of self-propelled rigs ranging from 200 horsepower to 900 horsepower.

     Trailer Drilling Rigs. The Company manufactures three models of trailer drilling rigs designed for medium depth drilling to 16,000 feet, in 1,100, 1,200 and 1,500 horsepower ratings under its IDECO(R) and

CARDWELL(TM) brand names. These rigs are designed to accommodate 500 to 1,000 horsepower mechanical or electric drawworks and 350,000 to 750,000 pound hook load masts.

     Slant Hole Drilling Rigs. The Company's slant hole drilling and well-servicing rigs are manufactured under the IDECO(R), FRANKS(R) and CARDWELL(TM) brand names and are available mounted on carriers, trailers, truck-type carriers and skid units. Carrier-mounted units are typically equipped with a combination top-head drive and pull-down unit, a platform with hydraulic slip specially designed for slant mast use, pipe handling equipment to add or remove pipe and all necessary controls. All units are capable of drilling from 0 degrees (vertical) to 45 degrees.

     Heli-Rigs. The Company's heli-rigs are manufactured under the IDECO(R) and CARDWELL(TM) brand names and consist of drawworks, substructure and a free-standing cantilever mast in mechanical and electrical units. All components can be divided into loads of 4,000, 6,000, 8,000 and 16,000 pounds for transport by helicopter. The drawworks is equipped with rotary drive, assist brakes and hydraulic make-up and break-out systems. Rig assembly for operations is done at ground level so no crane is required.

     Masts and Derricks. Hoisting systems consist of a mast or derrick, drawworks, crown block, traveling block and deadline anchor. Masts and derricks manufactured by the Company are designed to support vertical loads ranging from 60 to 1,000 tons for drilling to depths of more than 35,000 feet. Masts are generally used on land-based drilling rigs and are manufactured in easily joined sections so that they are easily transportable. Once at the drilling site, masts are self-erected or, after assembly, are erected by the drawworks. Derricks are generally used on offshore drilling rigs and are delivered in pieces for semi-permanent assembly on the rig.

     Substructures. Substructures are rig floors and support structures which are used on both land and offshore rigs. The Company manufactures substructures in a wide range of sizes, depending upon the size of mast or derrick chosen, the drawworks and power transmission system used and the working floor space and floor height required.

     Mud Pumps and Mud Systems. Mud systems are used to contain and treat drilling mud which is circulated through the drill pipe and drill bits to remove cuttings from the hole being drilled. The Company manufactures mud system components and fabricates complete mud systems using components manufactured by the Company and by others. Mud pumps manufactured by the Company under the IDECO(R) trade name include duplex and triplex mud pumps.

     Drawworks. A drawworks is essentially a large winch used to raise and lower drill pipe. Drawworks manufactured by the Company under the IDECO(R) and CARDWELL(TM) trade names range in size from 250 to 3,000 input horsepower and are suitable for drilling to depths up to 35,000 feet.

     Drawwork Braking Systems. The Company manufactures drawwork braking systems under the IRI(TM) and CARDWELL(TM) brand names. The Company's patented DuraBrake(TM) system features engineered brake blocks which allow for better air flow, improved flexibility between the brakes and the flange and improved braking efficiency. The Company believes the DuraBrake(TM) system is one of the simplest, safest and most affordable drawworks braking systems in the industry. The Company has also developed and patented a hydraulic actuated disc brake which eliminates water cooling and hydromatic retardation and is simple to maintain. This new braking system is being installed on new rigs and is being retro-fitted on the older rigs with standard band brake systems.

     Additional Drilling and Well-Servicing Equipment. Under the CARDWELL(TM), IDECO(R), VARI-SWIVEL(TM) and HYDRAULIC FLOORMAN(TM) trade names, the Company manufactures tubing and traveling blocks and power swivels. The Company also manufactures drive groups that transmit power to the drawworks and mud pumps, independent rotary drives that transmit power to the rotary table, crown blocks, traveling blocks and deadline anchors that attach the drilling line to the hoisting system.

  Competition

     The Company's revenues and earnings are affected by the actions of competitors, including price changes, introduction of new or improved products and changes in the supply of, and improvements in the deliverability of, competing products. The Company's principal competitors in the manufacture of drilling rigs and components are National-Oilwell, Inc., Continental Emsco Company and Varco International, Inc.

     The Company believes that its manufacturing capabilities distinguish it from certain of its competitors that are believed to subcontract the production of the majority of their manufactured drilling equipment and rig component parts to third parties. The Company believes that its ability to control the complete manufacturing process, and thus product delivery schedules, is a competitive advantage.

  Backlog


     Sales of the Company's drilling and well-servicing rigs are made almost exclusively on the basis of written purchase orders or contracts. The Company includes in its rig backlog those orders or purchase commitments which management believes to be reasonably certain of consummation based on industry practice, the historical relationship between the Company and the customer or the financial terms of the sale, including cash advances, letters of credit or similar credit support arrangements. Giving pro forma effect to the Acquisitions as if they had occurred on January 1, 1996, the Company estimates that the total value of its rig backlog as of June 30, 1997 and June 30, 1996 was $76.7 million and $75.9 million, respectively. The Company expects that substantially all of its backlog at June 30, 1997 will be shipped during the remainder of 1997. However, no assurance can be given that contracts included in the Company's backlog will ultimately generate anticipated revenues in the period expected or otherwise.



     The Company attempts to mitigate certain financial risks in sales to customers by requiring, where commercially feasible, cash advances, irrevocable letters of credit or similar credit support arrangements. As of June 30, 1997, the Company has received approximately $7.7 million in cash down payments and approximately $18.8 million of letters of credit or assignments of letters of credit to support customer orders.


  Raw Materials

     The Company's manufacturing operations require a variety of components, parts and raw materials which the Company purchases from multiple commercial sources. The Company believes that the loss of any of its suppliers would not have a material adverse effect on the Company's operations.

FISHING AND DRILLING TOOLS


     Through Bowen, the Company designs, manufactures, sells and rents fishing and drilling tools under the BOWEN(R) brand name. Fishing and drilling tool sales and rentals accounted for $30.7 million of the Company's revenues for the six months ended September 30, 1997.


     Fishing tools are used in the retrieval of drill bits, drill pipe, tubing, casings and bottomhole assemblies from a well bore in order to permit normal drilling operations or production to continue. Bowen fishing tools have been considered the industry standard since they were first introduced in 1930 by S.R. Bowen, who pioneered the forerunner of all modern fishing tools, the Bowen Overshot. Drilling tools are used to assist in drilling operations. The Company provides certain of its drilling equipment, principally stroking tools such as jars and bumper subs as well as top drives, to its domestic customers on a rental basis.

  Products

     Bowen manufactures a broad range of fishing and drilling tools, including:

     External Catch Fishing Tools. Products in this group include releasing and circulating overshots, sucker rod overshots, overshot accessories, die collars and impression blocks. These products are primarily used to retrieve tubing, casing or drill pipe when well bore conditions allow the external diameter to be engaged. The "Series 150" overshot is a widely used fishing tool that employs an internal "grapple" with sharp teeth to engage the fish while an outer bowl with internal tapers forces the grapple into the fish with increasing force as pull loads increase.

     Internal Catch Fishing Tools. Products in this group include rotary taper taps, a variety of releasing spears, knuckle joints and packer retrievers. These products are used to retrieve tubing, casing drill pipe and packers when well bore conditions allow only the internal diameter of the fish to be engaged. The ITCO spear is the most widely used internal catch fishing tool and operates much like the overshot described above except from an internal catch direction. Packer retrievers are used specifically for catching and retrieving a packer which must be disengaged from the casing and removed from a well.

     Junk Catch Fishing Tools. Products in this group include standard junk baskets, reverse circulation junk baskets and fishing magnets. These products are used to retrieve small irregularly shaped bits of debris from the well bore. A junk basket employs a series of spring loaded "fingers" which flex upward to allow a bit of debris to enter but will not flex downward to allow it to escape. Reverse circulation baskets use a series of fluid ports to redirect flow from a mud pump and "pull" bits of debris into the fingers. A fishing magnet is a permanent magnet fitted within a housing to allow retrieval of a variety of metallic debris from a well. These tools are frequently used to "clean" a well bore so that drilling may continue.

     Milling and Cutting Tools. Products in this group include Itcoloy milling tools, junk subs, ditch magnets, magnet chargers, internal cutters and external cutters. Milling tools are available in a variety of shapes and employ crushed carbide (Itcoloy) teeth to mill or cut away a fish that cannot otherwise be retrieved. They may also be used to reshape the top of a fish for retrieval with an overshot. Ditch magnets and junk subs are employed to catch the cuttings from milling operations. Internal and external cutters are used to cut pipe for removal in sections. They are available in both mechanical and hydraulically operated models.

     Accessory Tools. Products in this group include jars, jar intensifiers and bumper subs. Tools in this group are often referred to as "stroking" tools since they all operate by telescoping open and closed as they perform their function. Jars are most often used in conjunction with a fishing tool and provide the operator with a means of delivering a sharp upward or downward blow to a fish that is "stuck" in the well bore. The jar intensifier is often used with a jar as a means of enhancing or "intensifying" the jarring blow. A computer program developed by Bowen accurately predicts the intensity of the "jarring" blow delivered to a stuck fish. Jars are available in a wide variety of types and sizes. Bumper subs may be used to aid in loosening a stuck fish but are most often used to release a fishing tool from a fish downhole if necessary. Drilling tools in this category include a drilling jar designed for continuous drilling operations and the Bowen Cushion Sub. The Cushion Sub is a fluid filled shock sub which is used near the drilling bit to reduce shock load on the bit and improve drilling penetration rates. The low spring rates of the fluid spring make this tool highly desirable.

     Repair and Remedial Tools. Products in this group include casing patches, tubing patches, casing scrapers and tubing and casing rollers. Casing and tubing patches are devices related to the overshot which allow a portion of damaged casing or tubing to be replaced downhole without removing the entire string. They are available in a wide range of sizes, types and pressure ratings. Casing scrapers employ a series of blades set in a housing to scrape paraffin and scale from the internal diameter of casing. Rollers are a series of eccentric rollers mounted on a shaft which are used to "roll" the internal diameter of casing back to the original size after it has been damaged, possibly by a formation shift.

  Competition

     In the fishing and drilling tool business, like the rig manufacturing business, the Company's revenues and earnings can be affected by actions of competitors, including price changes, the introduction of new products or improved products and changes in supply of, and improvements in the deliverability of, competing products. The Company's primary competitors in the manufacture of fishing tools are Gotco International Inc. and Houston Engineers Inc. In the drilling tool market, the Company's primary competitors are Houston Engineers Inc. and Dailey Petroleum Services Corp.

POWER AND WIRELINE/PRESSURE CONTROL EQUIPMENT

  Power Equipment


     The Company, through its Bowen Tools Division, has more than 50 years' experience in the power equipment market, particularly with power-swivel systems used in well-servicing and drilling applications. Other power equipment products include top drives, power subs, bucking units, power tongs and coiled tubing systems. Sales and rentals of power equipment products accounted for $5.7 million of the Company's revenues for the six month period ended September 30, 1997. The Company manufactures power equipment under the BOWEN(R) brand name.


     Top drives play a critical role in new drilling and well-servicing applications, replacing a rig's rotary swivel, kelly and rotary table. Top drives enable drilling companies to significantly reduce drilling times, lessen the probability of stuck pipe and improve well control.

     The Company's top drive features a fully integrated swivel and pipe handler, which the Company believes is more compact and lighter than competing products and can be installed in hours, as opposed to days for similar products. The Company's top drives are all portable. The portable segment of the top drive market enjoys the greatest demand since these systems offer customers increased flexibility. The Company currently manufactures two top drive models: a 350 ton unit for offshore and heavy-duty land applications and a 120-ton model designed for the workover rig market. The Company is developing a 250-ton unit for applications between its 120-ton and 350-ton designs, as well as a high range unit having a capacity of 450 to 500 tons.

     Other products in this group include power tongs, manufactured under the Peck-O-Matic brand name, grease injection systems and bucking units.

     The market for power equipment is very competitive. Competition is based on product design and quality, ability to meet delivery requirements and pricing. The Company's principal competitor in this segment is Tesco Drilling Company. In addition, the Company's power equipment products compete with products manufactured by Maritime Hydraulics US, Inc., Canadian Rig Ltd. and Varco International, Inc.

  Wireline/Pressure Control Equipment


     The Company manufactures products in this group under the BOWEN(R) brand name. The products include small blowout preventers, unions, tool traps, tool catchers, lubricator risers, control heads, stuffing boxes and wellhead adapters. These products are designed to seal around a wireline and control well pressure during wireline logging operations. Tool traps and tool catchers are included in a set of pressure control equipment to catch expensive logging tools which may be inadvertently pulled loose from the logging cable. Many of these products are also adapted for use in controlling well pressure during coiled tubing operations. This line of products accounted for $4.7 million of the Company's revenues for the six month period ended September 30, 1997.


     The market for pressure control equipment is very competitive. Competition is based on product design, quality, ability to meet delivery requirements and pricing. The Company's principal competitors in the market include Hydrolex, Inc., Elmar Ltd. and Texas Oil Tools.

REPLACEMENT PARTS AND REFURBISHMENT


     The Company manufactures and maintains a significant inventory of replacement parts and replacement components. The Company also refurbishes older rigs for its customers. The Company believes that the replacement parts and refurbishment businesses will grow significantly over the next several years as a result of increased worldwide rig utilization and the age of the international rig fleet, which was generally constructed prior to 1982. The Company is well positioned to provide replacement parts and refurbishment services as a result of the large number of operating rigs manufactured under the Company's brand names and the preference of equipment owners to obtain replacement parts and refurbishment services from the original manufacturer. Replacement parts and refurbishment accounted for $23.6 million of the Company's revenues for the nine month period ended September 30, 1997.

SPECIALTY STEEL PRODUCTS


     Through its Specialty Steel Division, the Company manufactures premium specialty steel forgings for commercial and military use and for use in manufacturing oilfield equipment products. Specialty steel products accounted for $9.8 million of the Company's revenues for the nine month period ended September 30, 1997.


     The Company manufactures over 100 different alloys to form forged products in round, square and rectangular solid, trepanned, counterbored and stepped forms to meet customer specifications. The Company sells its specialty steel products primarily to customers in the heavy equipment, aircraft, petroleum and power generation industries in North America and to the United States military. Specialty steel products are also sold as feedstock directly to forgers and extruders. The Division's largest customer accounted for 24% of the Division's revenue for the nine months ended December 31, 1996. In addition, 13% of production for 1996 was sold to the government and military sectors.

  Raw Materials

     Raw materials used to manufacture specialty steel products consist of premium steel scrap and various alloys, of which the Company believes there is an adequate supply in the North American market.

  Competition

     The U.S. specialty steel market is highly competitive due primarily to the high cost of freight associated with moving small amounts of high tonnage finished goods. Competitive factors include price, delivery, quality and service. Steel ingots and billets are commodities and are extremely price competitive. The Company's major competitors in the specialty steel market are National Flame and Forge Company Inc., Ellwood Group Inc., Scot Forge Company Inc., Erie Forge and Steel Inc., First Miss Steel Inc. and British Steel PLC.

ENGINEERING AND PRODUCT DEVELOPMENT

     The Company maintains a staff of more than 70 engineers and design technicians to (i) design and test new products, components and systems for use in manufacturing and drilling applications, (ii) enhance the capabilities of existing products and (iii) assist the Company's sales organization and customers with special requirements and products. The Company intends to continue its research, engineering and product development programs to develop proprietary products that are complementary to the Company's existing products, particularly with respect to harsh environment rigs and equipment. Recent innovations include (i) light-weight mobile drilling rigs, (ii) disc brake systems for drawworks, (iii) portable top drives, (iv) coiled tubing drilling structures and (v) the V/S 110/130 power swivel. The Company's total engineering and product development expenses for the six month period ended June 30, 1997 were $1.5 million, which includes the Bowen and Cardwell expenses only since the dates of their respective acquisitions. The Company has budgeted $3.2 million for engineering and product development expenses for the remainder of the 1997 fiscal year.

MARKETING, SALES AND DISTRIBUTION

     The Company markets its oilfield products primarily through its own sales force and through designated agents and distributors in every major oil and gas producing region in the world. The Company's customers include international and domestic drilling contractors and international and domestic oil and gas exploration and production companies, including foreign state-owned oil and gas enterprises. The Company supplements its marketing efforts by maintaining 27 domestic sales and service centers in areas of significant drilling and production operations and 7 international parts and service centers.

     See Note 13 to the Financial Statements for financial information related to the Company's revenues by geographic region.

INTELLECTUAL PROPERTY

     The Company owns or has license to use a number of U.S. and foreign patents covering a variety of products. Although in the aggregate these patents are of importance to the Company, the Company does not consider any single patent to be essential. In general, the Company depends upon product name recognition, manufacturing quality control and application of its expertise rather than patented technology in the conduct of its business. The Company enjoys product brand name recognition, principally through its BOWEN(R), IDECO(R), FRANKS(R), CARDWELL(TM), and IRI(TM) trademarks, and considers such trademarks to be important to its business.

EMPLOYEES

     As of September 30, 1997 the Company employed a total of 1,437 persons, of whom 30 were employed outside the United States. Approximately 23% of these employees were salaried and the balance were compensated on an hourly basis. Approximately 23% of the Company's employees are represented by a union or are parties to a collective bargaining agreement, which is effective for the period from July 1997 until July 2000, covers approximately 330 employees and contains customary provisions with respect to wages, hours and working conditions for certain production and maintenance employees in the Bowen Tools Division. The wage rates governing the first year of the contract represented a 4.5% increase over the rates previously in effect, and the agreement provides for further 3% increases in each of the second and third year thereof. The Company considers its relations with its employees to be good.

RISKS AND INSURANCE

     The Company's operations are subject to the usual hazards inherent in manufacturing products and providing services for the oil and gas industry. These hazards can cause personal injury and loss of life, business interruptions, property and equipment damage and pollution or environmental damage. The Company maintains comprehensive insurance covering its assets and insuring against risks at levels which management believes to be appropriate and in accordance with industry practice. No assurance can be given, however, that insurance coverage will be adequate in all circumstances or against all hazards or risks, or that the Company will be able to maintain adequate insurance coverage in the future at commercially reasonable rates or on acceptable terms.

     The Company's services and products are used in drilling, production and well-servicing operations which are subject to inherent risks that could result in property damage, personal injury, suspension of operations or loss of production. The Company maintains product liability and worker's compensation insurance. Although the limits of its insurance coverage against an accident are generally in accordance with industry practice, such insurance may not be adequate to protect the Company against liability or losses accruing from all the consequences of such an incident.

ENVIRONMENTAL MATTERS

     The manufacture of oilfield equipment and specialty steel products is subject to a broad range of federal, state and local environmental laws and regulations, both in the United States and in foreign jurisdictions, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees. It has been the Company's policy to eliminate and minimize generation of wastes at its facilities through plant operations, process design and maintenance. The Company continually strives to reduce wastes by sending these materials off-site for recycling and/or reuse. The Company has taken, and continues to take, into account the requirements of such environmental laws and regulations in the improvement, modernization, expansion and start-up of its facilities and believes that it is currently in substantial compliance with such material laws and regulations. As is the case with most industrial manufacturers, the Company could incur significant costs related to environmental compliance. To the extent the Company might incur any such compliance costs, these costs most likely would be incurred over a number of years; however, no assurance can be given that future regulatory action regarding soil or groundwater at the

Company's facilities, as well as continued compliance with environmental requirements, will not require the Company to incur significant costs that may have a material adverse effect on the Company's financial condition and results of operations.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes liability without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a hazardous substance into the environment. These persons include the owner and operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at such site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

     The Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the manufacture and storage of products and equipment containing or requiring oil and/or hazardous substances. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, the Resource Conservation and Recovery Act and analogous state laws. Under such laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial operations to prevent future contamination.

     Various federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials ("ACMs"). Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of facilities at which ACMs were or are located for personal injury associated with exposure to ACMs. The Company is aware of the presence of ACMs at its facilities, but it believes that such materials are in acceptable condition at this time. The Company believes that any future costs related to remediation of ACMs at these sites will not be material, either on an annual basis or in the aggregate, although there can be no assurance with respect thereto.

     The Company has sought to reduce the impact of costs arising from or related to actual or potential environmental conditions at the Bowen Tools Division facilities caused or created by Bowen or its predecessors in title through the Company's contractual arrangements with Air Liquide. Pursuant to such arrangements, Air Liquide and Bowen agreed to indemnify the Company for such costs. Air Liquide provided the Company with certain environmental assessments with respect to most of the Bowen properties conveyed to the Company. In some cases, these initial assessments recommended the performance of further investigation to evaluate the need for and to determine the extent of the removal or remediation of hazardous substances required to address historical operations of Bowen. Air Liquide is conducting a further environmental review of the Bowen Tools Division facilities to determine the potential scope of remediation to be conducted at such facilities by Air Liquide or Bowen. There can be no assurance that Air Liquide or Bowen will meet its obligations under the indemnification arrangements or that there will not be future contamination for which the Company might be fully liable and that may require the Company to incur significant costs that could have a material adverse effect on the Company's financial condition and results of operations.

     Although the Company believes that it is in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to the Company.

FACILITIES

     The principal offices and facilities owned or leased by the Company and their current uses are described in the following table:

                             FACILITY SIZE    PROPERTY SIZE
           LOCATION            (SQ. FT.)         (ACRES)       TENANCY             USE
    -----------------------  -------------    -------------    --------    --------------------
    Pampa, TX..............    1,000,000           499          Owned      Rig and specialty
                                                                           steel manufacturing,
                                                                           administration and
                                                                           warehousing
    Houston, TX............      539,700            19          Owned      Drilling tool
                                                                           manufacturing,
                                                                           administration and
                                                                           warehousing
    Beaumont, TX...........      350,000            10          Owned      Rig manufacturing,
                                                                           administration and
                                                                           warehousing
    El Dorado, KS..........      139,912            23          Owned      Rig manufacturing,
                                                                           administration and
                                                                           warehousing
    Houston, TX............       16,249           N/A          Leased     Executive Offices
    Houston, TX............       50,154             2          Owned      Administration

     The Company also owns or leases facilities at 34 domestic and international locations, substantially all of which are sales, service or warehouse locations.

LEGAL PROCEEDINGS

     There are pending or threatened against the Company various claims, lawsuits and administrative proceedings all arising from the ordinary course of business with respect to commercial product liability and employee matters which seek remedies or damages. Although no assurance can be given with respect to the outcome of these or any other pending legal and administrative proceedings and the effects such outcomes may have on the Company, management believes that any ultimate liability resulting from the outcome of such proceedings to the extent not otherwise provided for will not have a material adverse effect on the Company's consolidated financial statements.

     The Company maintains comprehensive liability insurance. The Company believes such coverage to be of a nature and amount sufficient to ensure that it is adequately protected from any material financial loss as a result of such claims. The Company currently is not the subject of any legal actions for which it is neither insured nor indemnified and which the Company believes will individually or in the aggregate have a material adverse effect on the Company's financial condition or results of operations, nor to the Company's knowledge is any such litigation threatened.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's directors and executive officers, and their ages and positions with the Company as of the date of this Prospectus, are as follows:


                  NAME                     AGE                     POSITION
-----------------------------------------  ---     -----------------------------------------
Hushang Ansary...........................  70      Chairman of the Board and Chief Executive
                                                   Officer
Daniel G. Moriarty.......................  63      Vice-Chairman of the Board
Abdallah Andrawos........................  40      Director and Secretary
Nina Ansary..............................  31      Director
Frank C. Carlucci........................  67      Director
Dr. Philip David.........................  66      Director
Munawar H. Hidayatallah..................  53      Director, Executive Vice President and
                                                   Chief Financial Officer
Richard D. Higginbotham..................  60      Director, President and Chief Operating
                                                   Officer -- Bowen Tools Division
John D. Macomber.........................  69      Director
Edward L. Palmer.........................  80      Director
Stephen J. Solarz........................  57      Director
Gary W. Stratulate.......................  41      Director, President and Chief Operating
                                                   Officer -- IRI Division
Arthur C. Teichgraeber...................  41      Director, President and Chief Operating
                                                   Officer -- Cardwell International Ltd.
Alexander B. Trowbridge..................  67      Director
J. Robinson West.........................  51      Director


     Except as described under "-- Compensation Plans and Arrangements," all executive officers of the Company serve at the pleasure of the Board of Directors of the Company. Directors are elected at the Company's annual meeting of stockholders and serve for a one-year term or until their successors are elected and qualified or until their earlier resignation or removal in accordance with the Company's Certificate of Incorporation and Bylaws.

     HUSHANG ANSARY is an international entrepreneur, investor and industrialist. He has served as Chairman of the Board of the Company since September 1994 and was elected to the additional position of Chief Executive Officer of the Company in March 1997. He has served as Chairman of SunResorts, Ltd. N.V., a resort company, since 1986 and of Parman Capital Investments Ltd., a private investment company, since 1982.

     DANIEL G. MORIARTY has been a director of the Company since 1994 and served as Chief Executive Officer of the Company from 1994 to April 1997, when he was elected Vice-Chairman of the Board. He served as President of Cooper Manufacturing, a rig manufacturing division of Allied Production Corp. from 1992 to 1994 and of Smith Energy Services, an oilfield services division of Allied Production Corp., from 1987 to 1992. From 1982 to 1987, Mr. Moriarty served as the President and Chief Executive Officer of Leamco Services, Inc. From 1960 to 1982, Mr. Moriarty held various positions with Halliburton Company, rising from engineer to Vice President of the Central Region.

     ABDALLAH ANDRAWOS has been Secretary of the Company since 1994 and a director of the Company since April 1997. Since 1989 Mr. Andrawos has served as Secretary and Chief Financial Officer of SunResorts, Ltd. N.V., a resort company.

     NINA ANSARY has served as a director of the Company since April 1997. Ms. Ansary has been a Vice President of Parman Capital Investments Ltd., a private investment company, since 1994. Prior to 1994 Ms. Ansary was a student. Ms. Ansary is the daughter of Hushang Ansary and holds a masters degree in political science from Columbia University.

     FRANK C. CARLUCCI has been a director of the Company since 1994. Since 1993, Mr. Carlucci has served as Chairman and partner of The Carlyle Group, a Washington, D.C. based merchant bank and from 1989 to 1993 served as Vice-Chairman and partner. Mr. Carlucci serves on the following corporate boards: BDM International, Mass Mutual Life Insurance Company, General Dynamics Corporation, Kaman Corporation, Neurogen Corporation, Northern Telecom Ltd., Quaker Oats Company, SunResorts, Ltd. N.V., Texas Biotechnology Corporation, Pharmacia & Upjohn Inc., Ashland Inc. and Westinghouse Electric Corporation. He is also a Trustee of the Rand Corporation.

     DR. PHILIP DAVID has been a director of the Company since 1994. Dr. David was a consultant to Fairchild Corporation from January 1988 to June 1993 and was a Professor of Urban Studies and Planning at the Massachusetts Institute of Technology from 1971 until June 1987. Dr. David is a director of Fairchild Corporation.

     MUNAWAR H. HIDAYATALLAH has been a director and Executive Vice
President -- Corporate Development of the Company since 1994 and the Company's Chief Financial Officer since April 1997. From 1982 to 1994, Mr. Hidayatallah served as President and Chief Executive Officer of Crescott Inc., a holding company with interests in financial services, food processing and franchising, and from 1992 to 1994 he served as President and Chief Executive Officer of its subsidiary, Beverly Hills Securities Company.

     RICHARD D. HIGGINBOTHAM has been a director of the Company and President and Chief Operating Officer of the Bowen Tools Division of the Company since April 1997. Prior to the Bowen Acquisition, Mr. Higginbotham served as President of Bowen since 1988 and from 1982 to 1988 served as Bowen's Senior Vice President of Marketing.

     JOHN D. MACOMBER has been a director of the Company since 1994. Mr. Macomber has been a principal of JDM Investment Group, a private investment company, since 1992. From 1988 to 1992, he was Chairman and President of the Export-Import Bank of the United States, from 1973 to 1986 he was Chairman of the Board and Chief Executive Officer of Celanese Corp. and from 1954 to 1973 he was a managing partner of McKinsey & Co. He is also a director of Bristol-Myers Squibb Company, The Brown Group, Lehman Brothers Holdings Inc., Pilkington Ltd., Textron Inc. and Xerox Corporation. He is also a director and Vice-Chairman of The Atlantic Council of the United States and a director of the French American Foundation and the National Executive Services Corp. Mr. Macomber is a trustee of The Folger Library and a member of the Council on Foreign Relations and the Bretton Woods Committee. Mr. Macomber is Chairman of the Council for Excellence in Government and a trustee of the Carnegie Institute of Washington.

     EDWARD L. PALMER has been a director of the Company since June 1997. Mr. Palmer has been President of the Mill Neck Group Inc., a management consulting firm, since 1982, and prior thereto he served as Chairman of the Executive Committee and a director of Citicorp and Citibank, N.A. He is also a director of Devon Group Inc., Holmes Protection Group Inc. and SunResorts, Ltd. N.V.

     STEPHEN J. SOLARZ has been a director of the Company since 1994. Mr. Solarz has been President of Solarz Associates, an international consulting firm, since 1993. From 1975 to 1993, he was a member of the U.S. House of Representatives, where he served on the Foreign Affairs, the Merchant Marine and Fisheries, the Intelligence and the Joint Economic Committees. He is also a director of Samsonite Corp., Culligan Water Technologies Inc., Geophone Company, L.L.C. and First Philippine Fund Inc.

     GARY W. STRATULATE has been a director of the Company and President and Chief Operating Officer of its IRI Operations since April 1997. From December 1994 to April 1997, he served as the Executive Vice President of the International Division of the Company. From June 1991 to May 1994, Mr. Stratulate was the Chief Operating Officer of Dreco Energy Services Ltd., a manufacturer of oilfield equipment.

     ARTHUR C. TEICHGRAEBER has been a director of the Company and President and Chief Operating Officer of Cardwell since April 1997. Prior to the Cardwell Acquisition, Mr. Teichgraeber held various positions at Cardwell, rising from sales engineer to President.

     ALEXANDER B. TROWBRIDGE has been a director of the Company since 1994. Since 1990, Mr. Trowbridge has been the President of Trowbridge Partners, Inc., a management consulting firm. He was President of the National Association of Manufacturers from 1980 through 1989. He is also a director of The Gillette Company, New England Life Insurance Company, E.M. Warburg-Pincus Counsellors Fund, Rouse Company, Sun Company, Harris Corporation, Waste Management Inc., ICOS Corporation and SunResorts, Ltd. N.V. He is a charter trustee of Phillips Academy, Andover.

     J. ROBINSON WEST has been a director of the Company since 1994. Mr. West is Chairman of The Petroleum Finance Company, Ltd., a petroleum industry consulting firm, and served as its President from 1984 to 1996.

COMMITTEES

     The Company has the following standing committees of the Board of
Directors:

     Executive Committee. The Executive Committee consists of Messrs. Ansary, Carlucci, Solarz and Moriarty, with Mr. Ansary serving as Chairman. The Executive Committee has full power and authority to exercise all the powers of the Board of Directors in the management of the business except the power to fill vacancies on the Board of Directors and the power to amend the Bylaws and except as provided by law.

     Audit Committee. The Audit Committee consists of Mr. Macomber and Dr. David, with Mr. Macomber serving as Chairman. The Audit Committee has responsibility for, among other things, (i) recommending the selection of the Company's independent accountants, (ii) reviewing and approving the scope of the independent accountants' audit activity and extent of non-audit services, (iii) reviewing with management and the independent accountants the adequacy of the Company's basic accounting systems and the effectiveness of the Company's internal audit plan and activities, (iv) reviewing with management and the independent accountants the Company's financial statements and exercising general oversight of the Company's financial reporting process, (v) reviewing the Company's litigation and other legal matters that may affect the Company's financial condition and (vi) monitoring compliance with the Company's business ethics and other policies.

     Compensation Committee. The Compensation Committee consists of Dr. David and Mr. West, with Dr. David serving as Chairman. The Compensation Committee has responsibility for (i) reviewing and approving the recommendations of the Chief Executive Officer as to appropriate compensation of the Company's principal executive officers, (ii) examining periodically the general compensation structure of the Company and (iii) supervising the welfare, pension and compensation plans of the Company.

DIRECTOR COMPENSATION

     Directors who are not also officers or employees of the Company are paid annual fees equal to $30,000 plus $1,000 for each Board of Directors' meeting (but not committee meeting) attended.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation paid to Hushang Ansary, Chairman and Chief Executive Officer, and each of the five other most highly compensated executive officers of the Company for the 12 months ended December 31, 1996 (collectively, the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)


                                                                       LONG-TERM COMPENSATION
                                                                 -----------------------------------
                                                                          AWARDS
                                   ANNUAL COMPENSATION           -------------------------
                            ----------------------------------   RESTRICTED    SECURITIES
    NAME AND PRINCIPAL                            OTHER ANNUAL     STOCK       UNDERLYING     LTIP      ALL OTHER
         POSITION            SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS/SARS   PAYOUTS   COMPENSATION
--------------------------  --------   --------   ------------   ----------   ------------   -------   ------------
Hushang Ansary............        --         --        --            --            --           --             --
  Chairman and Chief
  Executive Officer
Daniel G. Moriarty........  $145,254   $106,504        --            --            --           --             --
  Vice-Chairman of the
  Board
Munawar H. Hidayatallah...  $186,750   $121,324        --            --            --           --             --
  Executive Vice President
  and Chief Financial
  Officer
Richard D. Higginbotham...  $135,000         --        --            --            --           --             --
  President and Chief
  Operating Officer of
  Bowen Tools Division
Gary W. Stratulate........  $186,750   $137,500        --            --            --           --             --
  President and Chief
  Operating Officer of IRI
  Division
Arthur C. Teichgraeber....  $102,870         --        --            --            --           --       $498,110(2)
  President and Chief
  Operating Officer of
  Cardwell


---------------
(1) Under rules promulgated by the Securities and Exchange Commission, since the Company was not a reporting company during the three immediately preceding fiscal years, only the information with respect to the most recent completed fiscal year is required to be presented in the Summary Compensation Table. As a consequence of the change in its fiscal year, the Company's most recent completed fiscal year is a nine month period. In order to provide compensation information for a twelve month period, the information provided in the Summary Compensation Table is for the twelve months ended December 31, 1996.

(2) Consists of license fees paid by Cardwell to Mr. Teichgraeber and to certain entities directly or indirectly owned by Mr. Teichgraeber.

STOCK OPTIONS

     Pursuant to the Incentive Plan (described below under "-- Compensation Plans and Arrangements -- The Incentive Plan"), in anticipation of the Offering, the Company granted to its Directors and certain of its officers and employees an aggregate of 1,955,000 options to purchase shares of Common Stock. Such options and the terms thereof are described in the following paragraphs.

     On June 17, 1997, in anticipation of the Offering, the Company granted options to purchase 20,000 shares of Common Stock to each of the Directors not employed by the Company (the "Outside Directors") contingent on the consummation of the Offering. The options were granted pursuant to the Incentive Plan and are not intended to qualify as "incentive stock options" (as described below under "-- Compensation Plans and Arrangements -- The Incentive Plan -- Options"). The options have an exercise price per share equal to the Offering price per share and generally have a five-year term. The options are exercisable (i) cumulatively to the extent of one-half of the shares on the effective date of the Offering and (ii) cumulatively to the extent of one-quarter of the shares after each of the first two anniversaries of the effective date of the Offering for so long as the Outside Director remains in continuous service with the Company. In addition, the options become immediately exercisable upon an Outside Director's death or disability.

     As of December 31, 1996, no stock options or stock appreciation rights had been granted to the Named Executive Officers. On October 14, 1997, in anticipation of the Offering, the Compensation Committee granted, effective upon completion of the Offering, certain stock options to the Named Executive Officers as described in the following tables and discussion.

                             OPTION GRANTS IN 1997

                                                                                                              POTENTIAL
                                                                                                           REALIZABLE VALUE
                                                                                                              AT ASSUMED
                                                                                                           ANNUAL RATES OF
                                          NUMBER OF      % OF TOTAL                                          STOCK PRICE
                                          SECURITIES      OPTIONS        EXERCISE                          APPRECIATION FOR
                                          UNDERLYING     GRANTED TO      PRICE OR                            OPTION TERM
                                           OPTIONS      EMPLOYEES IN       BASE           EXPIRATION       ----------------
                  NAME                     GRANTED        1997(1)       PRICE(2)(3)          DATE            5%       10%
----------------------------------------- ----------    ------------    -----------    ----------------    ------    ------
Hushang Ansary........................... 1,000,000         55.71%       Offering                , 2007    $         $
                                                                           Price
Daniel G. Moriarty.......................    50,000          2.79        Offering                , 2007
                                                                           Price
Munawar H. Hidayatallah..................    45,000          2.51        Offering                , 2007
                                                                           Price
Richard D. Higginbotham..................    35,000          1.95        Offering                , 2007
                                                                           Price
Gary W. Stratulate.......................    40,000          2.23        Offering                , 2007
                                                                           Price
Arthur C. Teichgraeber...................    35,000          1.95        Offering                , 2007
                                                                           Price

---------------

(1) Calculated assuming grants to employees, other than Named Executive Officers, of options to purchase an aggregate of 590,000 shares of Common Stock.

(2) As described below, the exercise price as to one-third of the shares covered by the options is the Offering price, the exercise price as to the second one-third of the shares covered by the options is the greater of the Offering price and the fair market value per share on the first anniversary of the effective date of the Offering, and the exercise price as to the final one-third of the shares covered by the options is the greater of the Offering Price and the fair market value per share on the second anniversary of the effective date of the Offering.

(3) Market price has been assumed to equal the initial public offering price.

     The following table sets forth information regarding the values of the stock options granted on October 14, 1997, effective upon the completion of the Offering, to the Named Executive Officers.

                      OPTION VALUES AT             , 1997

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                             OPTIONS AT            IN-THE-MONEY OPTIONS
                         NAME                                  , 1997              AT         , 1997(1)
------------------------------------------------------ ----------------------    ------------------------
Hushang Ansary........................................        1,000,000                     $0
Daniel G. Moriarty....................................           50,000                      0
Munawar H. Hidayatallah...............................           45,000                      0
Richard D. Higginbotham...............................           35,000                      0
Gary W. Stratulate....................................           40,000                      0
Arthur C. Teichgraeber................................           35,000                      0

---------------

(1) Market price has been assumed to equal the initial public offering price.

     All of the stock options granted to the Named Executive Officers in 1997 were granted pursuant to the Incentive Plan. The stock options have a ten-year term and are not intended to qualify as "incentive stock options" (as described below under "-- Compensation Plans and Arrangements -- The Incentive Plan -- Options"). The stock options granted to each Named Executive Officer are exercisable cumulatively to the extent of one-third of the shares of Common Stock covered thereby on the effective date of the Offering ("Tranche A Shares"), one-third of the shares of Common Stock covered thereby on the first anniversary of the effective date of the Offering ("Tranche B Shares"), and one-third of the shares of Common Stock covered thereby on the second anniversary of the effective date of the Offering ("Tranche C Shares"), for so long as the Named Executive Officer remains in continuous employment with the Company or one of its affiliates. In addition, the options become immediately exercisable upon the Named Executive Officer's death or disability. Once exercisable, the options have the following exercise prices: Tranche A
Shares -- the Offering Price; Tranche B Shares -- the greater of the initial public offering price and the fair market value per share on the first anniversary of the effective date of the Offering; Tranche C Shares -- the greater of the initial public offering price and the fair market value per share on the second anniversary of the effective date of the Offering.



     On October 14th, 1997 in anticipation of the Offering, the Compensation Committee granted a total of 215,000 stock options to designated senior employees. All of the stock options granted to the designated senior employees were granted pursuant to the Incentive Plan. The stock options have a ten-year term and are not intended to qualify as "incentive stock options" (as described below under "-- Compensation Plans and Arrangements -- The Incentive
Plan -- Options"). The stock options granted to each designated senior employee have the same terms and conditions as the stock option granted to the Named Executive Officers described above.



     On October 14th, 1997, in anticipation of the Offering, the Compensation Committee granted a total of 375,000 stock options to employees of the Company having at least five years of service with the Company or its predecessors. The number of stock options granted to each such employee is 500, and such options are exercisable cumulatively to the extent of 100 shares of Common Stock on the effective date of the Offering ("Tranche 1 Shares"), 100 shares of Common Stock on the first anniversary of the effective date of the Offering ("Tranche 2 Shares"), 100 shares of Common Stock on the second anniversary of the effective date of the Offering ("Tranche 3 Shares"), 100 shares of Common Stock on the third anniversary of the effective date of the Offering ("Tranche 4 Shares") and 100 shares of Common Stock on the fourth anniversary of the effective date of the Offering ("Tranche 5 Shares"), for so long as such employee remains in continuous employment with the Company or one of its affiliates. In addition, the options become immediately exercisable upon such employee's death or disability. Once exercisable, the options have the following exercise prices:
Tranche 1 Shares -- the Offering Price; Tranche 2 Shares -- the greater of the initial public offering price and the fair market value per share on the first anniversary of the effective date of the Offering; Tranche 3 Shares -- the greater of the initial public offering price and the fair market value per share on the second anniversary of the effective date of the Offering; Tranche 4 Shares -- the greater of the initial public offering price and the fair market value per share on the third anniversary of the effective date of the Offering; and Tranche 5 Shares -- the greater of the initial public offering price and the fair market value per share on the fourth anniversary of the effective date of the Offering.


COMPENSATION PLANS AND ARRANGEMENTS

  Compensation of Named Executive Officers -- In General

     Prior to the Offering, the compensation of the Named Executive Officers was as approved by the Compensation Committee upon the recommendation of the Chief Executive Officer and, in the case of Mr. Teichgraeber, in accordance with his employment agreement with Cardwell. Following the Offering, the compensation of the Named Executive Officers will continue to be approved by the Compensation Committee upon the recommendation of the Chief Executive Officer and, in the case of Mr. Teichgraeber, in accordance with his employment agreement with Cardwell (described below).

  The Incentive Plan

     On June 17, 1997, the Company adopted an equity incentive plan (the "Incentive Plan") to attract and retain qualified officers, directors and other key employees of, and consultants to, the Company.

     Shares Available Under the Incentive Plan. Subject to adjustment as provided in the Incentive Plan, the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the Incentive Plan will not exceed 4,000,000, which may be shares of original issuance or treasury shares or a combination thereof. Officers, directors and other key employees of and consultants to the Company ("Participants") may be selected by the Compensation Committee to receive benefits under the Incentive Plan.

     Options. The Compensation Committee may authorize the grant of rights that entitle the optionee to purchase Common Stock ("Option Rights") at a price equal to or greater or less than market value on the date of grant. Subject to adjustment as provided in the Incentive Plan, no participant will be granted Option Rights, in the aggregate, for more than 3,000,000 shares during any three consecutive calendar years. The Compensation Committee may provide that the option price is payable at the time of exercise (i) in cash, (ii) by the transfer to the Company of nonforfeitable, unrestricted shares of Common Stock,
(iii) with any other legal consideration the Compensation Committee may deem appropriate, or (iv) by any combination of the foregoing methods of payment. A grant may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates if there is then a public market for the Common Stock. A grant may provide for automatic grant of reload option rights upon the exercise of Option Rights, including reload option rights, for shares of Common Stock or any other noncash consideration authorized under the Incentive Plan, except that the term of any reload option right may not extend beyond the term of the Option Right originally exercised. The Compensation Committee has the authority to specify at the time Option Rights are granted that shares of Common Stock will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Incentive Plan does not require any such holding period and would permit immediate sequential exchanges of shares of Common Stock at the time of exercise of Option Rights.

     Option Rights granted under the Incentive Plan may be Option Rights that are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Option Rights that are not intended to so qualify. Any grant may provide for the payment of dividend equivalents to the optionee on a current, deferred or contingent basis or may provide that dividend equivalents be credited against the option price.

     No Option Right may be exercised more than 10 years from the date of grant. Each grant must specify the period of continuous employment with, or continuous engagement of consulting services by, the Company that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of the Option Rights in the event of a change of control of the Company or other similar transaction or event. Successive grants may be made to the same optionee regardless of whether Option Rights previously granted to him or her remain unexercised.

     Transferability. No Option Right is transferable by a participant except by will or the laws of descent and distribution. Option Rights may not be exercised during a participant's lifetime except by the participant or, in the event of the participant's incapacity, by the participant's guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may provide for the transferability of particular awards under the Incentive Plan.

     The Compensation Committee may specify at the date of grant that all or any part of shares of Common Stock that is to be issued or transferred by the Company upon the exercise of Option Rights shall be subject to further restrictions on transfer.

     Adjustments. The maximum number of shares that may be issued or transferred under the Incentive Plan, the number of shares covered by outstanding Option Rights and the option prices or base prices per share applicable thereto are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spinoffs, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events. In the event of any such transaction or event, the Committee may in its discretion provide in substitution for any or all outstanding awards under the Incentive Plan such alternative consideration as it may in good faith determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also, as it determines to be appropriate in order to reflect any such transaction or event, make or provide for such adjustments in the number of shares that may be issued or transferred and covered by outstanding awards granted under the Incentive Plan and the number of shares permitted to be covered by awards granted under the plan to any one participant during any calendar year.

     Administration and Amendments. The Incentive Plan will be administered by the Compensation Committee of the Board (such committee is referred to in this description of the Incentive Plan as the "Committee"). Following the consummation of the Offering, the Committee must consist of not less than two members who are "non-employee directors" within the meaning of Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Code. In connection with its administration of the Incentive Plan, the Committee is authorized to interpret the Incentive Plan and related agreements and other documents. The Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the Incentive Plan and may condition the grant of awards on the surrender or deferral by the participant of the participant's right to receive a cash bonus or other compensation otherwise payable by the Company to the participant.

     The Incentive Plan may be amended from time to time by the Committee, but without further approval by the shareholders of the Company no such amendment may cause the Incentive Plan to cease to satisfy any applicable condition of Rule 16b-3 or cause any award under the Incentive Plan to cease to qualify for any applicable exception to Section 162(m) of the Code.

     Federal Income Tax Consequences. The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Incentive Plan based on federal income tax laws in effect on the date of this Prospectus. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     In general, (i) no income will be recognized by an optionee at the time a nonqualified Option Right is granted, (ii) at the time of exercise of a nonqualified Option Right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified Option Right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period.

     In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an officer or director to suit under
Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the Section 162(m) $1.0 million limitation on certain executive compensation and (ii) any applicable reporting obligations are satisfied.

  Other Compensation Plans or Programs

     The Company does not maintain any other compensation plans or programs that apply to the Named Executive Officers, other than broad-based retirement plans.

EMPLOYMENT AGREEMENTS, SEVERANCE AGREEMENTS AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Teichgraeber has a five-year employment agreement with Cardwell, commencing as of April 17, 1997 and ending as of April 16, 2002. Under the agreement, Mr. Teichgraeber receives an annual base salary of $250,000, subject to review by Cardwell for increase (but not decrease) at the end of each twelve month period. Commencing with the twelve month period ending March 31, 1998, Mr. Teichgraeber also is eligible to receive an annual performance bonus of up to $600,000. The actual amount of such bonus, if any, is determined by the Company in its sole discretion. If a Change in Control (as defined in such agreement) occurs during the term of the agreement and while Mr. Teichgraeber is still employed by Cardwell, Mr. Teichgraeber is eligible to receive a special change in control bonus. The actual amount of such bonus, if any, shall be determined by the Company in its sole discretion. If Mr. Teichgraeber's employment with Cardwell is terminated during the term of the agreement: (i) by Cardwell for Cause (as defined in such agreement) or by Mr. Teichgraeber for any reason other than Good Reason (as defined in such agreement), Mr. Teichgraeber is not entitled to receive any further compensation or benefits under the agreement;
(ii) by Cardwell for any reason other than Cause or Disability (as defined in such agreement), Mr. Teichgraeber is entitled to receive a lump sum payment equal to his then-current base salary for the remainder of the term of the agreement; or (iii) as a result of his death or by Cardwell as a result of his Disability, Mr. Teichgraeber is entitled to receive payments equal to his then-current base salary (less any applicable disability benefits) for a period of six months. Finally, during the period ending on the later of the effective date of the termination of Mr. Teichgraeber's employment with Cardwell or the last day of the term of the agreement, Mr. Teichgraeber is prohibited from engaging in Competitive Activity (as defined in such agreement) with the Company, and is prohibited from soliciting any employee of the Company or any of its affiliates to terminate employment.

     No other Named Executive Officer has an employment agreement, severance agreement or change-in-control agreement with the Company or any affiliate.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of October 14, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person that owns beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                                                                                 PERCENTAGE OF SHARES
                                                NUMBER OF SHARES OWNED                  OWNED
                                              ---------------------------       ----------------------
                                               PRIOR TO          AFTER          PRIOR TO      AFTER
                                               OFFERING        OFFERING(1)      OFFERING   OFFERING(1)
                                              ----------       ----------       --------   -----------
DIRECTORS AND EXECUTIVE OFFICERS
Hushang Ansary..............................  27,300,000(2)    24,913,333(3)      91.0%        62.9%
Daniel G. Moriarty..........................           0           16,667(3)         0            *
Abdallah Andrawos...........................           0           13,333(3)         0            *
Nina Ansary.................................   3,000,000        3,010,000(3)      10.0%         7.6%
Frank C. Carlucci...........................   1,200,000        1,090,000(3)       4.0%         2.8%
Dr. Philip David............................   1,500,000        1,360,000(3)       5.0%         3.4%
Munawar H. Hidayatallah.....................           0           15,000(3)         0            *
Richard D. Higginbotham.....................           0           11,667(3)         0            *
John D. Macomber............................           0           10,000(3)         0            *
Edward L. Palmer............................           0           10,000(3)         0            *
Stephen J. Solarz...........................           0           10,000(3)         0            *
Gary W. Stratulate..........................           0           13,333(3)         0            *
Arthur C. Teichgraeber......................           0           11,667(3)         0            *
Alexander B. Trowbridge.....................           0           10,000(3)         0            *
J. Robinson West............................           0           10,000(3)         0            *
All Directors and executive officers as
  a group (15 persons)......................  30,000,000(2)    27,495,000(2)(3)    100%        69.4%
CERTAIN OTHER HOLDERS
Nader Ansary................................   3,000,000        3,000,000         10.0%         7.6%
The Ansary Family Trust.....................   2,850,000(2)     2,850,000(2)       9.5%         7.2%

---------------
 *  Less than 1%.

(1) Assumes exercise of vested options. See "Management -- Stock Options."

(2) Mr. Ansary, The Ansary Family Trust, a trust controlled by Mr. Ansary for the benefit, inter alia, of members of his immediate family, and a private charitable foundation controlled by Mr. Ansary directly own in the aggregate 21,300,000 shares of Common Stock. Includes shares of Common Stock owned by Nina Ansary and Nader Ansary (Mr. Ansary's daughter and son), of which Mr. Ansary disclaims beneficial ownership.

(3) Including, in the case of Mr. Ansary, Ms. Ansary, Mr. Carlucci and Mr. David, and otherwise consisting of, options to purchase shares of Common Stock granted pursuant to the Incentive Plan. See "Management -- Stock Options."

                              SELLING STOCKHOLDERS

     The Selling Stockholders consist of Mr. Ansary, Mr. Carlucci and Dr. David, who are offering 2,730,000, 120,000 and 150,000 shares of Common Stock, respectively. If the Underwriters' Over-Allotment Options are exercised, Mr. Ansary, Mr. Carlucci and Dr. David will sell an additional 819,000, 36,000 and 45,000 shares, respectively. See "Security Ownership of Certain Beneficial Owners and Management." The Company is paying all the expenses of the Offering, including the expenses attributable to the shares being sold by the Selling Stockholders, other than underwriting discounts and commissions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


CORPORATE CONSOLIDATION


     On October 14, 1997, in anticipation of the Offering, the Company and its then sole stockholder, Energy Services International Ltd. ("ESI"), merged pursuant to Section 253 of the Delaware General Corporation Law (the "Merger"), and ESI, as the surviving entity, changed its name to IRI International Corporation. As a result of the Merger, the stockholders of ESI became the stockholders of the Company, the number of issued and outstanding shares of Common Stock was increased to 30,000,000 and all issued and outstanding shares of the Company's preferred stock (including all accrued and unpaid dividends thereon) and all shares of treasury stock were cancelled.


OTHER TRANSACTIONS


     During the three month period ended March 31, 1997, the Company paid ESI approximately $450,000 to reimburse ESI for certain administrative services costs (compensation and related expenses) paid by ESI on behalf of the Company for services rendered between September 20, 1994 and March 31, 1997.

     At December 31, 1996, the Company was owed $158,000 by an affiliate for services rendered by Company personnel to the affiliate during 1996. Payment was received in July 1997, and no further services have been rendered.


REGISTRATION RIGHTS AGREEMENT


     In connection with the Offering, the Company will enter into a registration rights agreement with each of the current stockholders (the "Registration Rights Agreement"). The Registration Rights Agreement will provide for demand registration rights pursuant to which, upon the request of a holder or holders (the "Requesting Holders") who are affiliates of the Company or who own at least 10% of the shares of Common Stock subject to such agreement (the "Registrable Securities"), the Company will file a registration statement under the Securities Act to register Registrable Securities held by the Requesting Holder and any other stockholders holding Registrable Securities, provided that at least 10% of the number of shares of Registrable Securities or aggregate principal amount of Registrable Securities outstanding at such time is requested to be registered. In addition, subject to certain conditions and limitations, the Registration Rights Agreement will provide that holders of Registrable Securities may participate in any registration by the Company of its shares of Common Stock in an underwritten offering. The Registration Rights conferred by the Registration Rights Agreement will be transferable to transferees of the Registrable Securities covered thereby.

     Under the Registration Rights Agreement, the Company is required to pay all the costs associated with such an offer other than underwriting discounts and commissions and transfer taxes attributable to the Registrable Securities sold. In addition, the Company will indemnify the Requesting Holders, and the Requesting Holders will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreement.


INDEMNIFICATION AGREEMENTS


     In connection with the Offering, the Company will enter into an indemnification agreement (each, an "Indemnification Agreement") with each of its directors and executive officers (each, an "Indemnitee"). Each Indemnification Agreement will provide that the Company will indemnify each Indemnitee when he or she is involved in any manner or is threatened to be involved in any proceeding (i) by reason of the fact he or she is or was or had agreed to become a director or officer of the Company, or is or was serving or had agreed to serve at the request of the Company as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity, against all liabilities actually incurred by the Indemnitee in connection therewith so long as the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was or had agreed to become a director or officer of the Company, or is or was serving or had agreed to serve at the request of the Company as a director, officer, employee or agent of another entity, against all liabilities actually incurred by the Indemnitee in connection therewith so long as he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except no indemnification will be made if the Indemnitee is adjudged to be liable to the Company, unless and only to the extent a proper court determines that despite the adjudication of liability the Indemnitee is entitled to indemnity.

     The Company will also agree to indemnify each Indemnitee against liabilities arising from the Indemnitee's alleged or actual negligence or breach of duty or misstatement made, or acquiesced to, in his or her capacity as an officer or director of the Company, or while serving at the request of the Company as a director, officer, employee or agent of another entity.

     In the event the Company disputes an Indemnitee's right to indemnification under an Indemnification Agreement, the Company has agreed to pay all expenses relating to the Indemnitee's enforcement of its rights under his or her Indemnification Agreement.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's Certificate of Incorporation (the "Certificate of Incorporation") provides that the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Upon consummation of the Offering, 39,000,000 shares of Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued and outstanding. The summary below is a description summary and is qualified in its entirety by the provisions of the Certificate of Incorporation.

COMMON STOCK

     Except as may otherwise be provided in a Preferred Stock designation, the holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and do not have cumulative voting rights. Subject to preferential rights that may be applicable to any Preferred Stock outstanding, holders of Common Stock are entitled to receive dividends, if, as and when declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in assets remaining after payment of liabilities, subject to prior distribution rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     The Board of Directors has the authority, with the approval of the holders of a majority of the outstanding shares of Common Stock, to issue the Preferred Stock in one or more series and to fix the number of shares to be included in any such series and the designations, relative powers, preferences, rights and qualifications, limitations or restrictions of all shares of each such series. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distributions to the holders of Common Stock.

LIMITATIONS OF LIABILITY

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional conduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the Company of stock or any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides that, to the full extent permitted by Delaware law, no director will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed Continental Stock Transfer & Trust Co. as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering (assuming the Underwriters' Over-Allotment Options are not exercised), the Company will have 39,000,000 shares (39,628,333 shares assuming exercise of all vested options) of Common Stock outstanding. The 12,000,000 shares of Common Stock sold in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction or limitation under the Securities Act. The remaining 27,000,000 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act (the "Restricted Shares") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144.

     In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the preceding 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. The Company, the stockholders of the Company prior to the Offering and the Named Executive Officers have agreed that, subject to certain limited exceptions, for a period of 180 days from the date of this Prospectus they will not, without the prior written consent of Lehman Brothers Inc., sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock. See "Certain Relationships and Related Transactions -- Registration Rights Agreement."

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved or to be available for issuance pursuant to the Incentive Plan. Shares of Common Stock issued pursuant to such plan generally will be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

     Prior to the Offering there has been no public market for the Common Stock. See "Risk Factors -- No Prior Public Market for Common Stock; Possible Volatility of Stock Price." The Company can make no predictions as to the effect, if any, that future sales of Restricted Shares, or the availability of such Restricted Shares for sale, or the issuance of shares of Common Stock upon the exercise of options or otherwise, or the perception that such sales or exercise could occur, will have on the market price prevailing from time to time. Sales of substantial amounts of Restricted Shares in the public market or the perception that such sales might occur could have an adverse effect on the market price of the Common Stock.

                                  UNDERWRITING

     Under the terms of, and subject to the conditions contained in, the U.S. Underwriting Agreement, the U.S. Underwriters, for whom Lehman Brothers Inc., Howard, Weil, Labouisse, Friedrichs Incorporated, Prudential Securities Incorporated and Credit Lyonnais Securities (USA) Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to each U.S. Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each U.S. Underwriter below:

                                                                                      NUMBER OF
                                        UNDERWRITER                                    SHARES
        ----------------------------------------------------------------------------  ---------
        Lehman Brothers Inc. .......................................................
        Howard, Weil, Labouisse, Friedrichs Incorporated............................
        Prudential Securities Incorporated..........................................
        Credit Lyonnais Securities (USA), Inc. .....................................

                                                                                      ---------
                 Total..............................................................  9,600,000
                                                                                      =========

     Under the terms of, and subject to the conditions contained in, the International Underwriting Agreement, the International Managers, for whom Lehman Brothers International (Europe), Credit Lyonnais Securities, Howard, Weil, Labouisse, Friedrichs Incorporated and Prudential-Bache Securities (U.K.) Inc. are acting as representatives (the "Lead Managers"), have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to each International Manager, the aggregate number of shares of Common Stock set forth opposite the name of each International Manager below:

                                                                                      NUMBER OF
                                   INTERNATIONAL MANAGERS                              SHARES
        ----------------------------------------------------------------------------  ---------
        Lehman Brothers International (Europe)......................................
        Credit Lyonnais Securities..................................................
        Howard, Weil, Labouisse, Friedrichs Incorporated............................
        Prudential-Bache Securities (U.K.) Inc. ....................................

                                                                                      ---------
                 Total..............................................................  2,400,000
                                                                                      =========

     The U.S. Underwriters and the International Managers (collectively, the "Underwriters") propose to offer the shares to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the U.S. Underwriters and the International Managers) at such price, less a selling concession not in excess of $
per share. The U.S. Underwriters and the International Managers may allow, and
such dealers may re-allow, a concession not in excess of $          per share to
certain other Underwriters or to certain other brokers and dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives and the Lead Managers.

     The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the several U.S. Underwriters and the International Managers, respectively, to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and certain other conditions. The nature of the U.S. Underwriters' and the International Managers' obligations is such that, if any of the shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreements, must be so purchased. The initial public offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering. The closing of the International Offering is a condition to the closing of the U.S. Offering.

     The Company and the Selling Stockholders have agreed in the Underwriting Agreements to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the U.S. Underwriters and the International Managers may be required to make in respect thereof.

     Each of the Company and the Selling Stockholders has granted to the U.S. Underwriters a 30-day option to purchase up to 720,000 additional shares on the same terms and conditions as set forth above to cover over-allotments, if any. Each of the Company and the Selling Stockholders has granted to the International Managers a similar option to purchase up to 180,000 additional shares to cover over-allotments, if any. To the extent that such options are exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment, as indicated in the preceding tables.

     The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers (the "Agreement Between") pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Common Stock (plus any of the shares of Common Stock to cover over-allotments) offered in the U.S. Offering, (a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Between, each International Manager has agreed that, as part of the distribution of the shares of Common Stock (plus any of the shares of Common Stock to cover over-allotments) offered in the International Offering, (a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares in the United States or Canada or to any U.S. or Canadian Person. Each International Manager has also agreed that it will offer to sell shares of Common Stock only in compliance with all relevant requirements of any applicable laws.

     As used herein, "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any political subdivision thereof or any estate or trust, the income of which is subject to United States federal income taxation or Canadian income taxation regardless of the source of income (other than a foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person who is not otherwise a U.S. or Canadian Person. The term "United States" means the United States of America (including the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction. The term "Canada" means Canada, its provinces, territories and possessions and other areas subject to its jurisdiction.

     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between, including: (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who also is acting as a U.S. Underwriter; and (iv) other transactions specifically approved by the Representatives and the Lead Managers.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed upon. Unless otherwise agreed, the price of any shares of Common Stock so sold shall be the public offering price then in effect for the shares of Common Stock being sold by the U.S. Underwriters and the International Managers, less the selling concession allocable to such shares. To the extent that there are sales between the U.S. Underwriters and the International Managers pursuant to the Agreement Between, the number of shares initially available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount specified on the cover page of this Prospectus.

     This Prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares of Common Stock in Canada or any province or territory thereof. Any offer or sale of shares of Common Stock in Canada may only be made pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made.

     Each International Manager has represented and agreed that: (i) it has not offered or sold and, prior to the date six months after the latest closing date, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 (the "1986 Act") with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any investment advertisement (within the meaning of the 1986 Act) relating to the shares of Common Stock if that person falls within Article II(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been taken or will be taken in any jurisdiction by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of shares of Common Stock in any jurisdiction where action for that purpose is required, other than the United States. Persons into whose possession this Prospectus comes are required by the Company, the Selling Stockholders and the Underwriters to inform themselves about, and to observe any restrictions as to, the offering of shares of Common Stock offered pursuant to the Offering and the distribution of this Prospectus.

     Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price set forth on the cover page hereof.

     The Company, each of its stockholders prior to the Offering and the Named Executive Officers have agreed, for a period of 180 days from the date of this Prospectus, not to, directly or indirectly, offer, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future
of) any Common Stock of the Company, or sell or grant options, rights or warrants with respect to any Common Stock of the Company, without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives and the Lead Managers.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company, the Selling Stockholders, the Representatives and the Lead Managers. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are recent financial and operating results of the Company, the proposed capital structure, assets and liabilities of the Company, estimates of the business potential and earnings prospects of the Company, the prospects for the industry in which the Company operates, an assessment of the Company's management, consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed relevant. Additionally, consideration was given to the general status of the securities markets, the market conditions for new offerings of securities, the demand for similar securities of publicly traded companies in related businesses and other relevant factors. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price will be subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     At September 30, 1997, Lehman Commercial Paper Inc. and Strategic Resource Partners Inc., each an affiliate of Lehman Brothers Inc., in the aggregate owned 10% or more of the outstanding subordinated debt of the Company. As a result of such ownership, the National Association of Securities Dealers, Inc. ("NASD") may view the Offering as a participation by Lehman Brothers Inc. in the distribution in a public offering of securities issued by a company with which Lehman Brothers Inc. has a conflict of interest. As a result, the Offering is being made pursuant to the provisions of Rule 2720 of the NASD's Conduct Rules. Such provisions require, among other things, that the initial public offering price be no higher than that recommended by a "qualified independent underwriter," who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of "due diligence" with respect thereto. Prudential Securities Incorporated is acting as a qualified independent underwriter in this Offering, and the initial public offering price of the shares is not higher than the price recommended by Prudential Securities Incorporated, which price was determined based on the factors discussed above. In accordance with such Rule 2720, the U.S. Underwriters and the International Managers will not make sales of shares of Common Stock offered hereby to customers' discretionary accounts without the prior specific written approval of such customers.

     In connection with its roles as Advisor, Arranger and Syndication Agent under the Senior Credit Facility, Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., was paid customary fees. In connection with its role as an interim lender under the Senior Notes Agreement, Strategic Resource Partners, an affiliate of Lehman Brothers Inc., was paid customary fees. Lehman Brothers Inc. acted as financial advisor to the Company in connection with the Acquisitions, for which it received customary compensation.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives and the Lead Managers are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Representatives and Lead Managers create a short position in the Common Stock in connection with the Offering, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives and the Lead Managers may reduce that short position by purchasing Common Stock in the open market. The Representatives and the Lead Managers also may elect to reduce any short position by exercising all or part of the Underwriters' Over-Allotment Options described herein.

     The Representatives and the Lead Managers also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives or the Lead Managers purchase shares of Common Stock in the open market to reduce such Underwriters' short position or to stabilize the price of the Common Stock they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither the Company, the Selling Stockholders nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company, the Selling Stockholders nor any of the

Underwriters makes any representation that the Representatives or Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Common Stock has been approved, subject to notice of issuance, for listing on the NYSE. In order to meet one of the requirements for listing the Common Stock on the NYSE, the U.S. Underwriters have undertaken to sell lots of 100 or more shares of Common Stock to a minimum of 2,000 beneficial owners.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York and for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of the Company for the period from April 1, 1994 through September 19, 1994 (Predecessor), the period from September 20, 1994 through March 31, 1995, the year ended March 31, 1996 and the nine months ended December 31, 1996; the financial statements of Bowen Tools, Inc. as of December 31, 1995 and 1996 and for each of the years in the three year period ended December 31, 1996; and the financial statements of Cardwell International, Ltd. as of October 31, 1996 and for the ten month period then ended, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements of the Company refers to a change in the Company's method of recognizing revenues.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     The Company will be required to file reports and other information with the Securities and Exchange Commission pursuant to the Exchange Act. The Company intends to furnish its stockholders annual reports containing consolidated financial statements certified by its independent accountants and quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
IRI INTERNATIONAL CORPORATION
  Independent Auditors' Report......................................................... F-2
  Balance Sheets as of March 31, 1996 and December 31, 1996............................ F-3
  Statements of Operations for the Period from April 1, 1994 through September 19, 1994
     (predecessor), Period from September 20, 1994 through March 31, 1995, Year Ended
     March 31, 1996 and Nine Months Ended December 31, 1996............................ F-4
  Statements of Shareholders' Equity for the Period from April 1, 1994 through
     September 19, 1994 (predecessor), Period from September 20, 1994 through March 31,
     1995, Year Ended March 31, 1996 and Nine Months Ended December 31, 1996........... F-5
  Statements of Cash Flows for the Period from April 1, 1994 through September 19, 1994
     (predecessor), Period from September 20, 1994 through March 31, 1995, Year Ended
     March 31, 1996 and Nine Months Ended December 31, 1996............................ F-6
  Notes to Financial Statements........................................................ F-7
  Condensed Consolidated Balance Sheet as of September 30, 1997 (unaudited)............ F-18
  Condensed Consolidated Statements of Operations for the Nine Months Ended September
     30, 1996 and 1997 (unaudited)..................................................... F-19
  Condensed Consolidated Statement of Shareholders' Equity for the Nine Months Ended
     September 30, 1997 (unaudited).................................................... F-20
  Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September
     30, 1996 and 1997 (unaudited)..................................................... F-21
  Notes to Condensed Consolidated Financial Statements (unaudited)..................... F-22

BOWEN TOOLS, INC. AND SUBSIDIARIES
  Independent Auditors' Report......................................................... F-25
  Consolidated Balance Sheets as of December 31, 1995 and December 31, 1996............ F-26
  Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and
     1996.............................................................................. F-27
  Consolidated Statements of Shareholder's Equity for the Years Ended December 31,
     1994, 1995 and 1996............................................................... F-28
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and
     1996.............................................................................. F-29
  Notes to Consolidated Financial Statements........................................... F-30
  Condensed Consolidated Statements of Operations for the Three Months Ended March 31,
     1996 and 1997 (unaudited)......................................................... F-38
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31,
     1996 and 1997 (unaudited)......................................................... F-39
  Notes to Condensed Consolidated Financial Statements (unaudited)..................... F-40

CARDWELL INTERNATIONAL LTD. AND SUBSIDIARIES
  Independent Auditors' Report......................................................... F-41
  Consolidated Balance Sheet as of October 31, 1996.................................... F-42
  Consolidated Statement of Operations for the Ten Months Ended October 31, 1996....... F-43
  Consolidated Statement of Shareholders' Equity for the Ten Months Ended October 31,
     1996.............................................................................. F-44
  Consolidated Statement of Cash Flows for the Ten Months Ended October 31, 1996....... F-45
  Notes to Consolidated Financial Statements........................................... F-46
  Condensed Consolidated Statements of Operations for the Five Months Ended March 31,
     1996 and 1997 (unaudited)......................................................... F-52
  Condensed Consolidated Statement of Shareholders' Equity for the Five Months Ended
     March 31, 1997 (unaudited)........................................................ F-53
  Condensed Consolidated Statements of Cash Flows for the Five Months Ended March 31,
     1996 and 1997 (unaudited)......................................................... F-54
  Notes to Condensed Consolidated Financial Statements (unaudited)..................... F-55

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
IRI International Corporation:

     We have audited the accompanying balance sheets of IRI International Corporation as of March 31, 1996 and December 31, 1996 and the related statements of operations, shareholders' equity and cash flows for the period from April 1, 1994 through September 19, 1994 (Predecessor), the period from September 20, 1994 through March 31, 1995, the year ended March 31, 1996 and the nine months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IRI International Corporation as of March 31, 1996 and December 31, 1996 and the results of its operations and its cash flows for the period from April 1, 1994 through September 19, 1994 (Predecessor), the period from September 20, 1994 through March 31, 1995, the year ended March 31, 1996 and the nine months ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 2(e) to the financial statements, in 1996 the Company changed its method for recognizing revenues.

                                          KPMG Peat Marwick LLP

Dallas, Texas
June 27, 1997, except as to
  note 16, which is as of
  October 14, 1997

                         IRI INTERNATIONAL CORPORATION

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                       MARCH 31,     DECEMBER 31,
                                                                         1996            1996
                                                                       ---------     ------------
Current assets:
  Cash and cash equivalents..........................................   $ 7,704        $  8,635
  Accounts receivable, less allowance for doubtful accounts of $27 at
     March 31, 1996 and $36 at December 31, 1996.....................     5,442           8,036
  Inventories........................................................    31,155          37,995
  Costs and estimated earnings in excess of billings on uncompleted
     contracts.......................................................        --              23
  Other current assets...............................................       855             957
                                                                       ---------     ------------
          Total current assets.......................................    45,156          55,646
Property, plant and equipment, net...................................       775           2,398
Prepaid pension cost.................................................       700             627
                                                                       ---------     ------------
                                                                        $46,631        $ 58,671
                                                                        =======      ==========
                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Notes payable......................................................   $    --        $  3,157
  Accounts payable...................................................     4,470           6,790
  Accrued liabilities................................................     3,122           3,530
  Customer advances..................................................     1,720           2,607
  Other liabilities..................................................       383             760
  Current installments of obligation under capital lease.............        --             144
                                                                       ---------     ------------
          Total current liabilities..................................     9,695          16,988
Negative goodwill, less accumulated amortization.....................    18,786          14,760
Obligation under capital lease, less current installments............        --             522
Accrued postretirement benefits other than pensions..................     1,624           1,498
                                                                       ---------     ------------
          Total liabilities..........................................    30,105          33,768
                                                                       ---------     ------------
Shareholders' equity:
  Preferred stock, $1.00 par value, 25,000,000 shares authorized, 0
     issued and outstanding..........................................        --              --
  Common stock, $.01 par value, 100,000,000 shares authorized,
     30,000,000 shares issued and outstanding........................       300             300
  Additional paid-in capital.........................................     4,700           4,700
  Retained earnings..................................................    11,526          19,903
                                                                       ---------     ------------
          Total shareholders' equity.................................    16,526          24,903
Commitments and contingencies
                                                                       ---------     ------------
                                                                        $46,631        $ 58,671
                                                                        =======      ==========

                See accompanying notes to financial statements.

                         IRI INTERNATIONAL CORPORATION

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               PERIOD FROM      PERIOD FROM
                                                APRIL 1,       SEPTEMBER 20,                  NINE MONTHS
                                              1994 THROUGH     1994 THROUGH     YEAR ENDED       ENDED
                                              SEPTEMBER 19,      MARCH 31,      MARCH 31,     DECEMBER 31,
                                                  1994             1995            1996           1996
                                              -------------    -------------    ----------    ------------
                                              (PREDECESSOR)
Revenues....................................     $16,473          $20,206        $ 52,506       $ 62,298
Cost of goods sold..........................      16,216           14,058          36,877         44,968
                                                 -------          -------         -------        -------
          Gross profit......................         257            6,148          15,629         17,330
Selling expense.............................         696              955           3,513          3,026
Administrative expense......................       1,406            1,350           4,477          5,194
                                                 -------          -------         -------        -------
          Operating income (loss)...........      (1,845)           3,843           7,639          9,110
Other income (expense):
  Interest income...........................          16               21             371             90
  Interest expense..........................      (2,675)             (25)            (47)          (615)
  Other, net................................          90              (13)             --           (110)
                                                 -------          -------         -------        -------
                                                  (2,569)             (17)            324           (635)
                                                 -------          -------         -------        -------
          Income (loss) before income
            taxes...........................      (4,414)           3,826           7,963          8,475
Income taxes................................          --              263              --             98
                                                 -------          -------         -------        -------
          Net income (loss).................     $(4,414)         $ 3,563        $  7,963       $  8,377
                                                 =======          =======         =======        =======
Net income (loss) per common share..........     $ (0.15)         $  0.12        $   0.27       $   0.28
                                                 =======          =======         =======        =======

                See accompanying notes to financial statements.

                         IRI INTERNATIONAL CORPORATION

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                               ADDITIONAL    RETAINED        TOTAL
                                                     COMMON     PAID-IN      EARNINGS    SHAREHOLDER'S
                                                     STOCK      CAPITAL      (DEFICIT)      EQUITY
                                                     ------    ----------    --------    -------------
Balances at April 1, 1994 (predecessor)............   $300      $  24,060    $(84,843)     $ (60,483)
Net loss (predecessor).............................     --             --      (4,414)        (4,414)
                                                     ------    ----------    --------    -------------
Balances at September 19, 1994 (predecessor).......    300         24,060     (89,257)       (64,897)
Acquisition by Energy Services International.......      0        (19,360)     89,257         69,897
                                                     ------    ----------    --------    -------------
Balances at September 20, 1994.....................    300          4,700          --          5,000
Net income.........................................     --             --       3,563          3,563
                                                     ------    ----------    --------    -------------
Balances at March 31, 1995.........................    300          4,700       3,563          8,563
Net income.........................................     --             --       7,963          7,963
                                                     ------    ----------    --------    -------------
Balances at March 31, 1996.........................    300          4,700      11,526         16,526
Net income.........................................     --             --       8,377          8,377
                                                     ------    ----------    --------    -------------
Balances at December 31, 1996......................   $300      $   4,700    $ 19,903      $  24,903
                                                     ======      ========    ========      =========

                See accompanying notes to financial statements.

                         IRI INTERNATIONAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   PERIOD FROM     PERIOD FROM
                                                    APRIL 1,      SEPTEMBER 20,     YEAR      NINE MONTHS
                                                  1994 THROUGH    1994 THROUGH      ENDED        ENDED
                                                  SEPTEMBER 19,     MARCH 31,     MARCH 31,   DECEMBER 31,
                                                      1994            1995          1996          1996
                                                  -------------   -------------   ---------   ------------
                                                  (PREDECESSOR)
Cash flows from operating activities:
  Net income (loss).............................     $(4,414)        $ 3,563       $ 7,963      $  8,377
  Adjustments to reconcile net income to net
     cash provided by operations:
     Depreciation...............................         341               6            64            98
     Amortization of negative goodwill..........          --          (2,684)       (5,367)       (4,026)
     Change in employee benefit accounts........         370            (648)         (249)          (53)
     Changes in assets and liabilities:
       Accounts receivable......................        (662)            378            72        (2,594)
       Inventories..............................         684           4,175        (2,043)       (6,840)
       Other current assets.....................        (101)            708          (201)         (125)
       Accounts payable and accrued
          liabilities...........................        (555)            995         3,580         2,728
       Customer advances and other
          liabilities...........................       3,957          (2,612)          360         1,264
       Intercompany payable.....................         101              --            --            --
                                                     -------         -------       -------       -------
          Net cash provided by (used in)
            operations..........................        (279)          3,881         4,179        (1,171)
                                                     -------         -------       -------       -------
Cash flows used in investing
  activities -- purchases of property, plant and
  equipment.....................................        (109)           (128)         (717)         (911)
                                                     -------         -------       -------       -------
Cash flows from financing activities:
  Payments on capital lease obligation..........          --              --            --          (144)
  Proceeds from notes payable...................          --              --            --         3,157
                                                     -------         -------       -------       -------
          Net cash flows provided by financing
            activities..........................          --              --            --         3,013
                                                     -------         -------       -------       -------
Increase (decrease) in cash and cash
  equivalents...................................        (388)          3,753         3,462           931
Cash and cash equivalents at beginning of
  year..........................................         877             489         4,242         7,704
                                                     -------         -------       -------       -------
Cash and cash equivalents at end of year........     $   489         $ 4,242       $ 7,704      $  8,635
                                                     =======         =======       =======       =======
Interest paid...................................     $    --         $    25       $    47      $    303
                                                     =======         =======       =======       =======
Income taxes paid...............................     $    --         $    --       $   263      $     --
                                                     =======         =======       =======       =======

                See accompanying notes to financial statements.

                         IRI INTERNATIONAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) GENERAL

     IRI International Corporation (IRI or Company), a Delaware corporation, was formed on July 30, 1985, through the combination of Ingersoll-Rand Oilfield Products company, a wholly-owned subsidiary of Ingersoll-Rand Company, established August 1, 1980, and the Ideco Division of Dresser Industries, Inc.

     The Company manufactures and sells a full line of oil and gas mobile well servicing and drilling rigs, deep oil and gas skid-mounted drilling rigs, associated drilling equipment (Oilfield Equipment), and specialty steel products (Specialty Steel). Most of the Company's customers are located in Asia. Raw materials are readily available and the Company is not dependent upon a single or a few suppliers.

     On September 20, 1994, all of the outstanding common and preferred stock of IRI was acquired by Energy Services International (ESI) for cash of $5 million. The acquisition has been recorded using the purchase method of accounting and the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition as follows (in thousands):

                Inventories.......................................  $ 33,287
                Other current assets..............................     7,743
                Current liabilities...............................    (7,372)
                Accrued retirement benefits.......................    (1,821)
                Negative goodwill.................................   (26,837)
                                                                    --------
                                                                    $  5,000
                                                                    ========

     The excess of the fair value of net assets acquired over consideration paid was applied against nonmonetary assets (property, plant and equipment) reducing the balances at the acquisition date to zero. The remaining excess of the fair value of net assets acquired over consideration paid was recorded as negative goodwill and is being amortized using the straight-line method over 5 years. Negative goodwill amortization of $2.7 million for the period from September 20, 1994 through March 31, 1995, $5.4 million for the year ended March 31, 1996, and $4.0 million for the nine months ended December 31, 1996 is included in cost of goods sold in the accompanying statements of operations.

     Financial statements previously issued by the Company for the period from September 20, 1994 through March 31, 1995 and the year ended March 31, 1996 have been restated to reflect the purchase adjustments arising from the acquisition of the Company by ESI.

     During 1997, the Company elected to change its fiscal year end from March 31 to December 31.

(2) SIGNIFICANT ACCOUNTING POLICIES

  (a) Statements of Cash Flows

     Cash equivalents of $7.7 million and $8.6 million at March 31, 1996 and December 31, 1996, respectively, consisted of interest-bearing cash deposits. For purposes of the statement of cash flows, the Company considers all cash and short-term investments with original maturities of three months or less to be cash equivalents.

     During the nine months ended December 31, 1996, the Company entered into a capital lease obligation of $810,000.

  (b) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximate actual cost on a first-in, first-out basis.

                         IRI INTERNATIONAL CORPORATION

  (c) Property, Plant and Equipment

     Depreciation of property, plant and equipment is provided over the estimated service lives of assets principally using the straight-line method. Maintenance, repairs and minor replacements are charged to operations as incurred; major repairs, replacements or improvements are capitalized.

  (d) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (e) Revenue Recognition

     During 1996, the Company changed its method for recognizing revenues on construction contracts from the completed contract method to the percentage-of-completion method. The change was made to better match recognition of income on contracts to the related costs incurred as construction progresses. The accompanying financial statements have been restated to reflect the new accounting method for all periods presented. The Company continues to utilize the completed contract method of revenue recognition for tax purposes.

     Under the percentage-of-completion method, revenues and profits are recognized based on the percentage of completion throughout the performance period of the contract. The percentage-of-completion is calculated based on the ratio of contract costs incurred to date to total estimated contract costs after providing for all known or anticipated costs. Costs include material, direct labor and engineering and manufacturing overhead. Selling expenses and general and administrative expenses are charged to operations as incurred. The effect of changes in estimates of contract costs is recorded currently. All remaining revenue is generally recorded when the equipment is shipped.

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenues earned under the percentage-of-completion method but not yet billable under the terms of the contract. Amounts are billable under contracts generally upon shipment of the products or completion of the contracts. Included in revenues and cost of goods sold for the nine months ended December 31, 1996 is $764,000 and $741,000, respectively, related to uncompleted contracts ($23,000 net) at December 31, 1996.

  (f) Earnings per Common Share

     Earnings per common share is based on the net income applicable to common stock and weighted average common stock outstanding (30,000,000 shares) during the periods and year presented (See note 16).

  (g) Financial Instruments and Credit Risk Concentrations

     The Company invests its excess cash in financial instruments, primarily overnight investments and money market mutual funds. These financial instruments could potentially subject the Company to concentrations of credit risk; however, the Company's management considers the financial stability and creditworthiness of a financial institution before investing the Company's funds. The carrying amounts of the financial instruments in the accompanying financial statements (cash, accounts receivable and payables) approximate fair value because of the short maturities of these instruments. The note payable to bank and capital lease obligation

                         IRI INTERNATIONAL CORPORATION
bear interest at rates that approximate market rates and, thus the carrying amount of debt approximates estimated fair value.

     A substantial portion of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations. Foreign sales also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair consideration. Most of the Company's foreign sales, however, are to large international companies or are secured by letters of credit or similar arrangements.

  (h) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (i) Long-Lived Assets

     In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was issued which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and estimated future undiscounted cash flows indicate the carrying value of those assets may not be recoverable. The Company implemented SFAS No. 121 on April 1, 1996 and the adoption did not have a material effect on the financial statements.

(3) CHANGE IN ACCOUNTING METHOD

     As discussed in note 2(e), the Company adopted the percentage of completion method of accounting for long-term contracts to conform its accounting policies with industry standards. The accompanying financial statements have been restated to reflect the new accounting method for all periods presented.

(4) INVENTORIES

     A summary of inventories follows (in thousands):

                                                             MARCH        DECEMBER
                                                              31,            31,
                                                              1996          1996
                                                            --------     -----------
            Raw materials and supplies..................    $22,473        $29,163
            Work in process.............................      7,237          7,645
            Finished goods..............................      1,445          1,187
                                                            --------     -----------
                      Total.............................    $31,155        $37,995
                                                            =======      =========

                         IRI INTERNATIONAL CORPORATION

(5) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows (in thousands):

                                                           MARCH 31,     DECEMBER 31,
                                                             1996            1996
                                                           ---------     ------------
            Land and land improvements...................    $  --          $   13
            Buildings....................................      203             277
            Machinery and equipment......................      642           2,276
                                                           ---------     ------------
                                                               845           2,566
            Less accumulated depreciation................      (70)           (168)
                                                           ---------     ------------
                      Property, plant and equipment,
                        net..............................    $ 775          $2,398
                                                           =======       ==========

     Machinery and equipment includes capitalized lease assets of $810,000 at December 31, 1996.

(6) NOTES PAYABLE

     During the year ended March 31, 1996, the Company obtained a $15,000,000 revolving credit facility with a bank available through February 1998. The facility agreement contains provisions, among others, that restrict incurrence of indebtedness, guarantees, acquisitions, and distributions to shareholders, and require the Company to meet specified net worth ratios. Borrowings under the credit facility bear interest at the prime rate (8.25% at December 31, 1996) plus an applicable margin. As of December 31, 1996, there was $21,000 outstanding on the line of credit. The line of credit was cancelled on March 31, 1997 in connection with the acquisitions and related financing described in note 14.

     At December 31, 1996 the Company had a $3 million unsecured demand note payable to Towers Financial Services bearing interest at 14% per annum. The note and accrued interest were paid in January 1997.

(7) SHAREHOLDER'S EQUITY

     The Company's authorized capitalization consists of 100,000,000 shares of common stock, par value $.01 per share, and 80,000 issued and outstanding shares of preferred stock, par value $1.00 per share, cumulative $10 per annum dividend. Cumulative unpaid preferred stock dividends at December 31, 1996 were $9,353,000. The preferred stock has a liquidation value of $1.00 per share, plus cumulative unpaid dividends, and is senior in liquidation preference to the common equity of the Company. See note 16 for subsequent event change in capital structure.

                         IRI INTERNATIONAL CORPORATION

(8) INCOME TAXES

     Income tax expense (benefit) differs from the amount computed by applying the statutory rate of 34 percent to income before income taxes as follows (in thousands):

                                           PERIOD FROM      PERIOD FROM                   NINE MONTHS
                                            APRIL 1,       SEPTEMBER 20,                     ENDED
                                          1994 THROUGH     1994 THROUGH     YEAR ENDED      DECEMBER
                                          SEPTEMBER 19,      MARCH 31,      MARCH 31,         31,
                                              1994             1995            1996           1996
                                          -------------    -------------    ----------    ------------
                                          (PREDECESSOR)
    Computed "expected" tax expense
      (benefit)..........................    $(1,501)         $ 1,301        $  2,707       $  2,882
    Change in the valuation allowance....      1,501             (502)         (1,046)        (1,504)
    Amortization of negative goodwill....         --             (896)         (1,825)        (1,369)
    Other................................         --              360             164             89
                                             -------           ------        --------       --------
                                             $    --          $   263        $     --       $     98
                                             =======          =======        ========       ========

     The income tax expense for the period from September 20, 1994 through March 31, 1995 consists of current federal alternative minimum tax.

     The tax effects of temporary differences that give rise to significant portions of the deferred federal income tax assets and liabilities as of March 31, 1996 and December 31, 1996, are as follows (in thousands):

                                                                MARCH 31,    DECEMBER 31,
                                                                  1996           1996
                                                                ---------    ------------
        Deferred income tax assets:
          Basis in inventories.................................  $ 1,587        $1,692
          Basis in and depreciation of plant, property and
             equipment.........................................    1,432         1,345
          Employee benefits....................................      552           509
          Net operating loss carryforwards.....................    3,445         1,800
          Other................................................      395           536
                                                                 -------        ------
                  Total deferred income tax assets.............    7,411         5,882
          Less valuation allowance.............................    7,173         5,669
                                                                 -------        ------
                  Net deferred income tax assets...............      238           213
        Deferred income tax liabilities -- prepaid pension
          cost.................................................      238           213
                                                                 -------        ------
                  Net deferred federal income tax liability....  $    --        $   --
                                                                 =======        ======

     Because of the uncertainty of generating future taxable income, the Company has provided a valuation allowance for deferred tax assets of $7,173,000 and $5,669,000 at March 31, 1996 and December 31, 1996, respectively. The valuation allowance decreased $1,504,000 during the nine months ended December 31, 1996.

     Under the Internal Revenue Code of 1986, in general, a change of more than 50% in the composition of a company's equity owners during any three years results in a limitation on such company's ability to utilize its loss carryforwards in subsequent years. The Company has undergone such an ownership change as a result of the sale described in note 1; accordingly, the amount of the Company's preacquisition net operating loss carryforwards that may be utilized per year is limited to approximately $300,000 (aggregate $3,600,000 available at December 31, 1996) expiring from 2003 through 2009. To the extent such carryforwards are not utilized in a year, they may be utilized in subsequent years. In addition, the Company has $1,694,000 of net operating loss carryforwards, without limitations, expiring from 2010 through 2011.

                         IRI INTERNATIONAL CORPORATION

(9) LEASES

     At December 31, 1996, minimum future annual payments required under a capital lease together with the present value of the net minimum lease payments and noncancelable operating leases, primarily for repair facilities and offices and office equipment, were as follows (in thousands):

                                                                OPERATING     CAPITAL
                                                                 LEASES       LEASES
                                                                ---------     -------
            1997..............................................   $   767       $ 200
            1998..............................................       367         200
            1999..............................................       311         200
            2000..............................................       259         200
            2001..............................................       186          50
                                                                ---------     -------
                      Total minimum lease payments............   $ 1,890         850
                                                                 =======
            Less amount representing interest.................                   184
                                                                              -------
            Present value of minimum lease payments...........                 $ 666
                                                                               =====

     Total rental expense was $289,000 for the period April 1, 1994 through September 19, 1994 (predecessor), $196,000 for the period from September 20, 1994 through March 31, 1995, $546,000 for the year ended March 31, 1996 and $860,000 for the nine months ended December 31, 1996.

(10) PENSION PLAN

     The Company has a noncontributory defined benefit plan, which covers substantially all employees. Employees with 10 or more years of service are entitled to pension benefits beginning at normal retirement age (65) based on years of service and the employees' compensation for the 60 consecutive month period in which his compensation is the highest. The plan incorporates provisions for early retirement, the privilege to elect a life annuity, surviving spouse benefits, and disability benefits.

     Employees of the Company who were employees of Ingersoll-Rand Oilfield Products Company or the Ideco Division of Dresser Industries, Inc., immediately prior to becoming employees of IRI, are entitled to uninterrupted service tenure for purposes of retirement benefit calculations. Benefits payable under the IRI retirement plan are offset by benefits payable under the retirement plans of Dresser and Ingersoll-Rand Oilfield Products Company.

     The Company uses the accrued benefit cost method to compute the annual contributions to the plan, with minimum and maximum contributions determined on a cumulative basis and the Company having the flexibility to choose which contribution to make and which can vary from one period to the next.

     The accrued benefit cost includes a normal cost which is computed as the present value of the pro rata portion for the benefit accrual during the year being valued and a past service cost which is the present value of that portion of the projected benefit which has been accrued up to the valuation date. The unfunded past-service cost may be liquidated over a period of between 10 and 30 years.

                         IRI INTERNATIONAL CORPORATION

     The funded status and the amounts recognized in the balance sheets as of March 31, 1996 and December 31, 1996, the date of the latest actuarial valuation, are as follows (in thousands):

                                                       MARCH 31,      DECEMBER 31,
                                                          1996             1996
                                                       ---------      ------------
Actuarial present value of benefit obligations:
  Vested.............................................  $(6,613)         $ (7,231)
  Nonvested..........................................     (769)              (58)
                                                       -------          --------
Accumulated benefit obligation ......................  $(7,382)         $ (7,289)
                                                       =======          ========
Projected benefit obligation for service rendered
  to date ...........................................   (7,382)           (7,289)
Plan assets at fair value ...........................    7,433             7,321
                                                       -------          --------
Projected benefit obligation less than plan assets...       51                32
Unrecognized net gain from past experience
  different from that assumed and effects of
  changes in assumptions ............................      649               595
                                                       -------          --------
Prepaid pension cost ................................  $   700          $    627
                                                       =======          ========

     The Plan assets consist primarily of time share real estate notes and fixed income time deposits.

     Net pension cost includes the following components (in thousands):

                                               PERIOD FROM     PERIOD FROM
                                              APRIL 1, 1994   SEPTEMBER 20,                NINE MONTHS
                                                 THROUGH      1994 THROUGH    YEAR ENDED      ENDED
                                              SEPTEMBER 19,     MARCH 31,     MARCH 31,    DECEMBER 31,
                                                  1994            1995           1996          1996
                                              -------------   -------------   ----------   ------------
                                              (PREDECESSOR)
    Service cost............................      $ 381          $    50        $  108        $   81
    Interest cost...........................        320              257           556           419
    Actual return on plan assets............       (274)            (274)         (565)         (270)
    Net amortization and deferral...........         34               --           154          (157)
                                              -------------   -------------   ----------   ------------
              Total pension expense
                (income)....................      $ 461          $    33        $  253        $   73
                                              ==========      ==========      ========     ==========

     As of September 1, 1995, the pension plan was frozen insofar as future accrual of pension benefits. Because the plan amendment to freeze the plan was planned in conjunction with the ESI acquisition discussed in note 1, the resulting curtailment gain was taken into consideration in remeasuring the Company's projected benefit obligation and the date of the acquisition.

     The development of the actuarial present value of the projected benefit obligation at March 31, 1996 and December 31, 1996 was based upon a weighted average discount rate of 7.75% and 7.90%, respectively, and an expected long-term rate of return on assets of 8.0%.

     The Pension Benefit Guaranty Corporation provides protection to plan participants by assuring employees that the fixed commitment of the Company for funding vested accrued benefits of the plan will be paid up to specified maximum amounts should the Company be unable to fund the fixed commitment.

     The plan is administered by the Pension Committee which is appointed by IRI's Board of Directors.

(11) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     In addition to the Company's defined benefit pension plan, the Company sponsors a defined benefit health care plan that provides postretirement medical benefits to retirees or full-time employees who retire after attaining age 55 with at least 10 years of service as of September 1, 1996. Current retirees receive benefits for

                         IRI INTERNATIONAL CORPORATION
life while full time employees (future retirees) only receive benefits until age
65. The plan is contributory, with retirees contributing 20% of the health care cost. The Company's contribution is capped at a 5% annual increase in health care costs, with the remaining increases to be paid by the employee. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

     Summary information on the Company's plan at March 31, 1996 and December 31, 1996 is as follows (in thousands):

                                                               MARCH 31,     DECEMBER 31,
                                                                 1996            1996
                                                               ---------     ------------
        Accumulated postretirement benefit obligation:
          Actives employees eligible to retire...............   $   572         $  594
          Retired participants...............................     1,240          1,227
        Unamortized gain or loss associated with actuarial
          assumption changes and plan amendment..............      (188)          (323)
                                                               ---------     ------------
                  Accrued postretirement benefit costs.......   $ 1,624         $1,498
                                                                =======      ==========

     Net period postretirement benefit cost includes the following components (in thousands):

                                        PERIOD FROM       PERIOD FROM
                                       APRIL 1, 1994     SEPTEMBER 20,                    NINE MONTHS
                                          THROUGH        1994 THROUGH      YEAR ENDED        ENDED
                                       SEPTEMBER 19,       MARCH 31,       MARCH 31,      DECEMBER 31,
                                           1994              1995             1996            1996
                                       -------------     -------------     ----------     ------------
                                       (PREDECESSOR)
    Service cost.....................      $ 247             $  42            $ 30            $ --
    Interest cost....................        664               138             187             103
    Net amortization and deferral....         --                --              --               2
                                          ------            ------         ----------       ------
              Net periodic
                postretirement
                benefit cost
                (income).............      $ 911             $ 180            $217            $105
                                       ==========        ==========        ========       ==========

     On August 11, 1995, the plan was amended to terminate all employees from the plan except those eligible to retire on June 30, 1995 and all current retirees. In addition under the amended plan, active employees eligible to retire will, after the age of 65, receive through the retirement plan, 80% of the cost of medical insurance with a 5% cap over a base year premium of calendar 1996. Because it was expected that the plan would be terminated in conjunction with the ESI acquisition discussed in note 1, the effects were considered in measuring the Company's accumulated post retirement benefit obligation as of the acquisition date.

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.75% at March 31, 1996 and December 31, 1996. The assumed health care cost trend rate was 10% in 1995 graded down to 5% after 12 years. Because health care cost increases over 5% annually are borne by the employees, the amounts reported are not affected by increases in the assumed health care cost trend rate.

(12) RELATED PARTY TRANSACTIONS

     ESI charged the Company $450,000 during the nine months ended December 31, 1996 for certain administrative overhead functions performed from September 20, 1994 through December 31, 1996.

     The Company has an account receivable from a related party of $158,000 at December 31, 1996 for services rendered by IRI personnel. The receivable is expected to be paid during fiscal year 1997.

                         IRI INTERNATIONAL CORPORATION

(13) BUSINESS SEGMENTS

     The Company operates through two business segments consisting of Oilfield Equipment and Specialty Steel. The Oilfield Equipment segment is principally engaged in the design and manufacture of drilling and well servicing rigs and components for use on land and on offshore drilling platforms. The Company specializes in providing small truck-mounted rigs to stationary land deep drilling rigs to meet the functional requirements of customers drilling in remote and harsh environments. The Company's Specialty Steel segment manufactures premium carbon, alloy and specialty steel for use in commercial and military products as well as for the manufacture of oilfield equipment products. IRI's steel products are also used in the petroleum, aircraft and power generation industries.

     Financial information by industry segment is summarized below (in thousands).

                                          OILFIELD      SPECIALTY     CORPORATE
                                          EQUIPMENT       STEEL       AND OTHER      TOTAL
                                          ---------     ---------     ---------     --------
Period from April 1, 1994 through
  September 19, 1994 (predecessor):
  Sales to unaffiliated customers.......   $12,545       $  3,928      $    --      $ 16,473
  Operating income (loss)...............      (671)           232       (1,406)       (1,845)
  Identifiable assets...................    34,169          5,184        1,677        41,030
  Depreciation..........................       188            136           17           341
  Capital expenditures..................        24             85           --           109
Period from September 20, 1994 through
  March 31, 1995:
  Sales to unaffiliated customers.......   $14,399       $  5,807      $    --      $ 20,206
  Operating income......................     1,269          1,240        1,334         3,843
  Identifiable assets...................    28,924          5,804        5,402        40,130
  Depreciation..........................         2              2            2             6
  Amortization of negative goodwill.....        --             --       (2,684)       (2,684)
  Capital expenditures..................        23             13           92           128
Year ended March 31, 1996:
  Sales to unaffiliated customers.......   $40,176       $ 12,330      $    --      $ 52,506
  Operating income......................     4,141          2,608          890         7,639
  Identifiable assets...................    30,979          6,302        9,350        46,631
  Depreciation..........................        40             12           12            64
  Amortization of negative goodwill.....        --             --       (5,367)       (5,367)
  Capital expenditures..................       581            130            6           717
Nine months ended December 31, 1996:
  Sales to unaffiliated customers.......   $52,029       $ 10,269      $    --      $ 62,298
  Operating income (loss)...............     7,399          2,879       (1,168)        9,110
  Identifiable assets...................    40,169          6,956       11,546        58,671
  Depreciation..........................        79             10            9            98
  Amortization of negative goodwill.....        --             --       (4,026)       (4,026)
  Capital expenditures..................       545            218          958         1,721

                         IRI INTERNATIONAL CORPORATION

     Export sales by geographic region based upon the ultimate destination in which equipment or services were sold, shipped or provided to the customer by the Company were as follows (in thousands):

                                        PERIOD FROM
                                       APRIL 1, 1994      PERIOD FROM                          NINE MONTHS
                                          THROUGH        SEPTEMBER 20,                            ENDED
                                       SEPTEMBER 19,      1994 THROUGH        YEAR ENDED       DECEMBER 31,
                                           1994          MARCH 31, 1995     MARCH 31, 1996         1996
                                       -------------     --------------     --------------     ------------
Russia.............................       $ 2,287           $  8,674           $ 26,459          $ 39,717
Europe (excluding Russia)..........           301              1,141              2,068               151
Asia (excluding Russia)............         2,638                187                128                72
South America......................            57                 --                 --               634
Africa.............................         2,426                 --                391                --
                                       -------------     --------------     --------------     ------------
          Total export sales.......         7,709             10,002             29,046            40,574
Domestic sales.....................         8,764             10,204             23,460            21,724
                                       -------------     --------------     --------------     ------------
          Total sales..............       $16,473           $ 20,206           $ 52,506          $ 62,298
                                       ==========        ===========        ===========        ==========

     During the period from April 1, 1994 through September 19, 1994 (preacquisition), one customer constituted 11% of total revenues. During the period from September 20, 1994 through March 31, 1995, two customers each accounted for revenues of 12%. For the year ended March 31, 1996, one customer accounted for 36% of revenues and for the nine months ended December 31, 1996, two customers accounted for 38% and 14% of revenues, respectively.

(14) ACQUISITIONS

     On March 31, 1997, the Company acquired certain assets and assumed certain liabilities of Bowen Tools, Inc. ("Bowen"), a wholly owned subsidiary of the French chemical concern L'Air Liquide, for a total consideration of $73.1 million. On April 17, 1997, the Company also acquired the stock of Cardwell International Ltd. ("Cardwell"), a privately owned company, as well as certain assets held by affiliates of Cardwell for approximately $12 million in cash at closing and partial payment ($3 million) of a note payable to bank. In addition the Company incurred approximately $2.4 million ($1.8 million for Bowen and $0.6 million for Cardwell) of transaction costs in connection with the acquisitions. The acquisitions were financed through a $65 million senior secured term loan facility and $31 million of interim senior subordinated increasing rate notes.

     The term loan is payable in increasing amounts over a five-year period and bears interest at a base rate (as defined) plus 1.5% or the Eurodollar rate plus 3.25%. The interim notes bear interest at LIBOR plus 6.5%, increasing .5% per three month period if the notes are not repaid within eight months, to a maximum of 18%. The interim notes mature one year from issuance and at maturity the holders of the interim notes shall receive warrants representing 5% of the common stock of ESI. In addition, holders are required to exchange their interim notes for rollover notes if no event of default has occurred, the Company pays a 3% rollover fee to the holders, the rollover debt registration is declared effective by the SEC and the shelf registration statement with respect to the warrants and warrant shares has been declared effective by the SEC. Proceeds from any public offering or private placement are to be used, subject to certain agreed exceptions, to redeem the interim notes.

     Bowen, headquartered in Houston, Texas, designs, manufactures and markets fishing tools and drilling, power and wireline/pressure control equipment used in the drilling and completion of oil and gas wells. Cardwell, headquartered in El Dorado, Kansas, manufactures and sells drilling rigs, related oilfield equipment and supplies predominantly to foreign customers.

                         IRI INTERNATIONAL CORPORATION

     The acquisitions have been recorded using the purchase method of accounting and results of operations of the acquired companies will be included in the statement of operations of IRI from the date of the respective acquisitions.

(15) COMMITMENTS AND CONTINGENCIES

     The Company has contract commitments aggregating $14.8 million at December 31, 1996 for the manufacture and delivery of drilling rigs during fiscal year 1997.

     At December 31, 1996, the Company was contingently liable for approximately $7.3 million in letters of credit which guarantee the Company's performance for payment to third parties in accordance with specified contractual terms and conditions. These letters of credit are primarily secured by the Company's cash, accounts receivable and inventory. Management does not expect any material losses to result from these off-balance-sheet instruments as it anticipates full performance on the related contracts.

(16) SUBSEQUENT EVENT

     On October 14, 1997, the Company merged into ESI. ESI was the surviving corporation and changed its name to IRI International Corporation. At the time of the merger, ESI had 100 common shares issued and outstanding, no liabilities and its sole asset was its investment in the Company. As a result of the merger, each share of common stock of ESI was converted into 300,000 shares of the surviving corporation, each treasury share of common stock was cancelled and each share of preferred stock of the Company, including accrued and unpaid dividends thereon, was cancelled. The authorized capital stock of the Company was increased to 100,000,000 common shares and 25,000,000 preferred shares. The financial statements, including all references to the number of shares of common and preferred stock and all per share information, have been adjusted to reflect the merger and the other changes in capital structure on a retroactive basis.

                 IRI INTERNATIONAL CORPORATION AND SUBSIDIARIES


                      CONDENSED CONSOLIDATED BALANCE SHEET


                               SEPTEMBER 30, 1997

                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS


Current assets:
  Cash and cash equivalents.......................................................  $  5,584
  Accounts receivable, less allowance for doubtful accounts of $554...............    21,866
  Inventories (note 2)............................................................    96,307
  Costs and estimated earnings in excess of billings on uncompleted contracts.....     5,652
  Other current assets............................................................     2,803
                                                                                    --------
          Total current assets....................................................   132,212
                                                                                    --------
Property, plant and equipment, net................................................    41,949
Excess of cost over fair value of net tangible assets of businesses acquired,
  net.............................................................................     5,545
Prepaid pension cost..............................................................       554
Other assets, principally debt issuance costs, net................................     3,214
                                                                                    --------
                                                                                    $183,474
                                                                                    ========

                            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable................................................................  $ 16,081
  Accrued liabilities.............................................................     6,731
  Customer advances and security deposits.........................................     8,364
  Other liabilities...............................................................     1,864
  Current installments of long-term debt..........................................     2,521
  Current installments of obligation under capital lease..........................       174
                                                                                    --------
          Total current liabilities...............................................    35,735
Negative goodwill, less accumulated amortization..................................    10,734
Long-term debt, less current installments.........................................   107,535
Obligation under capital lease, less current installments.........................       500
Accrued postretirement benefits other than pensions...............................     1,116
                                                                                    --------
          Total liabilities.......................................................   155,620
                                                                                    --------
Shareholders' equity:
  Preferred stock, $1 par value, 25,000,000 shares authorized, 0 shares issued and
     outstanding..................................................................        --
  Common stock, $.01 par value, 100,000,000 shares authorized, 30,000,000 shares
     issued and outstanding.......................................................       300
  Additional paid-in capital......................................................     4,700
  Retained earnings...............................................................    22,854
                                                                                    --------
          Total shareholders' equity..............................................    27,854
Commitments and contingencies
                                                                                    --------
Total liabilities and shareholders' equity........................................  $183,474
                                                                                    ========


     See accompanying notes to condensed consolidated financial statements.

                 IRI INTERNATIONAL CORPORATION AND SUBSIDIARIES


                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                           1996         1997
                                                                          -------     --------
Revenues................................................................  $58,217     $112,130
Cost of goods sold......................................................   42,397       86,816
                                                                          -------     --------
          Gross profit..................................................   15,820       25,314
Administrative and selling expense......................................    8,096       15,871
                                                                          -------     --------
          Operating income..............................................    7,724        9,443
                                                                          -------     --------
Other income (expense):
  Interest income.......................................................      161          128
  Interest expense......................................................     (412)      (6,540)
  Other, net............................................................       --          259
                                                                          -------     --------
                                                                             (251)      (6,153)
                                                                          -------     --------
          Income before income taxes....................................    7,473        3,290
Income taxes............................................................       --          339
                                                                          -------     --------
          Net income....................................................  $ 7,473     $  2,951
                                                                          =======     ========
Net income per common share.............................................  $  0.25     $   0.10
                                                                          =======     ========


     See accompanying notes to condensed consolidated financial statements.

                 IRI INTERNATIONAL CORPORATION AND SUBSIDIARIES


           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY


                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                              ADDITIONAL                      TOTAL
                                                   COMMON      PAID-IN       RETAINED     SHAREHOLDER'S
                                                   STOCK       CAPITAL       EARNINGS        EQUITY
                                                   ------     ----------     --------     -------------
Balances at December 31, 1996...................    $300        $4,700       $ 19,903        $24,903
Net income......................................      --            --          2,951          2,951
                                                   ------     ----------     --------     -------------
Balances at September 30, 1997..................    $300        $4,700       $ 22,854        $27,854
                                                   ======      =======        =======     ==========


     See accompanying notes to condensed consolidated financial statements.

                 IRI INTERNATIONAL CORPORATION AND SUBSIDIARIES


                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                           1996         1997
                                                                         --------     --------
Cash flows from operating activities:
  Net income...........................................................  $  7,473     $  2,951
  Adjustments to reconcile net income to net cash provided by operations:
     Depreciation and amortization.....................................       185        2,115
     Gain on sale of assets............................................        --         (371)
     Amortization of negative goodwill.................................    (4,026)      (4,026)
     Change in accrued employee benefits...............................      (135)        (273)
     Changes in assets and liabilities (exclusive of effects of acquisitions):
       Inventory.......................................................   (14,250)     (16,464)
       Accounts receivable.............................................     1,789       (3,508)
       Other assets....................................................    (2,071)      (5,076)
       Accounts payable and accrued expenses, customer advances and
        other liabilities..............................................    (7,764)      10,464
                                                                         --------     --------
          Net cash used in operations..................................   (18,799)     (14,188)
                                                                         --------     --------
Cash flows from investing activities:
  Purchases of property, plant and equipment...........................      (620)      (2,520)
  Acquisition of Bowen assets, net of liabilities assumed..............        --      (77,264)
  Acquisition of Cardwell assets, net of liabilities assumed...........        --      (12,574)
                                                                         --------     --------
          Net cash used in investing activities........................      (620)     (92,206)
                                                                         --------     --------
Cash flows from financing activities:
  Proceeds from sale of assets.........................................        --          523
  Proceeds from notes payable..........................................     8,217      113,482
  Payments on capital lease obligation.................................      (110)        (157)
  Debt issuance costs..................................................        --       (3,852)
  Payments on notes payable............................................        --       (6,653)
                                                                         --------     --------
  Net cash flows provided from financing activities....................     8,107      103,343
                                                                         --------     --------
Decrease in cash and cash equivalents..................................   (11,312)      (3,051)
Cash and cash equivalents at beginning of year.........................    12,393        8,635
                                                                         --------     --------
Cash and cash equivalents at end of year...............................  $  1,081     $  5,584
                                                                         ========     ========
Interest paid..........................................................  $     40     $  5,846
                                                                         ========     ========
Income taxes paid......................................................  $     --     $     --
                                                                         ========     ========


     See accompanying notes to condensed consolidated financial statements.

                 IRI INTERNATIONAL CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) GENERAL


     The accompanying condensed consolidated financial statements of IRI International Corporation and subsidiaries (the Company) as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation for such periods. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.


     Certain footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted herein. The interim information should be read in conjunction with the Company's annual financial statements and notes.

(2) INVENTORIES


     Inventories consist of the following at September 30, 1997 (in thousands):



        Raw materials......................................................  $19,779
        Work in process....................................................   29,941
        Finished goods.....................................................   46,587
                                                                             -------
                                                                             $96,307
                                                                             =======


(3) COMMITMENTS AND CONTINGENCIES


     The Company has contract commitments aggregating $62.9 million at September 30, 1997 for the manufacture and delivery of drilling rigs.



     At September 30, 1997, the Company was contingently liable for approximately $12.2 million in letters of credit which guarantee the Company's performance for payment to third parties in accordance with specified contractual terms and conditions. These letters of credit are primarily secured by the Company's cash, accounts receivable and inventory. Management does not expect any material losses to result from these off-balance-sheet instruments as it anticipates full performance on the related contracts.


     The Company is subject to various claims and legal actions arising in the ordinary course of business. Management believes that any ultimate liability resulting from the outcome of such proceedings to the extent not otherwise provided for in the financial statements will not have a material adverse effect on the Company's financial condition.

(4) ACQUISITIONS


     On March 31, 1997, the Company acquired certain assets and assumed certain liabilities of Bowen Tools, Inc. ("Bowen"), a wholly owned subsidiary of the French chemical concern L'Air Liquide, for a total consideration of $74.6 million. On April 17, 1997, the Company also acquired the stock of Cardwell International Ltd. ("Cardwell"), a privately owned company, as well as certain assets held by affiliates of Cardwell for approximately $12 million in cash at closing and partial payment ($3 million) of a note payable to bank. In addition the Company incurred approximately $3.2 million ($2.6 million for Bowen and $.6 million for Cardwell) of transaction costs in connection with the acquisitions. The acquisitions were financed through a $65 million senior secured term loan facility and $31 million of interim senior subordinated increasing rate notes. The term loan is payable in increasing amounts over a five-year period and bears interest at a base rate (as defined) plus 1.5% or the Eurodollar rate plus 3.25%. The interim notes bear interest at LIBOR plus 6.5%, increasing .5% per three month period if the notes are not repaid within eight months, to a maximum of 18%.

                 IRI INTERNATIONAL CORPORATION AND SUBSIDIARIES

The interim notes mature one year from issuance and at maturity the holders of the interim notes shall receive warrants representing 5% of the common stock of the Company. In addition, holders are required to exchange their interim notes for rollover notes if no event of default has occurred, the Company pays a 3% rollover fee to the holders, the rollover debt registration is declared effective by the SEC and the shelf registration statement with respect to the warrants and warrant shares has been declared effective by the SEC. Proceeds from any public offering or private placement are to be used, subject to certain agreed exceptions, to redeem the interim notes.

     Bowen, headquartered in Houston, Texas, designs, manufactures and markets fishing tools and drilling, power and wireline/pressure control equipment used in the drilling and completion of oil and gas wells. Cardwell, headquartered in El Dorado, Kansas, manufactures and sells drilling rigs, related oilfield equipment and supplies predominantly to foreign customers.

     The acquisitions have been recorded using the purchase method of accounting and results of operations of the acquired companies have been included in the statement of operations of IRI from the date of the respective acquisitions. Based on management's preliminary estimates, the cost of the Bowen and Cardwell acquisitions have been allocated to the assets acquired and liabilities assumed based on their respective fair values as follows (in thousands):


        Current assets....................................................  $ 56,143
        Property, plant and equipment.....................................    39,942
        Excess of cost over fair value of net tangible assets of
          businesses acquired, net........................................     6,096
        Other assets......................................................       976
        Current liabilities...............................................   (13,319)
                                                                            --------
                                                                            $ 89,838
                                                                            ========



     The following sets forth selected consolidated financial information for the Company on a pro forma basis for the nine months ended September 30, 1996 and 1997 assuming the Bowen and Cardwell acquisitions had occurred on January 1, 1996 (in thousands, except per share amounts):



                                                                           1996         1997
                                                                         --------     --------
          Revenues....................................................   $141,458     $134,540
                                                                         ========     ========
          Gross profit................................................   $ 42,825     $ 34,603
                                                                         ========     ========
          Operating income............................................   $ 11,762     $ 10,440
                                                                         ========     ========
          Net income..................................................   $  2,867     $  1,228
                                                                         ========     ========
          Net income per common share.................................   $   0.10     $   0.04
                                                                         ========     ========


     Pro forma adjustments primarily relate to additional interest expense resulting from debt to finance the acquisitions, additional depreciation and amortization expense as a result of the purchase price allocations to property, plant and equipment and excess of cost over net tangible assets purchased and the related tax effects of these adjustments.

     The pro forma information is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of January 1, 1996, or that may be achieved in the future.

                 IRI INTERNATIONAL CORPORATION AND SUBSIDIARIES

(5) LONG-TERM DEBT

     The Company had debt outstanding at June 30, 1997 as follows (in thousands):


        Revolving credit note, due March 31, 2000.........................  $ 15,000
        Senior subordinated note, due March 31, 1998......................    31,000
        Senior secured term loan, due in increasing quarterly payments
          beginning June 30, 1997.........................................    64,000
        Other.............................................................        56
                                                                            --------
                                                                             110,056
        Less current installments.........................................    (2,521)
                                                                            --------
        Long-term debt, less current installments.........................  $107,535
                                                                            ========


     The senior secured term loan facility contains provisions that requires the Company to maintain certain financial ratios commencing June 30, 1997 and achieve consolidated earnings before interest, taxes, depreciation and amortization of $25 million by December 31, 1997. The senior secured term loan facility also limits sales of assets, the incurrence of additional indebtedness, and restricts payments to shareholders.

(6) RELATED PARTY TRANSACTIONS

     During the three month period ended March 31, 1997, the Company paid ESI approximately $450,000 to reimburse ESI for certain administrative services costs (compensation and related expenses) paid by ESI on behalf of the Company for services rendered between September 20, 1994 and March 31, 1997.

     At December 31, 1996, the Company was owed $158,000 by an affiliate for services rendered by Company personnel to the affiliate during 1996. Payment was received in July 1997, and no further services have been rendered.


(7) STOCK OPTIONS


     In anticipation of an initial public stock offering, the Company granted its Directors and certain of its officers and employees an aggregate of 1,955,000 options to purchase shares of common stock. Directors not employed by the Company received options to purchase an aggregate of 160,000 shares of common stock having an exercise price that will be equal to the initial public offering price. The options granted to Directors not employed by the Company vest as to one-half of the option shares on the effective date of the Offering and as to a further one-quarter of the option shares on the first and second anniversaries of the effective date of the Offering. Certain executive officers and employees received options to purchase an aggregate of 1,795,000 shares of common stock having an exercise price equal to the greater of the initial public offering price and the fair market value of the option shares on the date such options vest. The options granted to certain executive officers and employees generally vest as to one-third of the option shares upon the effective date of the Offering and as to a further one-third of the option shares on the first and second anniversaries of the effective date of the Offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Bowen Tools, Inc.

     We have audited the accompanying consolidated balance sheets of Bowen Tools, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bowen Tools, Inc. as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
May 23, 1997

                               BOWEN TOOLS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                            1995        1996
                                                                           -------     -------
ASSETS
Current assets:
  Cash...................................................................  $ 1,193     $ 1,656
  Accounts receivable, less allowance for doubtful accounts of $155 and
     $200 at 1995 and 1996...............................................   10,597      13,035
  Inventories............................................................   20,706      27,125
  Receivable from Parent.................................................    7,053          --
  Other assets...........................................................    1,647       1,288
                                                                           -------     -------
          Total current assets...........................................   41,196      43,104
                                                                           -------     -------
Property, plant and equipment, net.......................................   29,260      32,604
Shop inventories.........................................................    4,456       3,672
Prepaid pension cost.....................................................    2,971       3,333
Other assets.............................................................      240         196
                                                                           -------     -------
          Total assets...................................................  $78,123     $82,909
                                                                           =======     =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Bank overdraft.........................................................  $   622     $ 1,812
  Accounts payable.......................................................    2,882       1,514
  Accrued liabilities....................................................    2,462       4,045
  Deferred tax liability.................................................    3,183       2,737
  Payable to Parent......................................................       --         897
                                                                           -------     -------
          Total current liabilities......................................    9,149      11,005
                                                                           -------     -------
Deferred tax liability...................................................    7,080       7,316
Other postretirement benefit obligation..................................      423         457
                                                                           -------     -------
          Total liabilities..............................................   16,652      18,778
                                                                           -------     -------
Shareholder's equity:
  Common stock, $1 par value, 1,000 shares authorized, issued and
     outstanding.........................................................        1           1
  Common stock, $2.50 par value, 10,000 shares authorized, 400 shares
     issued and outstanding..............................................        1           1
  Capital in excess of par...............................................   39,189      39,189
  Retained earnings......................................................   23,015      25,819
  Accumulative translation adjustment....................................     (735)       (879)
                                                                           -------     -------
          Total shareholder's equity.....................................   61,471      64,131
Commitments and contingencies
                                                                           -------     -------
          Total liabilities and shareholder's equity.....................  $78,123     $82,909
                                                                           =======     =======

          See accompanying notes to consolidated financial statements.

                               BOWEN TOOLS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                 1994        1995        1996
                                                                -------     -------     -------
Net sales.....................................................  $46,785     $45,123     $53,445
Rental tool income............................................   10,775      12,587      13,412
                                                                -------     -------     -------
          Net sales...........................................   57,560      57,710      66,857
                                                                -------     -------     -------
Cost of goods sold............................................   32,224      32,282      36,636
                                                                -------     -------     -------
          Gross profit........................................   25,336      25,428      30,221
                                                                -------     -------     -------
Operating expenses:
     Selling and distribution.................................   15,934      17,492      19,144
     General and administrative...............................    4,088       3,476       3,748
     Depreciation and amortization............................    2,360       1,973       2,470
                                                                -------     -------     -------
          Operating income....................................    2,954       2,487       4,859
Other income (expense):
     Gain (loss) on sale of property and equipment............     (931)      1,109          40
     Other....................................................      908         177        (492)
                                                                -------     -------     -------
          Income before taxes.................................    2,931       3,773       4,407
Income taxes..................................................    1,113       1,352       1,603
                                                                -------     -------     -------
          Net income..........................................  $ 1,818     $ 2,421     $ 2,804
                                                                =======     =======     =======

          See accompanying notes to consolidated financial statements.

                               BOWEN TOOLS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                                      CAPITAL IN              ACCUMULATIVE       TOTAL
                                             COMMON   EXCESS OF    RETAINED   TRANSLATION    SHAREHOLDER'S
                                             STOCK    PAR VALUE    EARNINGS    ADJUSTMENT       EQUITY
                                             ------   ----------   --------   ------------   -------------
Balances at December 31, 1993..............    $2      $ 39,189    $ 61,409      $   90        $ 100,690
     Net income............................    --            --       1,818          --            1,818
     Change in accumulative translation
       adjustment..........................    --            --          --        (321)            (321)
     Dividends to Parent...................    --            --      (2,633)         --           (2,633)
                                              ---       -------    --------       -----         --------
Balances at December 31, 1994..............     2        39,189      60,594        (231)          99,554
     Net income............................    --            --       2,421          --            2,421
     Change in accumulative translation
       adjustment..........................    --            --          --        (504)            (504)
     Dividends to Parent...................    --            --     (40,000)         --          (40,000)
                                              ---       -------    --------       -----         --------
Balances at December 31, 1995..............     2        39,189      23,015        (735)          61,471
     Net income............................    --            --       2,804          --            2,804
     Change in accumulative translation
       adjustment..........................    --            --          --        (144)            (144)
                                              ---       -------    --------       -----         --------
Balances at December 31, 1996..............    $2      $ 39,189    $ 25,819      $ (879)       $  64,131
                                              ===       =======    ========       =====         ========

          See accompanying notes to consolidated financial statements.

                               BOWEN TOOLS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                 1994        1995        1996
                                                                -------     -------     -------
Cash flows from operating activities:
  Net income..................................................  $ 1,818     $ 2,421     $ 2,804
  Adjustments to reconcile net income to net cash provided by operations:
     Depreciation.............................................    2,360       1,973       2,470
     Deferred income taxes....................................       42         504        (210)
     (Gain) loss on sales of property and equipment...........      931      (1,109)        (40)
     Gain on sale of rental tools.............................     (536)       (833)     (1,286)
     Foreign currency translation.............................    1,058        (475)         72
     Changes in assets and liabilities:
       Accounts receivable....................................   (1,368)        793      (2,438)
       Inventory..............................................    5,193       4,779      (5,635)
       Receivable from Parent.................................   (5,519)     (4,736)      7,053
       Other current assets...................................     (224)     (1,117)        359
       Other..................................................     (184)        (31)         44
       Prepaid pension cost...................................     (330)       (107)       (362)
       Accounts payable.......................................      449        (118)     (1,368)
       Other postretirement benefits..........................       26          30          34
       Accrued liabilities....................................      749      (1,180)      1,583
       Payable to Parent......................................       --          --         897
                                                                 ------     -------     -------
          Net cash provided by operations.....................    4,465         794       3,977
                                                                 ------     -------     -------
Cash flows from investing activities:
  Purchases of property, plant and equipment..................   (2,993)     (3,580)     (6,321)
  Proceeds on sales of property and equipment.................      842       1,916       1,833
                                                                 ------     -------     -------
          Net cash used in investing activities...............   (2,151)     (1,664)     (4,488)
                                                                 ------     -------     -------
Cash flows from financing activities -- change in bank
  overdraft...................................................      557          65       1,190
                                                                 ------     -------     -------
Effect of exchange rate changes on cash.......................   (1,379)        (30)       (216)
                                                                 ------     -------     -------
Increase (decrease) in cash...................................    1,492        (835)        463
Cash at beginning of year.....................................      536       2,028       1,193
                                                                 ------     -------     -------
Cash at end of year...........................................  $ 2,028     $ 1,193     $ 1,656
                                                                 ======     =======     =======
Income taxes paid to Parent...................................  $   524     $   681     $ 1,364
                                                                 ======     =======     =======
Noncash item -- dividend of receivable from Parent............  $ 2,633     $40,000     $    --
                                                                 ======     =======     =======

          See accompanying notes to consolidated financial statements.

                               BOWEN TOOLS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

(1) ORGANIZATION

  (a) General

     Bowen Tools, Inc. (the Company) is a wholly-owned subsidiary of Air Liquide America Corporation (Air Liquide or Parent). The Company was acquired in 1986 and these financial statements reflect Air Liquide's purchase price allocation to the Company's net assets.

     The Company designs, manufactures, and markets fishing tools and drilling, power, and wireline/pressure control equipment used in the drilling and completion of oil and gas wells. The Company also rents equipment used in the drilling and completion of oil and gas wells. The Company has four foreign locations, which market the Company's products abroad, located in Scotland, Holland, Singapore, and Canada.

     On March 31, 1997, IRI International Corporation, a manufacturer of drilling rigs and related equipment, acquired virtually all the assets (excluding the pension asset, cash and cash equivalents and certain fixed assets) and assumed certain liabilities (excluding intercompany payables and certain pending litigation) of the Company for approximately $75,000,000.

  (b) Risks Associated with the Company's Business

     The Company is subject to certain risks inherent in the ownership and operation of foreign subsidiaries including tax increases, retroactive tax claims, expropriation, adverse changes in currency values, foreign exchange controls, import and export regulations, environmental controls and other laws, regulations or international development that may adversely affect the Company's subsidiaries. The Company does not maintain political risk insurance.

     The availability of a ready market and prices received for the Company's products depend upon numerous factors beyond the control of the Company including fluctuating market demand, the price of oil and gas commodities, competition, governmental regulation and world and economic developments. World oil and gas markets are highly volatile and shortage or surplus conditions could substantially affect prices the Company receives for its products.

(2) SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its allocable portion of sales from L'Air Liquide's Foreign Sales Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

  (c) Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Depreciation is principally provided on the straightline method over the estimated useful lives of the assets (20 years for buildings and improvements; 5-12 years for machinery and equipment; and 7-12 years for rental tools). Repairs and maintenance, including rental tool rework costs, are expensed as incurred while betterments are capitalized.

                               BOWEN TOOLS, INC.

  (d) Revenue Recognition

     The Company recognizes revenue from product sales upon shipment to the customer. Revenue is recognized from rentals under operating leases in the month in which they accrue. The sale of rental tools is considered part of the Company's normal operations and, accordingly, is included in net sales in the accompanying consolidated statements of operations.

  (e) Shop Inventories

     Shop inventories of approximately $4,456,000 (net of an allowance of $5,342,000) and $3,672,000 (net of an allowance of $4,456,000) at December 31,
1995 and 1996, respectively, represent replacement parts for customers and are stated at estimated net realizable value.

  (f) Currency Translation

     The assets and liabilities of the Company's Canadian subsidiary are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates for the period. Since the functional currency of this subsidiary is not the U.S. dollar, the resulting translation adjustments are recorded as a separate component of shareholder's equity. The assets and liabilities of the other foreign subsidiaries, where the functional currency is the U.S. dollar, are translated at current exchange rates for monetary assets and liabilities and historical exchange rates for non-monetary items, and related revenues and expenses are translated at an average rate for the period. Translation gains and losses relating to these subsidiaries are included in determining net income. Gains and losses resulting from foreign currency transactions are also included in income.

     Translation gains (losses) for the years ended December 31, 1994, 1995 and 1996 were $37,000, $220,000 and ($29,000), respectively. Transaction (losses) for the same periods were ($37,000), ($429,000) and ($175,000), respectively.

  (g) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is included in the L'Air Liquide consolidated income tax return. Income taxes are provided as though the Company files a separate income tax return. Income taxes payable are included in the payable to Parent in the accompanying financial statements.

  (h) Long-Lived Assets

     In March 1995, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and estimated future undiscounted cash flows indicate the carrying value of those assets may not be recoverable. The Company implemented SFAS No. 121 on January 1, 1994 and the adoption did not have a material effect on the financial statements.

  (i) Research and Development, and Advertising

     Research and development, and advertising costs are expensed in the year in which such costs are incurred. Research and development costs amounted to approximately $142,000, $143,000 and $159,000 in

                               BOWEN TOOLS, INC.

1994, 1995 and 1996 respectively. Advertising costs amounted to approximately $234,000, $323,000 and $356,000 in 1994, 1995 and 1996, respectively.

  (j) Fair Value of Financial Instruments

     The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments in the accompanying financial statements include cash, accounts receivable and accounts payable. The carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments.

  (k) Earnings Per Share

     Earnings per share is not presented for each of the three years ended December 31, 1996 because it is not meaningful due to the sole ownership of the Company's stock by Air Liquide.

  (l) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) GEOGRAPHIC AREA INFORMATION

     The Company is engaged in the business of manufacturing and distributing fishing and drilling equipment for the oil and gas industry in the United States, Scotland, Canada, Singapore, Amsterdam and Mexico. Summarized information regarding the Company's significant operations in different geographic areas, including domestic and export operations, as of and for the years ended December 31, 1994, 1995 and 1996 follows:

                               UNITED    UNITED                          OTHER      ADJUSTMENTS
                               STATES    STATES                         FOREIGN         AND
                              DOMESTIC   EXPORT    SCOTLAND   CANADA   OPERATIONS   ELIMINATIONS   CONSOLIDATED
                              --------   -------   --------   ------   ----------   ------------   ------------
            1994
----------------------------
Net sales and rental
  tools.....................  $ 27,118   $19,176    $4,659    $3,592     $5,040       $ (2,025)      $ 57,560
                               =======    ======     =====     =====      =====         ======        =======
Gross profit................  $ 18,244   $ 3,095    $1,805    $2,089     $2,128       $ (2,025)      $ 25,336
                               =======    ======     =====     =====      =====         ======        =======
Depreciation and
  amortization..............  $  2,185   $    --    $   79    $   41     $   55       $     --       $  2,360
                               =======    ======     =====     =====      =====         ======        =======
Selling and distribution....  $ 12,494   $ 1,661    $  495    $  472     $  812       $     --       $ 15,934
                               =======    ======     =====     =====      =====         ======        =======
G & A expense...............  $    888   $   938    $  973    $  176     $1,113       $     --       $  4,088
                               =======    ======     =====     =====      =====         ======        =======
Net income..................  $  2,257   $   323    $  258    $  928     $   77       $ (2,025)      $  1,818
                               =======    ======     =====     =====      =====         ======        =======
Identifiable assets.........  $ 92,498   $ 3,855    $5,105    $5,991     $8,862       $    595       $116,906
                               =======    ======     =====     =====      =====         ======        =======

                               BOWEN TOOLS, INC.

                               UNITED    UNITED                          OTHER      ADJUSTMENTS
                               STATES    STATES                         FOREIGN         AND
                              DOMESTIC   EXPORT    SCOTLAND   CANADA   OPERATIONS   ELIMINATIONS   CONSOLIDATED
                              -------    ------     -----     -----      -----         ------        -------
            1995
----------------------------
Net sales and rental
  tools.....................  $ 30,069   $17,526    $4,052    $3,223     $4,794       $ (1,954)      $ 57,710
                               =======    ======     =====     =====      =====         ======        =======
Gross profit................  $ 18,482   $ 3,835    $1,047    $1,529     $2,489       $ (1,954)      $ 25,428
                               =======    ======     =====     =====      =====         ======        =======
Depreciation and
  amortization..............  $  1,801   $    --    $   74    $   45     $   53       $     --       $  1,973
                               =======    ======     =====     =====      =====         ======        =======
Selling and distribution....  $ 13,731   $ 1,736    $  604    $  467     $  954       $     --       $ 17,492
                               =======    ======     =====     =====      =====         ======        =======
G & A expense...............  $    229   $ 1,026    $  874    $  174     $1,173       $     --       $  3,476
                               =======    ======     =====     =====      =====         ======        =======
Net income..................  $  1,555   $   698    $ (506)   $  362     $  312       $     --       $  2,421
                               =======    ======     =====     =====      =====         ======        =======
Identifiable assets.........  $ 58,867   $ 3,238    $4,386    $2,577     $7,810       $  1,245       $ 78,123
                               =======    ======     =====     =====      =====         ======        =======
            1996
----------------------------
Net sales and rental
  tools.....................  $ 32,832   $23,275    $4,714    $4,228     $4,413       $ (2,605)      $ 66,857
                               =======    ======     =====     =====      =====         ======        =======
Gross profit................  $ 23,053   $ 4,173    $1,864    $1,437     $2,299       $ (2,605)      $ 30,221
                               =======    ======     =====     =====      =====         ======        =======
Depreciation and
  amortization..............  $  2,077   $    --    $  121    $   45     $  227       $     --       $  2,470
                               =======    ======     =====     =====      =====         ======        =======
Selling and distribution....  $ 15,469   $ 1,643    $  594    $  556     $  882       $     --       $ 19,144
                               =======    ======     =====     =====      =====         ======        =======
G & A expense...............  $    298   $ 1,093    $1,077    $  186     $1,094       $     --       $  3,748
                               =======    ======     =====     =====      =====         ======        =======
Net income..................  $  3,937   $   934    $   72    $  370     $   95       $ (2,605)      $  2,803
                               =======    ======     =====     =====      =====         ======        =======
Identifiable assets.........  $ 68,028   $ 4,907    $3,475    $3,488     $4,957       $ (1,946)      $ 82,909
                               =======    ======     =====     =====      =====         ======        =======

     For the years ending December 31, 1994, 1995 and 1996, three, two and two customers, respectively, individually accounted for more than 10% of consolidated sales. Sales to these customers were approximately $19,346,000, $21,856,000 and $23,011,000 in 1994, 1995, and 1996, respectively. No account receivable from one customer exceeded 10% of consolidated stockholder's equity at December 31, 1994, 1995 or 1996.

(4) RELATED PARTY TRANSACTIONS

     The Company has a receivable from and a payable to Air Liquide of approximately $7,053,000 and $897,000 at December 31, 1995 and 1996,
respectively. The amount bears no interest and includes allocations by Air Liquide for such items as taxes and insurance. Air Liquide does not incur any general and administrative overhead on behalf of the Company other than certain insurance which was allocated to the Company.

                               BOWEN TOOLS, INC.

(5) INVENTORIES

     Inventories consist of the following at December 31, 1995 and 1996 (in thousands):

                                                                    1995        1996
                                                                   -------     -------
        Raw materials............................................  $ 3,074     $ 3,321
        Work-in-progress.........................................    3,374       5,415
        Finished goods...........................................   14,258      18,389
                                                                   -------      ------
                                                                   $20,706     $27,125
                                                                   =======      ======

(6) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31, 1995 and 1996 (in thousands):

                                                                   1995         1996
                                                                  -------     --------
        Land and land improvements..............................  $ 3,615     $  3,571
        Building and improvements...............................   15,454       15,349
        Machinery and equipment.................................    6,696        8,843
        Rental tools............................................   12,446       14,772
        Construction in progress................................    1,671        2,256
                                                                  -------      -------
                                                                   39,882       44,791
        Less accumulated depreciation...........................  (10,622)     (12,187)
                                                                  -------      -------
                  Net property, plant and equipment.............  $29,260     $ 32,604
                                                                  =======      =======

(7) INCOME TAXES

     The components of income tax expense for the years ended December 31, 1994, 1995 and 1996 are as follows (in thousands):

                                                            1994       1995       1996
                                                           ------     ------     ------
        Current:
          Federal......................................    $  868     $  459     $1,418
          State........................................        29         13         50
          Foreign......................................       174        376        345
        Deferred.......................................        42        504       (210)
                                                           ------      -----      -----
                                                           $1,113     $1,352     $1,603
                                                           ======      =====      =====

     Income tax expense for the years ended December 31, 1994, 1995 and 1996 differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income from continuing operations as a result of the following (in thousands):

                                                            1994       1995       1996
                                                           ------     ------     ------
        Computed "expected" tax expense................    $1,026     $1,321     $1,542
        State taxes, net of federal benefit............        10          4         18
        Foreign operations differences.................        62         13          1
        Nondeductible meals and entertainment
          expenses.....................................        22         24         37
        Other..........................................        (7)       (10)         5
                                                           ------      -----      -----
                                                           $1,113     $1,352     $1,603
                                                           ======      =====      =====

                               BOWEN TOOLS, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 are presented below (in thousands).

                                                                            1995        1996
                                                                           -------     -------
Deferred income tax assets:
  Current:
     Accounts receivable and other assets principally due to allowance
      for doubtful accounts.............................................   $    76     $   105
     Other..............................................................       190         190
                                                                           -------      ------
          Total deferred income tax assets..............................       266         295
                                                                           -------      ------
Deferred income tax liabilities:
  Current:
     Inventories, principally due to LIFO cost method used for tax
      purposes and reserve for excess and obsolete......................     3,449       3,032
  Noncurrent:
     Property, plant and equipment, principally due to differences in
      depreciation and capitalized interest.............................     6,040       6,149
     Pension asset......................................................     1,040       1,167
                                                                           -------      ------
          Total deferred income tax liabilities.........................    10,529      10,348
                                                                           -------      ------
Net deferred income tax liability.......................................   $10,263     $10,053
                                                                           =======      ======

     In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. There are no deferred taxes provided on the Company's foreign investments due to their permanent nature and the determination of the deferred tax attributable to such foreign investments is not practicable.

(8) LEASES

     The Company has several noncancelable operating leases for certain office, shop and warehouse facilities; automobiles; and equipment, that expire over the next three years. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for leases during 1994, 1995 and 1996 were approximately $529,000, $594,000 and $628,000, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows (in thousands):

            1997..........................................................  $ 763
            1998..........................................................    765
            1999..........................................................    721
            2000..........................................................    706
            2001..........................................................    707

                               BOWEN TOOLS, INC.

(9) BENEFIT PLANS

     The Company participates in a defined benefit pension plan which covers all domestic full-time employees of the Company who have completed one year of service and are at least age 21. The defined benefit plan provides for benefits based primarily on years of service and the employee's compensation near the time of retirement. It is the policy of the Company to fund the plan currently based upon actuarial determination and applicable regulations. The Company made no contributions during 1994, 1995 and 1996, respectively.

     The following table presents the defined benefit pension plan's funded status as of December 31, 1995 and 1996, reconciled with amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1996 (in thousands):

                                                                       1995         1996
                                                                      -------     --------
    Actuarial present value of accumulated benefit obligations:
      Vested benefit obligation.....................................  $10,515     $ 11,015
                                                                      =======       ======
      Accumulated benefit obligation................................  $11,118     $ 11,709
                                                                      =======       ======
    Actuarial present value of projected benefit obligation.........  (13,343)     (14,189)
    Plan assets at fair value (equity and fixed income
      securities)...................................................   20,447       21,669
                                                                      -------       ------
    Projected benefit obligation less than plan assets..............    7,104        7,480
    Unrecognized net gain...........................................   (3,389)      (3,589)
    Prior service cost not yet recognized in net periodic pension
      cost..........................................................      316          237
    Unrecognized net transition asset...............................   (1,060)        (795)
                                                                      -------       ------
    Prepaid pension cost included in the balance sheet..............  $ 2,971     $  3,333
                                                                      =======       ======

     Net pension cost for 1994, 1995 and 1996 included the following components (in thousands):

                                                             1994        1995        1996
                                                            -------     -------     -------
    Service cost -- benefits earned during the period.....  $   368     $   386     $   428
    Interest cost on projected benefit obligation.........      920         966       1,044
    Actual return on plan assets..........................   (1,377)     (1,270)     (1,511)
    Net amortization and deferral.........................     (328)       (186)       (323)
                                                            -------     -------     -------
    Net pension cost......................................  $  (417)    $  (104)    $  (362)
                                                            =======     =======     =======

     Assumptions used in accounting for the pension plan as of December 31, 1994, 1995 and 1996 were (in thousands):

                                                                      1994     1995     1996
                                                                      ----     ----     ----
    Discount rates..................................................   8.5%    7.0 %    8.0 %
    Rates of increase in compensation levels........................   6.6     6.6      6.6
    Expected long-term rate of return on assets.....................   8.0     8.0      7.5

     The assumed rates used above have a significant effect on the amounts reported. For example, increasing the assumed discount rates by one percentage point in each year would decrease the projected benefit obligation as of December 31, 1996 by approximately $2,000,000 and the unrecognized net gain for the year ended December 31, 1996 by approximately $2,000,000. Increasing the assumed rate of increase in compensation levels by one percentage point in each year would increase the projected benefit obligation as of December 31, 1996 by approximately $1,400,000 and would decrease the unrecognized net gain for the year ended December 31, 1996 by approximately $1,400,000. Increasing the expected long-term rate of return on

                               BOWEN TOOLS, INC.

assets by one percentage point in each year would decrease the unrecognized net gain for the year ended December 31, 1996 by $200,000.

     The Company also has a defined contribution plan which covers most of its employees. Participants can contribute a percentage of their annual compensation and receive a 50% matching employer contribution on up to 6% of their annual compensation. The Company contributed approximately $382,000 and $452,000 for the years ended December 31, 1995 and 1996, respectively.

(10) OTHER POSTRETIREMENT BENEFIT PLANS

     In addition to the Company's defined benefit pension plan and defined contribution plan, the Company sponsors a defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

     The following table presents the plans' funded status reconciled with amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1996 (in thousands):

                                                                            1995     1996
                                                                            ----     ----
    Accumulated post-retirement benefit obligation:
      Retirees............................................................  $ 52     $ 56
      Fully eligible active plan participants.............................    87       94
      Other active plan participants......................................   284      307
                                                                            ----     ----
                                                                             423      457
    Plan assets at fair value.............................................    --       --
                                                                            ----     ----
    Accumulated postretirement benefit obligation in excess of plan
      assets..............................................................  $423     $457
                                                                            ====     ====

     Net postretirement benefit cost for 1994, 1995 and 1996 include the following components (in thousands):

                                                                      1994     1995     1996
                                                                      ----     ----     ----
    Service cost....................................................  $22      $24      $26
    Interest cost...................................................   29       32       35
                                                                      ---      ---      ---
    Net periodic postretirement benefit cost........................  $51      $56      $61
                                                                      ===      ===      ===

     For measurement purposes, 10.5% and 8.0% annual rates of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 1996 for pre-65 and post-65 employees, respectively; the rate was assumed to decrease gradually to 5.25% by the year 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $65,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1996 by $12,000. A discount rate of 8.0% was used in accounting for the pension plan as of December 31, 1994, 1995 and 1996.

                               BOWEN TOOLS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                            1996        1997
                                                                           -------     -------
Net sales................................................................  $10,400     $12,349
Rental tool income.......................................................    3,862       4,243
                                                                           -------     -------
          Net sales......................................................   14,262      16,592
                                                                           -------     -------
Cost of goods sold.......................................................    6,930       8,141
                                                                           -------     -------
          Gross profit...................................................    7,332       8,451
                                                                           -------     -------
Operating expenses:
  Selling and distribution...............................................    4,747       5,319
  General and administrative.............................................    1,102       1,158
  Depreciation and amortization..........................................      537         780
                                                                           -------     -------
          Operating income...............................................      946       1,194
Other income (expense):
  Gain (loss) on sale of property and equipment..........................       37         (32)
  Other..................................................................     (199)        156
                                                                           -------     -------
          Income before taxes............................................      784       1,318
Income taxes.............................................................      301         493
                                                                           -------     -------
          Net income.....................................................  $   483     $   825
                                                                           =======     =======

          See accompanying notes to consolidated financial statements.

                               BOWEN TOOLS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                            1996        1997
                                                                           -------     -------
Cash flows from operating activities:
  Net income.............................................................  $   483     $   825
  Adjustments to reconcile net income to net cash provided by operations:
     Depreciation........................................................      537         780
     Deferred income taxes...............................................      (50)        157
     (Gain) loss on sales of property and equipment......................       37         (32)
     Foreign currency translation........................................       27       1,750
     Changes in assets and liabilities:
       Accounts receivable...............................................   (2,981)      1,056
       Inventory.........................................................   (3,395)     (3,619)
       Other current assets..............................................    1,118         539
       Other.............................................................       46          --
       Accounts payable..................................................   (1,499)        667
       Accrued liabilities...............................................      592        (475)
       Payable to Parent.................................................    3,938       1,292
                                                                           -------     -------
          Net cash provided by (used in) operations......................   (1,147)      2,940
                                                                           -------     -------
Cash flows from investing activities:
  Purchases of property, plant and equipment.............................     (966)     (2,748)
  Proceeds on sales of property and equipment............................    1,427       1,521
                                                                           -------     -------
          Net cash provided by (used in) investing activities............      461      (1,227)
                                                                           -------     -------
Cash flows from financing activities -- change in bank overdraft.........      605        (855)
                                                                           -------     -------
Effect of exchange rate changes on cash..................................      (17)     (1,658)
                                                                           -------     -------
Decrease in cash.........................................................      (98)       (800)
Cash at beginning of year................................................    1,193       1,656
                                                                           -------     -------
Cash at end of period....................................................  $ 1,095     $   856
                                                                           =======     =======
Income taxes paid to Parent..............................................  $   122     $    --
                                                                           =======     =======

          See accompanying notes to consolidated financial statements.

                               BOWEN TOOLS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) GENERAL

     Bowen Tools, Inc. (the Company) is a wholly-owned subsidiary of Air Liquide America Corporation (Air Liquide or Parent). The Company was acquired in 1986 and these financial statements reflect Air Liquide's purchase price allocation to the Company's net assets.

     The Company designs, manufactures, and markets fishing tools and drilling, power, and wireline/pressure control equipment used in the drilling and completion of oil and gas wells. The Company also rents equipment used in the drilling and completion of oil and gas wells. The Company has four foreign locations, which market the Company's products abroad, located in Scotland, Holland, Singapore, and Canada.

     The accompanying condensed consolidated financial statements of the Company as of March 31, 1997 and the three months ended March 31, 1996 and 1997 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation for such periods. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

     Certain footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted herein. The interim information should be read in conjunction with the Company's annual consolidated financial statements and notes.

(2) COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims and legal actions arising in the ordinary course of business, inclusive of various claims pertaining to the Company's inactive Sanstorm operations, which previously marketed a line of blast cleaning equipment and related accessories unrelated to the Company's core oilfield tool product lines. In the opinion of management, the amount of liability with respect to these actions and claims is either not material to the Company's financial statements or, in the case of such claims relating to the inactive Sanstorm operations, are reasonably provided for by Air Liquide, who assumed these liabilities upon its acquisition of Bowen and is also a defendant in such litigation.

(3) ACQUISITION

     On March 31, 1997, IRI International Corporation, a manufacturer of drilling rigs and related equipment, acquired virtually all the assets (excluding the pension asset, cash and cash equivalents and certain fixed assets) and assumed certain liabilities (excluding intercompany payables and certain pending litigation) of the Company for approximately $73,100,000. The acquisition of the Company by IRI was recorded as a purchase transaction effective for accounting purposes as of March 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Cardwell International Ltd.:

     We have audited the accompanying consolidated balance sheet of Cardwell International Ltd. and subsidiaries as of October 31, 1996, and the related consolidated statements of operations and shareholder's equity and cash flows for the ten months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardwell International Ltd. and subsidiaries as of October 31, 1996, and the results of their operations and their cash flows for the ten months then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Dallas, Texas
December 6, 1996, except as to note 10,
 which is as of April 17, 1997

                          CARDWELL INTERNATIONAL LTD.

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                OCTOBER 31, 1996

ASSETS
Current assets:
  Cash and cash equivalents........................................................  $   432
  Letter of credit deposits........................................................    1,915
  Accounts receivable, less allowance for doubtful accounts of $21.................      574
  Costs and estimated earnings in excess of billings on uncompleted contracts......    2,109
  Inventories......................................................................   12,743
  Other current assets.............................................................      315
  Deferred income taxes............................................................       77
                                                                                     -------
          Total current assets.....................................................   18,165
Property, plant and equipment, net.................................................    1,108
Letter of credit deposits..........................................................    2,097
Other noncurrent assets............................................................       57
                                                                                     -------
                                                                                     $21,427
                                                                                     =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.........................................  $ 4,974
  Commissions payable..............................................................    1,194
  Customer advances................................................................    3,047
  Income taxes payable.............................................................      468
  Notes payable to bank............................................................    5,935
  Current installments of long-term debt...........................................      146
  Demand notes payable to related parties..........................................    1,230
                                                                                     -------
          Total current liabilities................................................   16,994
Long-term debt, less current installments..........................................      340
Deferred income taxes..............................................................       51
                                                                                     -------
          Total liabilities........................................................   17,385
                                                                                     -------
Shareholder's equity:
  Class A common stock -- $1 par value; 30,000 shares, authorized; 3,000 shares
     issued and outstanding........................................................        3
  Retained earnings................................................................    4,083
                                                                                     -------
                                                                                       4,086
  Less treasury stock, 2,000 shares, at cost.......................................       44
                                                                                     -------
          Total shareholder's equity...............................................    4,042
                                                                                     -------
Commitments and contingencies
                                                                                     -------
                                                                                     $21,427
                                                                                     =======

          See accompanying notes to consolidated financial statements.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1996
                                 (IN THOUSANDS)

Revenues...........................................................................  $40,598
Cost of goods sold.................................................................   31,615
                                                                                     -------
          Gross profit.............................................................    8,983
Administrative and selling expense.................................................    6,836
                                                                                     -------
          Operating income (loss)..................................................    2,147
                                                                                     -------
Other income (expense):
  Interest income..................................................................       95
  Interest expense.................................................................     (532)
  Other, net.......................................................................       76
                                                                                     -------
                                                                                        (361)
                                                                                     -------
          Income before income taxes...............................................    1,786
Income taxes.......................................................................      512
                                                                                     -------
          Net income...............................................................  $ 1,274
                                                                                     =======

          See accompanying notes to consolidated financial statements.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1996
                                 (IN THOUSANDS)

                                                                                              TOTAL
                                                           COMMON   RETAINED   TREASURY   SHAREHOLDER'S
                                                           STOCK    EARNINGS    STOCK        EQUITY
                                                           ------   --------   --------   -------------
Balances at December 31, 1995............................    $3      $2,809      $(44)       $ 2,768
Net income...............................................    --       1,274        --          1,274
                                                            ---       -----       ---          -----
Balances at October 31, 1996.............................    $3      $4,083      $(44)       $ 4,042
                                                            ===       =====       ===          =====

          See accompanying notes to consolidated financial statements.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1996
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net income......................................................................  $  1,274
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization................................................       149
     Deferred income taxes........................................................       (12)
     Loss on sale of property and equipment.......................................        50
     Changes in assets and liabilities:
       Deposits...................................................................    (2,052)
       Accounts receivable........................................................         2
       Costs and estimated earnings in excess of billings on uncompleted
        contracts.................................................................      (306)
       Inventories................................................................    (8,377)
       Other current assets.......................................................       (45)
       Accounts payable and accrued liabilities...................................     1,488
       Commissions payable........................................................     1,037
       Customer advances..........................................................     2,909
       Income taxes payable.......................................................       536
       Other......................................................................       (96)
                                                                                    --------
          Net cash used in operating activities...................................    (3,443)
                                                                                    --------
Cash flows from investing activities -- purchases of property, plant and
  equipment.......................................................................      (368)
                                                                                    --------
Cash flows from financing activities:
  Payments on long-term debt......................................................       (20)
  Proceeds from notes payable to bank.............................................    16,559
  Payments on notes payable to bank...............................................   (13,568)
  Proceeds from demand notes payable to related parties...........................     4,541
  Payments on demand notes payable to related parties.............................    (3,311)
                                                                                    --------
          Net cash provided by financing activities...............................     4,201
                                                                                    --------
Increase in cash and cash equivalents.............................................       390
Cash and cash equivalents at beginning of year....................................        42
                                                                                    --------
Cash and cash equivalents at end of year..........................................  $    432
                                                                                    ========
Interest paid.....................................................................  $    485
                                                                                    ========
Income taxes paid.................................................................  $     98
                                                                                    ========

          See accompanying notes to consolidated financial statements.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) GENERAL

     Cardwell International, Ltd. and subsidiaries (the Company), incorporated in 1980, manufactures and sells drilling rigs and related oilfield equipment and supplies to predominately foreign customers. Raw materials are readily available and the Company is not dependent upon a single or a few suppliers.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The Company consolidates the accounts of its wholly-owned subsidiaries, Cardwell Manufacturing Co., Ltd., a Canadian company, and Cardwell Exports, Ltd., a foreign sales corporation. All significant intercompany transactions are eliminated.

  (b) Cash and Cash Equivalents

     Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. Cash equivalents consist of money market accounts at October 31, 1996.

  (c) Letter of Credit Deposits

     Letter of credit deposits consist of certificates of deposit and other investments placed with financial institutions as collateral to secure letters of credit on contract performance guarantees and bid bonds. The Company classifies deposits between current and long-term based on the investment maturity date. All investments with a maturity date of less than one year are classified as current. Deposits are to be returned to the Company upon the expiration of the performance guarantee or bid bond.

  (d) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  (e) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

    Land improvements......................................................       15 years
    Buildings..............................................................    27-39 years
    Machinery and equipment................................................        7 years
    Computer equipment.....................................................      3-7 years
    Automotive equipment...................................................        5 years
    Furniture, fixtures and other..........................................      5-7 years

     Maintenance, repairs and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operations.

  (f) Revenues

     Significant contracts (generally valued at $50,000 or greater) are accounted for by the Company using the percentage-of-completion revenue recognition method, whereby revenues and profits are recognized throughout the performance period of the contract. The percentage-of-completion is calculated based on the

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ratio of contract costs incurred to date to total estimated contract costs after providing for all known or anticipated costs. Costs include material, direct labor and engineering and manufacturing overhead. Selling expenses and general and administrative expenses are charged to operations as incurred. The effect of changes in estimates of contract costs is recorded currently. All remaining revenues are generally recorded when the equipment is shipped.

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenues earned under the percentage of completion revenue recognition method but not yet billable under the terms of the contract. These amounts are billable based on the terms of the contract which include shipment of the products or completion of the contracts. Included in revenues and cost of goods sold for the ten months ended October 31, 1996 is $9,803,000 and $7,694,000, respectively, related to uncompleted contracts ($2,109,000 net).

     For the ten months ended October 31, 1996, approximately 91% of the Company's revenues were provided by sales to Russian customers. Additionally, 3 customers, each accounting for more than 10% of total revenues, aggregated 79% of the Company's gross revenues for the ten months ended October 31, 1996.

  (g) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating losses and tax credit carryforwards and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Financial Instruments

     The carrying amounts of the financial instruments in the accompanying financial statements (cash and cash equivalents, deposits, accounts receivable and payable) approximate fair value because of the short maturity of these instruments. Letter of credit deposits approximate fair value because they earn interest at current market rates. Outstanding borrowings (notes payable to bank, long-term debt and demand notes payable to related parties) bear interest at current market rates and thus the carrying amount of debt approximates estimated fair value.

     All of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations. Foreign sales also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair consideration. Most of the Company's foreign sales, however, are to larger international companies or are secured by letters of credit or similar arrangements.

  (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Commissions Payable

     The Company accrues commissions payable as related revenues are recognized.

  (k) Customer Advances

     The Company requires customers to make prepayments on certain contracts. The amount of prepayment varies from contract to contract, but is typically based on a percentage of the contract price. These prepayments are recorded as customer advances until the contract has been completed and billed, at which time the customer advance is offset against accounts receivable.

(3) INVENTORIES

     Inventories consist of the following at October 31, 1996 (in thousands):

    Raw materials..............................................................  $   783
    Work in process............................................................    7,786
    Parts......................................................................    3,791
    Used equipment.............................................................      383
                                                                                 -------
                                                                                 $12,743
                                                                                 =======

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at October 31, 1996 (in thousands):

    Land and improvements.......................................................  $   70
    Buildings...................................................................     569
    Machinery and equipment.....................................................     696
    Computer equipment..........................................................     166
    Automotive equipment........................................................     129
    Furniture, fixtures and other...............................................      48
                                                                                  ------
                                                                                   1,678
    Less accumulated depreciation...............................................     570
                                                                                  ------
                                                                                  $1,108
                                                                                  ======

(5) NOTE PAYABLE TO BANKS

     The Company has a $10,000,000 revolving line of credit with a bank available for working capital purposes subject to borrowing base limitations. The net borrowing base was $6,799,000 at October 31, 1996. Notes payable outstanding under the line of credit as of October 31, 1996 aggregated $5,935,000. The note is secured by accounts receivable, inventories, property and equipment and guarantees of the sole stockholder of the Company and a company wholly-owned by the sole stockholder. The note bears interest at .75% above prime rate (8.25% at October 31, 1996). Interest is payable monthly and all unpaid principal and interest are due on October 31, 1997.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The note agreement contains covenants which, among other things, restrict additional borrowings and payment of dividends, and require that the Company maintain minimum tangible net worth and other minimum financial ratios.

(6) LONG-TERM DEBT

     Long-term debt consists of the following at October 31, 1996 (dollars in thousands):

        7.75% (interest rate changes to 1.75% over prime on June 3, 1999 and is adjusted each April 1 thereafter) note payable to bank, payable in monthly installments of $12, including interest, to June 2, 2004;
          collateralized by certain real property and guarantees of the (1)
          sole stockholder of the Company, (2) a company wholly-owned by the sole stockholder of the Company and (3) 75% by the Small Business
          Administration......................................................  $405
        10.55% note payable in monthly installments of $1, including interest,
          to August 1999; secured by lien on an automobile....................    24
        7% note payable, payable in monthly installments of $2, including
          interest, to July 1998 -- July 2000.................................    57
                                                                                ----
                                                                                 486
        Less current installments.............................................   146
                                                                                ----
                                                                                $340
                                                                                ====

     Aggregate installments of long-term debt at October 31, 1996 follow (in thousands):

        October 31:
          1997................................................................  $146
          1998................................................................   153
          1999................................................................   160
          2000................................................................    27

(7) INCOME TAXES

     Income taxes consist of the following components for the ten-month period ended October 31, 1996 (in thousands):

        Current...............................................................  $524
        Deferred..............................................................   (12)
                                                                                ----
                                                                                $512
                                                                                ====

     Income tax expense for the ten-month period ended October 31, 1996 differs from the amount computed by applying the U.S. federal tax rate of 34% to income before income taxes as a result of the following (in thousands):

        Computed "expected" tax expense......................................  $ 607
        Nondeductible expenses...............................................     10
        Foreign sales corporation exclusion..................................   (160)
        State taxes, net of federal benefit..................................     54
        Other................................................................      1
                                                                               -----
                                                                               $ 512
                                                                               =====

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effect (federal and state) of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at October 31, 1996 are as follows (in thousands):

    Current deferred tax assets:
      Allowance for doubtful accounts..............................................  $ 8
      Vacation accrual.............................................................   49
      Warranty accrual.............................................................   20
                                                                                     ---
                                                                                     $77
                                                                                     ===
    Noncurrent deferred tax liability -- plant and equipment depreciation..........  $51
                                                                                     ===

     No valuation allowance related to the deferred tax asset was necessary for any of the periods presented as management believes it is more likely than not that such deferred tax assets will be realized within the next fiscal year.

(8) LEASES

     The Company has operating leases for office facilities, machinery and equipment and certain automotive equipment. Rental expense on operating leases was $410,000 for the ten-month period ended October 31, 1996. The following is a yearly schedule of future minimum rental payments under operating leases as of October 31, 1996 (in thousands):

    1997..........................................................................   $200
    1998..........................................................................    142
    1999..........................................................................     62
    2000..........................................................................     62
    2002..........................................................................     49
    Thereafter....................................................................    140

(9) RELATED PARTY TRANSACTIONS

     The Company leases certain buildings, equipment and automotive equipment from related parties including management of the Company, members of their families and companies related by common ownership. Related party rental expense was $206,000 for the ten months ended October 31, 1996 and is included in general and administrative expense in the accompanying consolidated statement of operations.

     The Company has license agreements with certain businesses owned by the President of the Company. The agreements provide for payments of $11,000 and $2,000 per month plus 4.5% of spare parts sales for the use of trademarks, patterns and prints used by the Company. Payments under the license agreements totaled $430,000 for the ten months ended October 31, 1996 and are included in general and administrative expense in the accompanying consolidated statement of operations.

     Demand notes payable to related parties are unsecured and bear interest at 8% to 15%. Interest expense on these notes aggregated $83,000 for the ten months ended October 31, 1996.

     On certain of the demand notes payable to related parties, the Company pays a fee in excess of stated interest for the use of the related party's funds. On contracts awarded to the Company and for which the related party funded the related bid bond, the Company is required to pay the related lending party a fee of approximately .5% of the contract price. No fee is required if the contract is not awarded to the Company. For the ten months ended October 31, 1996 the Company paid fees of approximately $151,000. Such fees are included in general and administrative expense in the accompanying consolidated statement of operations.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10) EXPORT SALES

     Export sales by geographic region based upon the ultimate destination in which equipment or services were sold, shipped, or provided to the customer by the Company were as follows (in thousands):

            Russia.....................................................  $34,014
            South America..............................................    1,404
            Europe (excluding Russia)..................................      423
            Asia (excluding Russia)....................................      292
            Africa.....................................................      416
                                                                         -------
                      Total export sales...............................   36,549
            Domestic sales.............................................    4,049
                                                                         -------
                      Total Sales......................................  $40,598
                                                                         =======

(11) CONTINGENCIES

     The Company has contract commitments aggregating $8,670,706 at October 31, 1996 for the manufacture and delivery of drilling rigs during fiscal 1997.

     At October 31, 1996, the company had outstanding letters of credit for bid and performance bonds totaling $6,313,000 of which $2,256,000 is secured by the Company's bank revolving line of credit (see note 6).

(12) SUBSEQUENT EVENT

     On April 17, 1997, all of the outstanding common stock of the Company and certain assets held by affiliates of the Company were purchased by IRI International Corporation (IRI) for $12,000,000 in cash. In addition, IRI partially paid ($3,000,000) of Cardwell's notes payable to bank, and Cardwell liquidated outstanding letters of credit deposits to pay off the remaining notes payable to bank ($2,119,000) outstanding prior to the close of the purchase. IRI assumed the underlying obligations on the bid and performance bonds.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE FIVE MONTHS ENDED MARCH 31, 1996 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                              1996      1997
                                                                             -------   -------
Revenues...................................................................  $21,794   $11,091
Cost of goods sold.........................................................   16,999     9,005
                                                                             -------   -------
          Gross profit.....................................................    4,795     2,086
Administrative and selling expense.........................................    3,303     2,206
                                                                             -------   -------
          Operating income (loss)..........................................    1,492      (120)
Other income (expense):
  Interest income..........................................................        5        62
  Interest expense.........................................................     (222)     (246)
  Other, net...............................................................       14        70
                                                                             -------   -------
                                                                                (203)     (114)
                                                                             -------   -------
          Income (loss) before taxes.......................................    1,289      (234)
Income tax expense (benefit)...............................................      299       (73)
                                                                             -------   -------
          Net income (loss)................................................  $   990   $  (161)
                                                                             =======   =======

     See accompanying notes to condensed consolidated financial statements.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                    FOR THE FIVE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                              TOTAL
                                                           COMMON   RETAINED   TREASURY   SHAREHOLDER'S
                                                           STOCK    EARNINGS    STOCK        EQUITY
                                                           ------   --------   --------   -------------
Balances at October 31, 1996.............................    $3      $4,083      $(44)       $ 4,042
Net loss.................................................    --        (161)       --           (161)
                                                            ---       -----       ---          -----
Balances at March 31, 1997...............................    $3      $3,922      $(44)       $ 3,881
                                                            ===       =====       ===          =====

     See accompanying notes to condensed consolidated financial statements.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE FIVE MONTHS ENDED MARCH 31, 1996 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           1996         1997
                                                                          -------     --------
Cash flows from operating activities:
  Net income (loss).....................................................  $   990     $   (161)
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization......................................       62           70
     Deferred income taxes..............................................       51         (111)
     Loss on disposal of property and equipment.........................       --            5
     Changes in assets and liabilities:
       Letter of credit deposits........................................      550          997
       Accounts receivable..............................................    3,812         (911)
       Costs and estimated earnings in excess of billings on uncompleted
        contracts.......................................................   (5,748)       1,593
       Inventories......................................................   (2,247)       6,510
       Other current assets.............................................       95           22
       Accounts payable and accrued liabilities.........................    1,063       (1,776)
       Commissions payable..............................................      (39)        (995)
       Customer advances................................................    2,157       (2,729)
       Income taxes payable.............................................      180         (407)
       Other............................................................       72           13
                                                                          -------     --------
          Net cash provided by operating activities.....................      998        2,120
                                                                          -------     --------
Cash flows from investing activities -- purchases of property, plant and
  equipment.............................................................     (162)         (18)
                                                                          -------     --------
Cash flows from financing activities:
  Payments on long-term debt............................................      (48)         (57)
  Proceeds from notes payable to bank...................................    7,868       10,665
  Payments on notes payable.............................................   (8,265)     (11,910)
  Proceeds from demand notes payable to related parties.................      300           86
  Payments on demand notes payable to related parties...................     (469)      (1,135)
                                                                          -------     --------
          Net cash used in financing activities.........................     (614)      (2,351)
                                                                          -------     --------
Increase in cash and cash equivalents...................................      222         (249)
Cash and cash equivalents at beginning of period........................       34          432
                                                                          -------     --------
Cash and cash equivalents at end of period..............................  $   256     $    183
                                                                          =======     ========
Interest paid...........................................................  $   262     $    270
                                                                          =======     ========
Income taxes paid.......................................................  $    87     $    320
                                                                          =======     ========

     See accompanying notes to condensed consolidated financial statements.

                          CARDWELL INTERNATIONAL LTD.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) GENERAL

     The accompanying condensed consolidated financial statements of Cardwell International, Ltd. and subsidiaries (the Company), as of March 31, 1997 and for the five months ended March 31, 1996 and 1997 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation for such periods. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

     Certain footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted herein. The interim information should be read in conjunction with the Company's annual consolidated financial statements and notes included elsewhere herein.

     Summarized results from operations for the three months ended March 31, 1996 and 1997 follows (in thousands):

                                                                         1996        1997
                                                                        -------     ------
    Revenues..........................................................  $12,948     $5,818
                                                                        =======     ======
    Gross profit......................................................  $ 3,196     $1,082
                                                                        =======     ======
    Net income (loss).................................................  $   928     $  (35)
                                                                        =======     ======

(2) INVENTORIES

     Inventories consist of the following at March 31, 1997 (in thousands):

        Raw materials......................................................   $  752
        Work in process....................................................    2,614
        Parts..............................................................    2,517
        Used equipment.....................................................      350
                                                                              ------
                                                                              $6,233
                                                                              ======

(3) COMMITMENTS AND CONTINGENCIES

     The Company had contract commitments aggregating $17.9 million at March 31, 1997 for the manufacture and delivery of drilling rigs during the remainder of fiscal 1997.

     At March 31, 1997, the Company had outstanding letters of credit for bid and performance bonds totaling $3,597,000 of which $3,020,747 is secured by the Company's bank revolving line of credit.

(4) SUBSEQUENT EVENT

     On April 17, 1997, all of the outstanding common stock of the Company and certain assets held by affiliates of the Company were purchased by IRI International Corporation (IRI) for $12,000,000 in cash. In addition, IRI partially paid ($3,000,000) of Cardwell's notes payable to bank, and Cardwell liquidated outstanding letters of credit deposits to pay off the remaining notes payable to bank ($2,119,000) outstanding prior to the close of the purchase. IRI assumed the underlying obligations on the bid and performance bonds secured by the letters of credit.

              [PHOTOGRAPHS OF COMPANY MANUFACTURING FACILITIES.]

============================================================

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY ANY U.S. UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSONS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    7
The Company................................   10
Use of Proceeds............................   11
Dividend Policy............................   11
Capitalization.............................   12
Dilution...................................   13
Pro Forma Financial Data...................   14
Selected Financial Data....................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   20
Business...................................   27
Management.................................   38
Security Ownership of Certain Beneficial
  Owners and Management....................   47
Selling Stockholders.......................   47
Certain Relationships and Related
  Transactions.............................   48
Description of Capital Stock...............   49
Shares Eligible for Future Sale............   50
Underwriting...............................   51
Legal Matters..............................   55
Experts....................................   55
Additional Information.....................   55
Index to Financial Statements..............  F-1


                          ---------------------------

     UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
============================================================
============================================================
                               12,000,000 SHARES

                      [IRI INTERNATIONAL CORPORATION LOGO]

                               IRI INTERNATIONAL
                                  CORPORATION

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                           , 1997
                            ------------------------

                                LEHMAN BROTHERS

                      HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                       PRUDENTIAL SECURITIES INCORPORATED

                                CREDIT LYONNAIS
                             SECURITIES (USA) INC.
============================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 Subject to Completion, dated November 12, 1997

PROSPECTUS
                               12,000,000 SHARES
                         IRI INTERNATIONAL CORPORATION
                                  COMMON STOCK
                          ---------------------------
[IRI INTERNATIONAL CORPORATION LOGO]


     Of the 12,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of IRI International Corporation (the "Company") offered hereby, 9,000,000 shares are being issued and sold by the Company, and 3,000,000 shares are being offered for the account of certain stockholders of the Company (the "Selling Stockholders"). Of the shares being offered hereby, 2,400,000 shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering"), and 9,600,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offering"). The initial public offering price and underwriting discounts and commissions will be identical for both offerings. See "Underwriting." The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.


     Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price for the Common Stock will be between $16.00 and $18.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved, subject to notice of issuance, for listing on the New York Stock Exchange (the "NYSE") under the symbol "IIR."
                          ---------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                          ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                                     UNDERWRITING                             PROCEEDS TO
                                  PRICE TO          DISCOUNTS AND         PROCEEDS TO           SELLING
                                   PUBLIC          COMMISSIONS (1)        COMPANY (2)         STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------
Per Share..................           $                   $                    $                   $
-------------------------------------------------------------------------------------------------------------
Total (3)..................           $                   $                    $                   $
=============================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company estimated at
    $          .

(3) Each of the Company and the Selling Stockholders have granted the International Managers a 30-day option to purchase up to 180,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. Each of the Company and the Selling Stockholders have granted to the U.S. Underwriters a similar option to purchase up to 720,000 additional shares of Common Stock to cover over-allotments, if any. If such options (the "Underwriters' Over-Allotment Options") are exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Stockholders will be $          , $          , $          and $          ,
    respectively. See "Underwriting."
                          ---------------------------

     The shares of Common Stock offered by this Prospectus are offered by the International Managers subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York on or about                , 1997.
                          ---------------------------
LEHMAN BROTHERS
                CREDIT LYONNAIS SECURITIES

                                HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                              INCORPORATED
                                             PRUDENTIAL-BACHE SECURITIES
               , 1997

============================================================

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY ANY INTERNATIONAL MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSONS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                          ---------------------------

                               TABLE OF CONTENTS


                                             Page
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    7
The Company................................   10
Use of Proceeds............................   11
Dividend Policy............................   11
Capitalization.............................   12
Dilution...................................   13
Pro Forma Financial Data...................   14
Selected Financial Data....................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   20
Business...................................   27
Management.................................   38
Security Ownership of Certain Beneficial
  Owners and Management....................   47
Selling Stockholders.......................   47
Certain Relationships and Related
  Transactions.............................   48
Description of Capital Stock...............   49
Shares Eligible for Future Sale............   50
Underwriting...............................   51
Legal Matters..............................   55
Experts....................................   55
Additional Information.....................   55
Index to Financial Statements..............  F-1


                          ---------------------------

     UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
============================================================
============================================================
                               12,000,000 SHARES

                      [IRI INTERNATIONAL CORPORATION LOGO]

                               IRI INTERNATIONAL
                                  CORPORATION

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                                           , 1997
                            ------------------------

                                LEHMAN BROTHERS

                           CREDIT LYONNAIS SECURITIES

                      HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                          PRUDENTIAL-BACHE SECURITIES
============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses, other than underwriting discounts and commissions, paid or payable in connection with the issuance and distribution of the Common Stock being registered hereby:


        Securities and Exchange Commission Registration Fee..............  $   92,000
        National Association of Securities Dealers, Inc. Filing Fee......      30,000
        New York Stock Exchange Listing Fee..............................     120,000
        Printing and Engraving Expenses..................................     300,000
        Legal Fees and Expenses..........................................     550,000
        Accounting Fees and Expenses.....................................     900,000
        Transfer Agent and Registrar Fees................................       8,000
                                                                             --------
                  Total..................................................  $2,000,000
                                                                             ========


     All amounts are estimated except the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. Filing Fee and the New York Stock Exchange Listing Fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Company's Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     The Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnities thereunder to the extent described above and (ii) the advancement of attorneys' fees and other expenses.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 20, 1994 (the date of the Company Acquisition), the Company has made the following sales of unregistered securities, all of which were exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof:

     On March 31, 1997 the Company issued (i) $31 million aggregate principal amount of promissory notes pursuant to the Senior Notes Agreement and (ii) a $65 million principal amount promissory note pursuant to the Term Loan.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.


       EXHIBIT
         NO.                                       DESCRIPTION
---------------------------------------------------------------------------------------------
         1.1         Form of Underwriting Agreement.
        *3.1         Certificate of Incorporation of the Company dated July 30, 1985.
        *3.2         Certificate of Amendment of Certificate of Incorporation dated September
                     19, 1996.
        *3.2A        Form of Restated Certificate of Incorporation of IRI International
                     Corporation.
         3.3A        Certificate of Ownership and Merger of ESI with the Company filed on
                     October 14, 1997.
        *3.4         Form of Certificate of Amendment of Certificate of Incorporation of the
                     Company.
        *3.5         Form of Amended and Restated By-Laws of the Company.
        *4.2         Form of Registration Rights Agreement between the Company and its current stockholders.
        *5.1         Opinion of Jones, Day, Reavis & Pogue regarding the legality of issuance of the Common Stock being registered.
       *10.1         Form of Indemnification Agreement among the Company and its officers and directors.
       *10.2         Employment Agreement, dated as of April 17, 1997, between Cardwell and
                     A.C. Teichgraeber and joined by the Company.
       *10.3         Credit Agreement, dated as of March 31, 1997, among ESI, the Company, the several lenders from time to time parties thereto, Credit Lyonnais
                     New York Branch and Lehman Commercial Paper Inc. (the "Credit
                     Agreement").
       *10.3A        Amendment No. 1 to the Credit Agreement.
       *10.3B        Form of Agreement and Consent to the Credit Agreement.
       *10.4         Senior Subordinated Increasing Rate Note Purchase Agreement, dated as of
                     March 31, 1997, by and among the Company, Energy Services International
                     Limited and Strategic Resource Partners Fund ("Senior Note Purchase
                     Agreement").
       *10.4A        Form of Agreement and Consent to the Senior Note Purchase Agreement.
       *10.5         Asset Purchase Agreement, dated as of January 20, 1997, by and among
                     Bowen Tools, Inc.-Delaware, Bowen, Air Liquide and the Company.
       *10.6         Acquisition Agreement, dated as of March 20, 1997, by and among A.C.
                     Teichgraeber, Teichgraeber Family Limited Partnership, L.P., Arthur C.
                     Teichgraeber Charitable Remainder Trust, Greenwood Pipe and Threading
                     Company, EDCO Drilling Company Inc. and the Company.
       *10.7         Equity Incentive Plan of the Company.
       *10.8         Form of Nonqualified Stock Option Agreement.
       *10.9         Collective Bargaining Agreement dated as of July 8, 1997 between Bowen and General Drivers, Warehousemen, Helpers, Production Maintenance and
                     Service Employees, Local Union No. 968.
       *21           List of Subsidiaries of the Company.
        23.1         Consent of KPMG Peat Marwick LLP.
       *23.2         Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).


---------------


 * Previously Filed.

     (b) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in the applicable regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or the information is contained in the Financial Statements and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, November 10, 1997.


                                          IRI INTERNATIONAL CORPORATION

                                          By:  /s/ MUNAWAR H. HIDAYATALLAH

                                            ------------------------------------
                                            Munawar H. Hidayatallah
                                            Executive Vice President and Chief
                                            Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated as of November 10, 1997:


                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                                  Chairman of the Board and
---------------------------------------------             Chief Executive Officer
               Hushang Ansary

                      *                                  Vice Chairman of the Board
---------------------------------------------
             Daniel G. Moriarty
         /s/ MUNAWAR H. HIDAYATALLAH                     Executive Vice President,
---------------------------------------------      Chief Financial and Accounting Officer
           Munawar H. Hidayatallah                              and Director

                      *                                    Secretary and Director
---------------------------------------------
              Abdallah Andrawos

                      *                            President and Chief Operating Officer
---------------------------------------------         of the IRI Division and Director
             Gary W. Stratulate

                      *                            President and Chief Operating Officer
---------------------------------------------     of the Bowen Tools Division and Director
           Richard D. Higginbotham

                      *                            President and Chief Operating Officer
---------------------------------------------   of Cardwell International, Ltd. and Director
           Arthur C. Teichgraeber

                      *                                           Director
---------------------------------------------
                 Nina Ansary

                      *                                           Director
---------------------------------------------
              Frank C. Carlucci

                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------


                      *                                           Director
---------------------------------------------
                Philip David

                      *                                           Director
---------------------------------------------
              John D. Macomber

                      *                                           Director
---------------------------------------------
              Edward L. Palmer

                      *                                           Director
---------------------------------------------
              Stephen J. Solarz

                      *                                           Director
---------------------------------------------
           Alexander B. Trowbridge

                      *                                           Director
---------------------------------------------
              J. Robinson West

* Executed on behalf of such person by
  Munawar H. Hidayatallah as
  attorney-in-fact.

                               INDEX TO EXHIBITS


       EXHIBIT
         NO.                                       DESCRIPTION
---------------------------------------------------------------------------------------------
       **1.1         Form of Underwriting Agreement.
        *3.1         Certificate of Incorporation of the Company dated July 30, 1985.
        *3.2         Certificate of Amendment of Certificate of Incorporation dated September
                     19, 1996.
        *3.2A        Form of Restated Certificate of Incorporation of IRI International
                     Corporation.
         3.3A        Certificate of Ownership and Merger of ESI with the Company filed on
                     October 14, 1997.
        *3.4         Form of Certificate of Amendment of Certificate of Incorporation of the
                     Company.
        *3.5         Form of Amended and Restated By-Laws of the Company.
        *4.2         Form of Registration Rights Agreement between the Company and its current stockholders.
        *5.1         Opinion of Jones, Day, Reavis & Pogue regarding the legality of issuance of the Common Stock being registered.
       *10.1         Form of Indemnification Agreement among the Company and its officers and directors.
       *10.2         Employment Agreement, dated as of April 17, 1997, between Cardwell and
                     A.C. Teichgraeber and joined by the Company.
       *10.3         Credit Agreement, dated as of March 31, 1997, among ESI, the Company, the several lenders from time to time parties thereto, Credit Lyonnais
                     New York Branch and Lehman Commercial Paper Inc. (the "Credit
                     Agreement").
       *10.3A        Amendment No. 1 to the Credit Agreement.
       *10.3B        Form of Agreement and Consent to the Credit Agreement.
       *10.4         Senior Subordinated Increasing Rate Note Purchase Agreement, dated as of
                     March 31, 1997, by and among the Company, Energy Services International
                     Limited and Strategic Resource Partners Fund ("Senior Note Purchase
                     Agreement").
       *10.4A        Form of Agreement and Consent to the Senior Note Purchase Agreement.
       *10.5         Asset Purchase Agreement, dated as of January 20, 1997, by and among
                     Bowen Tools, Inc.-Delaware, Bowen, Air Liquide and the Company.
       *10.6         Acquisition Agreement, dated as of March 20, 1997, by and among A.C.
                     Teichgraeber, Teichgraeber Family Limited Partnership, L.P., Arthur C.
                     Teichgraeber Charitable Remainder Trust, Greenwood Pipe and Threading
                     Company, EDCO Drilling Company Inc. and the Company.
       *10.7         Equity Incentive Plan of the Company.
       *10.8         Form of Nonqualified Stock Option Agreement.
       *10.9         Collective Bargaining Agreement dated as of July 8, 1997 between Bowen and General Drivers, Warehousemen, Helpers, Production Maintenance and
                     Service Employees, Local Union No. 968.
       *21           List of Subsidiaries of the Company.
        23.1         Consent of KPMG Peat Marwick LLP.
       *23.2         Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).


---------------


 * Previously Filed.



** To Be Filed By Amendment.